UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Charter Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Charter®
COMMUNICATIONS

CONNECTIVITY YOU CAN COUNT ON.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at 6350 S. Fiddler’s Green Circle, 2nd Floor (Conference Room C), Greenwood Village, CO 80111 on Tuesday, April 26, 2022 at 8:30 a.m. (Mountain Daylight Time).

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

As part of our precautions regarding COVID-19, we are planning for the possibility that the Company will change the location of the annual meeting so that it is held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release, posted on our website, and filed with the SEC as additional proxy material. We also encourage attendees to review guidance from public health authorities on this issue.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in Charter.

Sincerely,

Thomas M. Rutledge

Chairman and Chief Executive Officer

March 17, 2022

Charter Communications, Inc. 400 Washington Blvd. Stamford, CT 06902

Notice of Annual Meeting of Stockholders

of Charter Communications, Inc.

Date:	Time:	Place:
April 26, 2022	8:30 a.m. (Mountain Daylight Time)	6350 S. Fiddler’s Green Circle 2nd Floor (Conference Room C) Greenwood Village, CO 80111

How to Vote: By Mail By Phone By Internet At Annual Meeting

Matters to be voted on:

1.  The election of thirteen directors, named in this proxy statement;

2.  The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2022;

3.  To vote on five stockholder proposals described in the proxy statement if properly presented at the meeting; and

4.  Any other matters properly brought before the stockholders at the meeting.

The proxy statement more fully describes these proposals.

All stockholders of record at the close of business on February 25, 2022 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with COVID-19 and other security measures.

As part of our precautions regarding COVID-19, we are planning for the possibility that the Company will change the location of the annual meeting so that it is held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release, posted on our website, and filed with the SEC as additional proxy material. We also encourage attendees to review guidance from public health authorities on this issue.

By order of the Board of Directors,

Richard R. Dykhouse

Corporate Secretary

March 17, 2022

Charter Communications, Inc.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on April 26, 2022. The 2022 notice and proxy statement and the 2021 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 17, 2022.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote on the following:

•	Proposal 1: To elect thirteen directors, nominated by our board of directors and named in this proxy statement;

•	Proposal 2: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2022;

•	Proposal 3: To vote on a stockholder proposal regarding lobbying activities;

•	Proposal 4: To vote on a stockholder proposal regarding Chairman of the Board and CEO roles;

•	Proposal 5: To vote on a stockholder proposal regarding political and electioneering expenditure congruency report;

•	Proposal 6: To vote on a stockholder proposal regarding disclosure of greenhouse gas emissions;

•	Proposal 7: To vote on a stockholder proposal regarding EEO-1 reports; and

•	Proposal 8: To vote on any other matters properly brought before the stockholders at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the thirteen directors, nominated by our board of directors and named in this proxy statement;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2022; and

•	AGAINST each of the stockholder proposals.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The board of directors has nominated thirteen directors for election, all of whom are currently serving on our board of directors. The thirteen directors who have been nominated by the board of directors and agreed to serve as directors are Ms. Goodman and Messrs. Conn, Jacobson, Maffei, Markley, Merritt, Meyer, Miron, Newhouse, Nair, Ramos, Rutledge and Zinterhofer.

Who can vote at the annual meeting?

As of the close of business on February 25, 2022 (the “Record Date”), a total of 191,492,681 shares of Class A common stock, including Charter Communications Holdings, LLC (“Charter Holdings”) common units on an as-if-exchanged basis,

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are entitled to be voted by our stockholders at the annual meeting. Each holder of Class A common stock is entitled to one vote per share. Advance/Newhouse Partnership (“A/N”) holds one share of our Class B common stock, which is entitled to a number of votes equal to the number of shares of Class A common stock into which the Charter Holdings common units held by A/N may be exchanged. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote. There are no other classes of common stock outstanding.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares?” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by your broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted for the election of the Company’s director nominees, “FOR” the Company’s proposal as described above and “AGAINST” each of the stockholder proposals.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”). Brokers and other nominees have the discretion to vote on routine matters such as Proposal 2, but not on non-routine matters such as Proposals 1, or 3 through 7. Therefore, if you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for Proposal 2 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the voting power of Charter’s capital stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

How are broker non-votes and abstentions treated?

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters.

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal.

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With respect to each of the proposals, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. In addition, because they do not count as votes cast, assuming a quorum is present, abstentions from voting, broker non-votes or a stockholder’s other failure to vote will have no effect on the applicable proposal.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Internet Availability of Proxy Materials.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of the votes cast is required for approval of the matters in Proposals 1 through 7. Abstentions and broker non-votes are not considered votes cast. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have no effect on the applicable proposal.

What are my choices in the proposals on the agenda?

On Proposal 1, for each of the director nominees you can vote your shares “FOR” a nominee, “AGAINST” a nominee or you can abstain from voting. On Proposals 2 through 7 you can vote “FOR” a proposal, vote “AGAINST” a proposal, or abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the director nominees and the Company proposal as noted above and “AGAINST” each of the stockholder proposals and will also have discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. Stockholders may also vote their proxy by using the toll free number listed on the proxy card and following the instructions.

Can I vote via the Internet?

Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address: www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 25, 2022. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new later-dated proxy card via the Internet, by telephone or by mail. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker or nominee.

As part of our precautions regarding COVID-19, we are planning for the possibility that the Company will change the location of the annual meeting so that it is held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release, posted on our website, and filed with the SEC as additional proxy material.

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Is my vote confidential?

We will maintain the confidentiality of proxy cards and other votes that identify individual stockholders unless disclosure is required by law.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The board of directors is soliciting your vote. In addition, we retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with our 2022 annual meeting of stockholders at a total cost of approximately $20,000 plus expenses. Charter expects to solicit proxies primarily by mail, but directors, officers and other employees of Charter may also solicit in person or by internet, telephone or mail. Contact information for the proxy solicitor appears below.

Proxy Solicitor

Charter stockholders who need assistance in voting their shares or need a copy of this proxy statement should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York City, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the date of the meeting and that we will post on our website promptly after it is filed.

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Proposal No. 1: Election of Directors

(Item 1 on Proxy Card)

The size of our board of directors is thirteen, and we currently have thirteen members standing as nominees for election. Proxies cannot be voted for a greater number of persons than the number of nominees named. As set forth in more detail below, the Nominating and Corporate Governance Committee of the board of directors and the board of directors have determined that twelve of our thirteen current directors are independent pursuant to NASDAQ rules.

Each of our directors is elected on an annual basis. The board of directors is soliciting your vote for the directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.

Under the Second Amended and Restated Stockholders Agreement, dated May 23, 2015, among Charter, Liberty Broadband Corporation (“Liberty Broadband”), A/N and the former Charter Communications, Inc. (the “Stockholders Agreement”), and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen. Pursuant to the Stockholders Agreement, Mr. Rutledge was also offered and accepted the role of Chairman and Chief Executive Officer (“CEO”) of the Company. Under the Stockholders Agreement, Liberty Broadband currently has the right to designate three directors as nominees for Charter’s board of directors and A/N currently has the right to designate two directors as nominees for Charter’s board of directors. Of our current directors, Messrs. Maffei, Meyer and Nair were designated by Liberty Broadband and Messrs. Miron and Newhouse were designated by A/N.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE DIRECTOR NOMINEES.

Information about the Director Nominees

The following information concerns the thirteen individuals who have been nominated by the board of directors for election by the stockholders. Each of the following individuals currently serves as a director.

Directors	Position(s)
Thomas M. Rutledge	Chairman and Chief Executive Officer
Eric L. Zinterhofer	Lead Independent Director
W. Lance Conn	Director
Kim C. Goodman	Director
Craig A. Jacobson	Director
Gregory B. Maffei	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
James E. Meyer	Director
Steven A. Miron	Director
Balan Nair	Director
Michael A. Newhouse	Director
Mauricio Ramos	Director

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Director Nominees

Thomas M. Rutledge Chairman and Chief Executive Officer Age: 68 Director Since: 2012 Committees: None

Biographical Information:

Mr. Rutledge has been the Chairman of the board of directors of Charter since May 2016 and Chief Executive Officer of the Company since February 2012. He previously also served as President of the Company from February 2012 to July 2016 and as a director since February 2012. Prior to joining Charter, Mr. Rutledge served as Chief Operating Officer of Cablevision Systems Corporation (currently part of Altice USA, “Cablevision”) from April 2004 until December 2011. A 43-year cable industry veteran, Mr. Rutledge began his career at American Television and Communications (“ATC”), a predecessor of Time Warner Cable Inc. (“Time Warner Cable”) where he served in many different capacities, eventually becoming President of Time Warner Cable. Mr. Rutledge currently serves on the boards of the National Cable and Telecommunications Association (“NCTA”), CableLabs and C-SPAN and formerly served as Chairman of the NCTA. In 2011, he received NCTA’s Vanguard Award for Distinguished Leadership, the cable industry’s highest honor. He is a member of the Cable Hall of Fame and was inducted into the Broadcasting and Cable Hall of Fame in 2011. He received a B.A. in economics from California University in California, Pennsylvania.

Skills and Qualifications:

Mr. Rutledge’s qualifications to sit on Charter’s board include his many years of experience as an executive in the telecommunications industry, including as our Chief Executive Officer since 2012. Mr. Rutledge is responsible for setting and executing the goals and strategies related to our business and provides the board not only with a knowledge of our day-to-day operations, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business.

Eric L. Zinterhofer Lead Independent Director Age: 50 Director Since: 2009 Committees: Compensation and Benefits, Nominating and Corporate Governance, Section 162(m), Finance

Biographical Information:

Mr. Zinterhofer has been the Lead Independent Director of Charter’s board of directors since May 2016. He was elected to the board of Charter in November 2009 and served as non-executive Chairman of the board from December 2009 through May 2016. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, L.P., a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. Mr. Zinterhofer is a director of Univision Holdings, Inc., Global Eagle Entertainment, Inc., Hemisphere Media Group, and Liberty Latin America Ltd. Mr. Zinterhofer previously served as a director of Roots Corporation until 2020, TouchTunes Interactive until 2019, Liberty Cablevision of Puerto Rico until 2018, General Communication Inc. until 2018, 160 Over Ninety LLC until 2018, Hunter Boot Limited until 2015, Integra Telecom, Inc. until 2015, and Central European Media Enterprises Ltd. until 2013. Mr. Zinterhofer received B.A. degrees with Honors in Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School.

Skills and Qualifications:

Mr. Zinterhofer’s qualifications to sit on Charter’s board include his extensive background in banking and investment industries and his particular knowledge and experience as a financial advisor and investor in the telecommunications industries. This knowledge and experience contributes to the board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other company board practices and strengthens the board’s collective qualifications, skills and attributes.

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W. Lance Conn Independent Director Age: 53 Director Since: 2004 Committees: Compensation and Benefits (Chair), Section 162(m), Finance

Biographical Information:

Mr. Conn is a businessman, investor and conservationist. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Prior to Vulcan, Mr. Conn was employed by America Online, Inc. from March 1996 to May 2003. From September 1994 to February 1996, Mr. Conn was an attorney with Shaw, Pittman, Potts & Trowbridge LLP in Washington, D.C. Mr. Conn was previously a director of Plains All American Pipeline, L.P. and Vulcan Energy Corporation, where he served as chairman. Mr. Conn also previously served as a director of the Seattle Seahawks, the Portland Trailblazers and Oxygen Media, and as an advisor to Makena Capital Management and Global Endowment Management. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and a B.A. degree in history from Princeton University.

Skills and Qualifications:

Mr. Conn’s qualifications to sit on Charter’s board include his extensive experience in the media and telecommunications industries, his experience in the investment industry and his knowledge of Charter gained from his long-term service as a director.

Kim C. Goodman Independent Director Age: 56 Director Since: 2016 Committees: Audit

Biographical Information:

Ms. Goodman serves as President, Payments and Risk Solutions of Fiserv, Inc., a leading global provider of financial services and technology solutions. Ms. Goodman joined Fiserv in 2018 as Head of Card Services, and then served as Head of Merchant Joint Ventures and Acquirer Processing before assuming her current role. Prior to Fiserv, Ms. Goodman was Chief Executive Officer of Worldpay US, following seven years at American Express (“AMEX”), where she served as president of its Global Business Travel and Merchant Services Americas units. Prior to joining AMEX, she held executive leadership roles at Dell Inc. in Software and Peripherals, Marketing and Transactional Sales and Dell Networking. Ms. Goodman began her career in management consulting with Bain & Company, where she ascended to the role of partner. Ms. Goodman previously served as a director of Alcatel-Lucent SA, Brocade Communications Systems, and National Life Insurance Company. A graduate of Stanford University with a Master of Science in Industrial Engineering and Bachelor of Arts in Political Science, Ms. Goodman also earned a Master of Business Administration from Harvard Business School where she was a Baker Scholar.

Skills and Qualifications:

Ms. Goodman’s qualifications to sit on Charter’s board include her experience in software, networking, financial services and customer service, her experience serving on other public company boards, as well as her experience in executive leadership roles at Fiserv, Worldpay US and AMEX and previous senior leadership positions in both software and networking at Dell Inc.

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Craig A. Jacobson Independent Director Age: 69 Director Since: 2010 Committees: Nominating and Corporate Governance

Biographical Information:

Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush, Kaller & Gellman, L.L.P., where he has practiced entertainment law for the past 33 years. Mr. Jacobson is a member of the board of directors of Expedia, Inc. and Oaktree Specialty Lending Corporation (“OCSLC”). Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live Nation Entertainment Company in January 2010 and a director of Tribune Media Company from December 2012 until its sale in 2019. Mr. Jacobson was also a director of Oaktree Strategic Income Corporation (“OCSIC”) from October 2017 until its merger with OCSLC in 2021. Mr. Jacobson received a Bachelor of Arts degree from Brown University, where he was a member of Phi Beta Kappa, and his Juris Doctor degree with Honors from George Washington University School of Law.

Skills and Qualifications:

Mr. Jacobson’s qualifications to sit on Charter’s board include his experience with the creative and business aspects of the cable television industry, his previous public and private company board experience, and his understanding of the media industry, including the motion picture, television and digital businesses. Mr. Jacobson also has extensive legal and business knowledge and experience in corporate governance matters as well as significant financial knowledge gained during his thirty years practicing law and advising media companies.

Gregory B. Maffei Independent Director Age: 61 Director Since: 2013 Committees: Compensation and Benefits, Finance

Biographical Information:

Mr. Maffei has served as the President and Chief Executive Officer and a director of Liberty Media Corporation (including its predecessor, Liberty Media) since May 2007, Liberty Broadband Corporation (Liberty Broadband) since June 2014 and Liberty Media Acquisition Corporation (“LMAC”) since November 2020. He has served as Chairman of the Board of Liberty TripAdvisor Holdings, Inc. since June 2015 and as a director and the President and Chief Executive Officer since July 2013. He has served as the Chairman of the Board of Qurate Retail, Inc. (formerly named Liberty Interactive Corporation, Qurate Retail) since March 2018 and as a director of Qurate Retail (including its predecessor) since November 2005. Mr. Maffei also served as the President and Chief Executive Officer of Qurate Retail (including its predecessor) from February 2006 to March 2018, having served as its CEO-Elect from November 2005 through February 2006. Mr. Maffei also served as the President and Chief Executive Officer and a director of GCI Liberty, Inc. (“GCI Liberty”) from March 2018 until December 2020. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation (“Oracle”), Chairman of the Board, President and Chief Executive Officer of 360networks Corporation (“360networks”), and Chief Financial Officer of Microsoft Corporation (“Microsoft”). Mr. Maffei has served as (i) the Chairman of the Board of Tripadvisor, Inc. since February 2013, (ii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and as a director since February 2011, (iii) the Chairman of the Board of Sirius XM Holdings Inc. since April 2013 and as a director since March 2009 and (iv) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015. Mr. Maffei served as (i) a director of GCI Liberty from March 2018 until its December 2020 combination with Liberty Broadband, (ii) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate Entertainment Corp. in December 2016, (iii) a director of Barnes & Noble. Inc. from September 2011 to April 2014, (iv) a director of Electronic Arts, Inc. from June 2003 to July 2013, (v) a director of DIRECTV and its predecessors from February 2008 to June 2010 and (vi) the Chairman of the Board of Pandora Media, Inc. from September 2017 to February 2019. Mr. Maffei is a member of the Board of Trustees of Dartmouth College and the Council on Foreign Relations. Mr. Maffei has an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.A. from Dartmouth College.

Skills and Qualifications:

Mr. Maffei’s qualifications to sit on Charter’s board include his significant financial and operational experience based on his current senior policy making positions at the Liberty companies described above and his previous executive positions at Oracle Corporation, 360networks and Microsoft. In addition, Mr. Maffei has extensive public company board experience. He provides our board with an executive leadership perspective on the strategic planning for, and operations and management of, large public companies and risk management principles.

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John D. Markley, Jr. Independent Director Age: 56 Director Since: 2009 Committees: Nominating and Governance (Chair), Audit

Biographical Information:

Mr. Markley is Managing Director of Bear Creek Capital, an investment firm focused on public and private companies in the communications, media and technology industries. Mr. Markley also is a partner at New Amsterdam Growth Capital. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm, where he served on the board of numerous private companies. Mr. Markley is a director of Interdigital, Inc. where he serves as the Chair of its governance committee and member of its compensation committee. Mr. Markley previously served as Chairman of the Board of BroadSoft, Inc. until its acquisition by Cisco Systems, Inc. in February 2018 where he also served on the compensation committee, and as a director of Millennial Media, Inc. from July 2006 to May 2014. Mr. Markley also is currently a director of numerous private companies in the communications, media and technology industries. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A degree from Harvard Business School.

Skills and Qualifications:

Mr. Markley’s qualifications to sit on Charter’s board include his private equity and operating experience and his extensive experience with communications, media and technology companies, which allow him to contribute guidance and advice relating to the development and execution of the company’s strategy and analysis of potential business opportunities.

David C. Merritt Independent Director Age: 67 Director Since: 2003 Committees: Audit (Chair), Finance

Biographical Information:

Mr. Merritt is a private investor and consultant. From March 2009 to December 2013, he served as the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. From 1985 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt sits on the board of directors and Audit Committee of Taylor Morrison Home Corporation. Mr. Merritt previously served as a director and as the Chairman of the Audit Committee of Calpine Corporation until March 2018. He was also a director of Buffet Restaurants Holdings, Inc. until August 2015 and he served as a director of Outdoor Holdings, Inc. until May 2013. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge.

Skills and Qualifications:

Mr. Merritt’s qualifications to sit on Charter’s board include his many years of experience as an audit and consulting partner with a major accounting firm, as a director and audit committee member, and in the media industry. As a seasoned director and audit committee chair with extensive accounting, financial reporting and audit committee experience, Mr. Merritt brings a strong background in leadership, governance and corporate finance to our board.

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James E. Meyer Independent Director Age: 67 Director Since: 2018 Committees: Nominating and Corporate Governance

Biographical Information:

Mr. Meyer served as Chief Executive Officer of Sirius XM Holdings Inc. (“Sirius XM”), an audio entertainment provider, from December 2012 until his retirement on December 31, 2020. Mr. Meyer has been a director of Sirius XM since 2013 and is currently serving as Vice Chairman of the Sirius XM board. Previously, Mr. Meyer was the President, Operations and Sales, of Sirius XM. Prior to joining Sirius XM in May 2004, Mr. Meyer was the President of Aegis Ventures, a general management consulting company. Before Aegis, he held a number of senior management positions in consumer electronics over a 25 year period, including as the Senior Executive Vice President of Digital Media Solutions of Thomson, a worldwide leader in consumer electronics. Prior to joining Thomson, Mr. Meyer held senior management positions at General Electric and RCA. Mr. Meyer served as Chairman of the Board of Directors and a director of TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation) until 2020 and served as a director of Pandora Media, Inc. until 2019. Mr. Meyer holds an M.B.A. and an undergraduate degree in economics, both from St. Bonaventure University.

Skills and Qualifications:

Mr. Meyer’s qualifications to sit on Charter’s board include his expertise in media and business and his extensive managerial experience. Mr. Meyer brings to our board demonstrated management ability at senior levels and critical industry, technology and operational insights.

Steven A. Miron Independent Director Age: 55 Director Since: 2016 Committees: Compensation and Benefits

Biographical Information:

Mr. Miron is the Chief Executive Officer of Advance/Newhouse Partnership, a privately held media company headquartered in Syracuse, New York and a senior executive officer at Advance, a private, family-held business that owns and invests in companies across media, entertainment, technology, communications, education and other promising growth sectors. Advance’s portfolio includes Condé Nast, which produces high quality content in a variety of media formats, including print, digital and video, for global audiences; Advance Local, one of America’s largest local digital media and marketing groups operating in 20 cities; Stage Entertainment, one of the world’s leading producers of musical theatre, operating a network of 17 premier theatres across continental Europe; The IRONMAN Group, the world’s largest mass participation sports platform; American City Business Journals, the largest publisher of local business news, information and events in the United States, covering 44 cities; Leaders Group, a global business intelligence platform for sports and gaming professionals; Turnitin, a leading provider of educational technology to promote academic integrity, streamline grading and feedback and improve educational outcomes; 1010data, a leading provider of cloud-based data analytics; and POP, a digital marketing agency. Advance holds an approximately 13% interest in Charter and is among the largest shareholders in Discovery, Inc., which provides cable television channels and programming in 220 countries and territories, and Reddit. Mr. Miron previously served as President of Bright House Networks from July 2002 to May 2008 and as Chief Executive Officer from May 2008 until May 2016, when Bright House Networks was acquired by Charter. Mr. Miron currently serves as a director of Discovery, Inc. and was previously a member of the board of directors of C-SPAN, the National Cable & Telecommunications Association and CableLabs. Mr. Miron previously served for several years on the Board of Directors and executive committee for CTAM and the Boards of Emma Bowen Foundation, CTAM Educational Foundation, Crouse Health Foundation and the Jewish Community Foundation of Central New York. Mr. Miron is a graduate of American University.

Skills and Qualifications:

Mr. Miron’s qualifications to sit on Charter’s board include his extensive experience as a cable television executive and his experience in the media and technology industries. Mr. Miron has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued presence on our board.

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Balan Nair Independent Director Age: 55 Director Since: 2013 Committees: None

Biographical Information:

Mr. Nair is President and Chief Executive Officer and a director of Liberty Latin America, Ltd., an integrated telecommunications company focused on the Caribbean Islands and Latin America. Mr. Nair is an experienced and proven business executive with more than 20 years in the telecommunications industry. He has been a part of the Liberty family of companies since 2007, when he joined Liberty Global as its Senior Vice President and Chief Technology Officer. He most recently served as Executive Vice President and Chief Technology and Innovation Officer. In this role, he was responsible for overseeing Liberty Global’s worldwide network, as well as Technology and Innovation operations, including Product Development, IT, Network Operations, Mobile Operations and Global Supply Chain functions. He was also responsible for Corporate Strategy and Venture investments. Mr. Nair was an executive officer of Liberty Global and sat on Liberty Global’s Executive Leadership Team and the Investment Committee. Prior to joining Liberty Global, from December 2006 to June 2007, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company. Prior to his role at AOL, he spent more than 12 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair sits on the board of directors and compensation committee of Adtran Corporation. Mr. Nair previously served as a director of Telenet Group Holding, N.V., which trades on EN Brussels. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds an M.B.A. and a B.S. in electrical engineering, both from Iowa State University.

Skills and Qualifications:

Mr. Nair’s qualifications to sit on Charter’s board include his significant executive experience in building, integrating and managing technology businesses and his in-depth knowledge of all aspects of technology for delivering telecommunications systems.

Michael A. Newhouse Independent Director Age: 62 Director Since: 2016 Committees: Nominating and Corporate Governance, Finance

Biographical Information:

Mr. Newhouse is a co-president at Advance, a private, family-held business that owns and invests in companies across media, entertainment, technology, communications, education and other promising growth sectors. Advance’s portfolio includes Condé Nast, which produces high quality content in a variety of media formats, including print, digital and video, for global audiences; Advance Local, one of America’s largest local digital media and marketing groups operating in 20 cities; Stage Entertainment, one of the world’s leading producers of musical theatre, operating a network of 17 premier theatres across continental Europe; The IRONMAN Group, the world’s largest mass participation sports platform; American City Business Journals, the largest publisher of local business news, information and events in the United States, covering 44 cities; Leaders Group, a global business intelligence platform for sports and gaming professionals; Turnitin, a leading provider of educational technology to promote academic integrity, streamline grading and feedback and improve educational outcomes; 1010data, a leading provider of cloud-based data analytics; and POP, a digital marketing agency. Advance holds an approximately 13% interest in Charter and is among the largest shareholders in Discovery, Inc., which provides cable television channels and programming in 220 countries and territories, and Reddit. Mr. Newhouse is a graduate of Tufts University.

Skills and Qualifications:

Mr. Newhouse’s qualifications to sit on Charter’s board include his extensive experience in the cable television, media and technology industries. Mr. Newhouse has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued member of our board.

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Mauricio Ramos Independent Director Age: 53 Director Since: 2016 Committees: Compensation and Benefits

Mr. Ramos has been the Chief Executive Officer of Millicom International Cellular S.A. (“Millicom”), a Luxembourg public liability company traded on the Stockholm and U.S. NASDAQ stock exchange since April 2015 and was elected as an Executive Director in June 2020. Millicom is a leading telecommunications and media company dedicated to emerging markets in Latin America and Africa. Before joining Millicom, he was President of Liberty Global’s Latin American division, a position he held from 2006 until February 2015. During his career at Liberty Global, Mr. Ramos held several leadership roles, including positions as Chairman and CEO of VTR in Chile and President of Liberty Puerto Rico. Throughout this period he has successfully developed both mobile and broadband businesses in Latin America, delivering solid operational improvement and outstanding financial results. In 2021 Mr. Ramos was elected as Chair of the U.S. Chamber’s U.S. Colombia Business Council (“USCBC”) and he also joined the Broadband Commission for Sustainable Development as a Commissioner and the INCAE business school Presidential Advisory Council. He is also the Chair of the Digital Communications Industry Community of the World Economic Forum. Mr. Ramos sat on the GSMA Board of Directors from 2017-2019. He has also served as Director of the Biennal of the Americas from 2012 to 2015, Director of Columbus Networks from 2013 to 2014, and Director of the American Chamber of Commerce in Chile from 2007-2011, among various other roles. He is a citizen of the United States and Colombia and received a degree in Economics, a degree in Law, and a postgraduate degree in Financial Law from Universidad de los Andes in Bogota.

Skills and Qualifications:

Mr. Ramos’ qualifications to sit on Charter’s board include his significant executive experience in the telecommunications and media industries. His experience in these areas as well as his experience developing both mobile and broadband businesses make him a valued member of our board.

Board of Directors and Committees of the Board of Directors

Our board of directors meets regularly throughout the year on an established schedule. The board also holds special meetings and executive sessions and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2021, which all of the directors attended. Members of the board of directors are encouraged to attend the annual meeting each year. In 2021, the full board of directors held twelve meetings and acted three times by unanimous written consent. All directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during 2021.

The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board of directors. The current standing committees of the board of directors are the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Section 162(m) Committee and Finance Committee. The Audit, Compensation and Benefits, Nominating and Governance and Finance Committees each have a charter that is available on the “Investor Relations” section of our website at ir.charter.com.

Charter’s Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, reviewing the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing our risk management program. During 2021, the Audit Committee members consisted of Messrs. Merritt and Markley and Ms. Goodman. Mr. Merritt is Chairman of the Audit Committee. Charter’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the board of directors in 2021 to be independent in accordance with the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met four times in 2021 and acted two times by unanimous written consent during 2021.

The Compensation and Benefits Committee reviews and approves the compensation of the senior management of the Company. During 2021, Messrs. Conn, Maffei, Miron, Ramos and Zinterhofer served on the Compensation and Benefits Committee. Mr. Conn served as the Chairman of the Compensation and Benefits Committee during 2021. All members of the Compensation and Benefits Committee were determined by the board of directors in 2021 to be independent in accordance with the listing standards of NASDAQ and Rule 10C of the Exchange Act. The Compensation and Benefits Committee met seven times during 2021.

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The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations, overseeing the Corporate Governance Guidelines, reviewing and reporting to the board as to director independence and overseeing environmental, social and governance matters. During 2021, Messrs. Markley, Meyer, Jacobson, Newhouse and Zinterhofer served on the Nominating and Corporate Governance Committee. Mr. Markley is the Chairman of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee were determined by the board in 2021 to be independent in accordance with the listing standards of NASDAQ. The Nominating and Corporate Governance Committee considers candidates proposed by stockholders if adequate information is submitted in a timely manner (see “Nomination and Qualifications of Directors” below). The Nominating and Corporate Governance Committee met four times in 2021.

The Section 162(m) Committee reviews the Company’s compensation for purposes of qualifying as performance-related compensation and thus meeting the provisions under Internal Revenue Code Section 162(m) for deductibility. In 2021, the Section 162(m) Committee was comprised of Messrs. Conn and Zinterhofer. In 2021, this committee acted two times by unanimous written consent.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions, in consultation with the Company’s legal and financial advisors. During 2021, Messrs. Conn, Maffei, Merritt, Newhouse and Zinterhofer served on the Finance Committee. The Finance Committee met one time and acted eleven times by unanimous written consent during 2021.

In addition to the standing committees described above, from time to time, the board of directors may create “ad hoc” committees for specific projects or transactions. Ad hoc committees met one time and acted seventeen times by unanimous written consent in 2021, all related to the Company’s stock buyback arrangements with each of A/N and Liberty Broadband.

The Company’s Nominating and Corporate Governance Committee of the board of directors and the board of directors have determined that a majority of the thirteen current directors are independent. The Nominating and Corporate Governance Committee and the board of directors have specifically determined that Ms. Goodman and Messrs. Conn, Jacobson, Markley, Merritt, Ramos and Zinterhofer are independent directors under NASDAQ rules. The Nominating and Corporate Governance Committee and the board of directors also determined that Messrs. Maffei, Meyer and Nair are independent under the NASDAQ rules; however, due to their designation as nominees by, or relationship with, Liberty Broadband, a stockholder of the Company, they would not be considered independent under SEC rules for Audit Committee membership purposes. Similarly, the Nominating and Corporate Governance Committee and the board of directors determined that Messrs. Miron and Newhouse are independent under the NASDAQ rules; however, due to their designation as nominees by, or relationship with, A/N, a stockholder of the Company, they would not be considered independent under SEC rules for Audit Committee membership purposes. The Nominating and Corporate Governance Committee and the board of directors further determined that Messrs. Maffei, Meyer, Miron, Nair and Newhouse’s designation as nominees by, or relationship with, a stockholder of the Company does not prohibit a finding of independence under SEC rules and NASDAQ Rule 5605(d)(2) for Compensation and Benefits Committee membership purposes. Mr. Rutledge is the Chairman and CEO of the Company and is thus not independent for NASDAQ Rule purposes as an executive officer of the Company.

Nomination and Qualifications of Directors

Candidates for director are nominated by the board of directors, based on the recommendation of the Nominating and Corporate Governance Committee and subject to certain requirements under the Stockholders Agreement. Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new board membership to be considered by Charter’s board of directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. The Corporate Governance Guidelines provide that a candidate’s contribution of diversity to the board of directors (based on common factors associated with diversity such as gender, race/ethnicity and other background characteristics that enhance the diversity of the board) will be one of the many elements considered in evaluating candidates. Further, the board of directors and the Nominating and Corporate Governance Committee believe that it is important that board members represent diverse viewpoints. In considering candidates for the board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

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We believe that the board of directors is comprised of an effective mix of experience, backgrounds, knowledge, and skills, including the following:

•	Nine directors have experience and demonstrated expertise in managing large, complex organizations, such as serving as CEOs or next-level executives of a significant company or organization;

•	Four directors have significant financial, accounting or other risk management expertise;

•	Two directors have significant technology and product development experience; and

•	Eleven directors have experience on one or more boards of other significant public or nonprofit organizations.

In addition, we believe that all of our directors have the following attributes that positively contribute to our board of directors:

•	Experience with video, internet, telephone, wireless or media businesses;

•	Experience with significant transactions, including financings, investments and acquisitions;

•	Judgment, skill, integrity and reputation; and

•	Diversity of life experiences and backgrounds, as well as gender and ethnic diversity.

In January 2016, Charter entered into a memorandum of understanding (the “MOU”) with leaders of several leading national civic organizations that took effect upon the closing of the Transactions (as defined below). The MOU identifies specific diversity initiatives and establishes a plan of action to guide the collaborative efforts of the Company and a wide array of diverse civic and leadership organizations. As part of the MOU, Charter committed to a number of concrete actions, including appointing at least one African American, one Asian American/Pacific Islander and one Latino American to its newly formed board of directors within two years of the close of the Transactions. Charter has met this commitment.

In recent years, some investors have expressed concerns about the number of outside public company boards that certain highly sought-after directors serve on. The Nominating and Corporate Governance Committee considers all aspects of each director’s contributions, skills and dedication to ensure that each remains an effective director for the Company. The board realizes that Mr. Maffei, a director on the board and President and Chief Executive Officer of Liberty Broadband, also sits on the boards of several other companies in which Liberty Broadband has an investment or a management relationship, as well as the boards of other companies, as more fully discussed in his biographical information above. The Nominating and Corporate Governance Committee has thoroughly evaluated Mr. Maffei’s role in and contributions to the board, including the significant time and attention he dedicates to the Company, his outside board commitments (which primarily relate to his role with Liberty Broadband and affiliated companies), the overlaps between his service on outside boards and ours, and Mr. Maffei’s considerable knowledge and experience in the industry. The Nominating and Corporate Governance Committee concluded that Mr. Maffei’s service on outside boards improves, rather than detracts from, his service on the Company’s board and firmly believes that he will continue to provide the Company with the necessary time and attention to make him an effective director.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons directly to the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholder Proposals for 2023 Annual Meeting” below for deadline requirements) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel.

In July 2018, Dr. John C. Malone retired from the board of directors, but continues to serve as a director emeritus. As a director emeritus, Dr. Malone continues to attend board of director meetings, but does not have a vote on matters presented. Dr. Malone previously served on the board of directors as a designee of Liberty Broadband under the terms of the Stockholders Agreement.

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Board Diversity Matrix

The table below provides certain information with respect to the composition of Charter’s board of directors. Each of the categories listed in the table has the meaning ascribed to it in NASDAQ Listing Rule 5605(f).

Board Diversity Matrix (as of January 25, 2022)
Total Number of Directors:	13
	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	1	12

Part II: Demographic Background

African American or Black	1

Alaskan Native or Native American

Asian		1

Hispanic or Latinx		1

Native Hawaiian or Pacific Islander

White		10

Two or More Races or Ethnicities

LGBTQ+	0

Did Not Disclose Demographic Background	0

Governance Impacts of TWC and Bright House Transactions

On May 23, 2015, the Company entered into an Agreement and Plan of Mergers (the “Merger Agreement”) with the company formerly known as Charter Communications, Inc. (“Legacy Charter”), Time Warner Cable Inc. (“Legacy TWC”), and certain other subsidiary entities, pursuant to which the parties engaged in a series of transactions that resulted in Legacy Charter and Legacy TWC becoming wholly owned subsidiaries of Charter (the “TWC Transaction”), on the terms and subject to the conditions set forth in the Merger Agreement. After giving effect to the TWC Transaction, Charter became the new public company parent that holds the operations of the combined companies.

On March 31, 2015, the Company entered into a definitive Contribution Agreement (the “Contribution Agreement”), which was amended on May 23, 2015 in connection with the execution of the Merger Agreement, with A/N, A/NPC Holdings LLC, Legacy Charter and Charter Communications Holdings, LLC (“Charter Holdings”), pursuant to which the Company became the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction,” and together with the TWC Transaction, the “Transactions”).

In connection with the Transactions, Charter entered into the Stockholders Agreement on May 23, 2015. Under the Stockholders Agreement, Liberty Broadband has designated Messrs. Maffei, Meyer and Nair as director nominees and A/N has designated Messrs. Miron and Newhouse as director nominees.

Under the terms of the Stockholders Agreement and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen. Pursuant to the Stockholders Agreement, Mr. Rutledge was also offered and accepted the role of Chairman and CEO of the Company. Two designees selected by A/N are members of the board of directors of Charter and three designees selected by Liberty Broadband are members of the board of directors of Charter. The remaining eight directors are not designated by either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to designate at least one director to each of the committees of Charter’s board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefit Committee each

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have at least a majority of directors independent from A/N, Liberty Broadband and the Company (referred to as the “unaffiliated directors”). Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three directors not designated by either A/N or Liberty Broadband and one designee of each of A/N and Liberty Broadband. Neither A/N nor Liberty Broadband has designated a director to serve on the Audit Committee, but each has designated a director to serve in an observer role on the Audit Committee. A/N and Liberty Broadband also have certain other committee designation and governance rights.

Under the Stockholders Agreement, Liberty Broadband and A/N are required to vote (subject to the applicable voting cap) their respective shares of Charter Class A common stock and Charter Class B common stock for the director nominees nominated by the Nominating and Corporate Governance Committee of the board of directors, including the respective designees of Liberty Broadband and A/N, and against any other nominees, except that, with respect to the directors not designated by either A/N or Liberty Broadband, Liberty Broadband and A/N must instead vote in the same proportion as the voting securities are voted by stockholders other than A/N and Liberty Broadband or any group which includes any of them are voted, if doing so would cause a different outcome with respect to any such directors.

Board Leadership Structure, Company Strategy and Risk Oversight

Mr. Rutledge is the Chairman of the board of directors and Mr. Zinterhofer is the Lead Independent Director. Although the Company previously separated the roles of CEO and Chairman of the board, in connection with the negotiation of the Transactions, the Company determined that it was in the best interest of the combined company to combine the roles. The Chairman and CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Lead Independent Director consults with the Chairman and CEO and presides over meetings of the board of directors when the Chairman and CEO is not present as well as providing leadership for the non-A/N and non-Liberty Broadband directors.

Every year, the Nominating and Corporate Governance Committee reviews and makes a recommendation on the appropriate governance framework for board leadership. The Committee takes into consideration governance best practices and the facts and circumstances of our board. In connection with this process, the Company determined that board leadership is best provided through the combination of a unified Chairman and CEO, a clearly defined and significant lead independent director role, active and strong committee chairs, and independent-minded, skilled, engaged, diverse and committed directors. The board believes that its current structure and governance allows it to provide effective challenge and oversight of management.

The Board regularly discusses with management the Company’s competitive positioning, strategic dynamics and business priorities. We are a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through our Spectrum brand. Over an advanced high-capacity, two-way telecommunications network, we offer a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice. For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. We also distribute award-winning news coverage, sports and high-quality original programming to our customers through Spectrum Networks and Spectrum Originals.

The Board discusses and advises management with respect to the Company’s strategies to effectively operate within each of our service areas. These discussions support our core strategy, which is to use our network to deliver high quality products at competitive prices, combined with outstanding customer service. This strategy, combined with simple, easy to understand pricing and packaging, is central to our goal of growing our customer base while selling more of our core connectivity services, which include both fixed and mobile Internet, video and voice services, to each customer. We execute this strategy by managing our operations in a consumer-friendly, efficient and cost-effective manner. Our operating strategy includes insourcing nearly all of our customer care and field operations workforces, which results in higher quality customer service. While an insourced operating model can increase the field operations and customer care costs associated with individual service transactions, the higher quality nature of insourced labor service transactions significantly reduces the volume of service transactions per customer, more than offsetting the higher investment made in each insourced service transaction. As we reduce the number of service transactions and recurring costs per customer relationship, we continue to provide our customers with products and prices that we believe provide more value than what our competitors offer. The combination of offering high quality, competitively priced products and outstanding service, allows us to both increase the number of customers we serve over our fully deployed network, and to increase the number of products we sell to each customer. This combination also reduces the number of service transactions we perform per relationship, yielding higher customer satisfaction and lower customer churn, resulting in lower costs to acquire and serve customers and greater profitability.

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In addition to discussions with management, our non-management directors meet regularly in executive sessions that are chaired by our Lead Independent Director with no member of management present. Non-management directors use these executive sessions to discuss matters of concern, as well as evaluations of the CEO and senior management, management and board successions, matters to be included on board agendas, and additional information the board would like management to provide to them.

The chairs and all members of the board committees are independent directors. These chairs shape the agenda and information presented to their committees. Oversight of critical issues within these committees is owned by the independent directors. All directors have full access to all members of management and all employees on a confidential basis.

The full board of directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis, and the board of directors regularly reviews reports from management and the Audit Committee regarding the ERM Program. The Audit Committee meets regularly with members of management in executive session, as well as separately with each of the General Counsel, the Senior Vice President of Internal Audit Services and representatives of our independent registered public accounting firm. The Compensation and Benefits Committee oversees our succession planning and compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the Corporate Governance Guidelines and determining director independence.

Compensation Risk Assessment

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company. After review of the work and conclusion of the independent consultant, the Compensation and Benefits Committee agreed with the conclusion reached by the independent consultant.

Proactive Stockholder Engagement

Charter values and carefully considers the feedback we receive from our stockholders. In 2021, we engaged in constructive dialogue with our leading institutional stockholders. We reached out to and offered to have discussions with our 15 largest stockholders holding approximately 73% of the shares of our outstanding stock. We also engaged with stockholders who contacted us requesting engagement and offered to engage with the stockholders who have submitted proposals for consideration at the 2022 annual stockholders’ meeting. We engaged with each stockholder who accepted our offer, making our Executive Vice President, General Counsel and Corporate Secretary, our Senior Vice President, Investor Relations and our Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary available. We also engaged with proxy advisory firms. Stockholder feedback, including through direct discussions and prior stockholder votes, is reported to our Nominating and Corporate Governance Committee periodically throughout the year. In addition, the Nominating and Corporate Governance Committee was provided an overview of governance positions of certain institutional investors that are proactive on governance matters. We also review our practices against guidelines published by stockholders and proxy advisory firms, among others.

The engagements covered a variety of topics. The topics most often raised and the Company’s response to these discussions are summarized below.

ESG Reporting. In response to discussions with stockholders regarding the importance of environmental, social and governance (“ESG”) oversight and reporting to stockholders, the Company issued an ESG report in April 2021. The ESG report described the Company’s policies, performance and improvement targets related to ESG. As part of this process, the Company adopted a performance target related to greenhouse gas emissions. The Company expects to update the report before the date of the 2022 annual stockholders’ meeting. We will continue to engage internal and external stakeholders in ESG discussions, reviewing the initiatives of other companies, reviewing ESG ratings and disclosure guidelines, and reviewing the means and opportunities for further carbon emission reductions in the future. The Company also responded to the CDP (formerly the Carbon Disclosure Project) questionnaire for a private score in 2021, and expects to respond to the CDP questionnaire again in 2022.

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Board Diversity. Our Corporate Governance Guidelines reflect our commitment to diversity and provide that a candidate’s contribution of diversity to the board of directors (based on common factors associated with diversity such as gender, race/ethnicity and other background characteristics that enhance the diversity of the board) will be one of the many elements to be considered in evaluating candidates. At this time, our Board includes an African American woman, an Asian American/Pacific Islander and a Latino American. In 2021, the Nominating and Corporate Governance Committee began identifying diverse director candidates so a pipe-line is in place in case an opening occurs on the Board of Directors with the expectation that the next opening that is not a Liberty Broadband or A/N nominee would be filled by a woman candidate.

Director Overboarding. In recent years, some investors have expressed concerns about the number of outside public company boards that certain highly sought-after directors serve on. The board acknowledges the worry that such directors could lack the resources to perform all of their obligations to each board. Accordingly the Nominating and Corporate Governance Committee considers all aspects of each director’s contributions, skills and dedication to ensure that each remains an effective director for the Company. The board realizes that Mr. Maffei, a director on the board and President and Chief Executive Officer of Liberty Broadband, also sits on the boards of several other companies in which Liberty Broadband has an investment or a management relationship, as well as the boards of other companies, as more fully discussed in his Biographical Information above. The Nominating and Corporate Governance Committee has thoroughly evaluated Mr. Maffei’s role in and contributions to the board, including the significant time and attention he dedicates to the Company, his outside board commitments (which primarily relate to his role with Liberty Broadband and affiliated companies), the overlaps between his service on outside boards and ours, and Mr. Maffei’s considerable knowledge and experience in the industry. The Nominating and Corporate Governance Committee concluded that Mr. Maffei’s service on outside boards improves, rather than detracts from, his service on the Company’s board and firmly believes that he will continue to provide the Company with the necessary time and attention to make him an effective director.

Other topics frequently raised regarded EEO-1 disclosure, lobbying, and the CEO/Chairman role. Each of those topics have been raised by the stockholder proposals being considered at the annual meeting, and Charter’s positions on those proposals are set forth under each of the description of the proposals in this proxy statement. We take seriously the views of our stockholders and took into consideration all the various input we received, and intend to continue our stockholder engagement efforts in 2022.

Stockholder Contact with Directors

Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:

Charter Communications, Inc.

400 Washington Blvd.

Stamford, CT 06902

Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board of directors. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board of directors, a standing committee of the board of directors, or any individual member of the board of directors or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded. Communications including substantive accounting matters will be forwarded to the Chair of the Audit Committee.

2021 Director Compensation

The non-employee director compensation package for 2021 included an annual retainer of $120,000 in cash or equity. The non-employee director compensation package also included an annual award of $180,000 in restricted stock, except with respect to the Lead Independent Director, who received an annual award of $330,000 in restricted stock. In addition to these annual retainers, under the non-employee director compensation package, the Audit Committee chair receives $30,000 per year, the Compensation and Benefits Committee chair receives $25,000 per year, and the Nominating and Corporate Governance Committee chair receives $20,000 per year. Each Audit Committee member (including the chair) receives $30,000 per year, each Compensation and Benefits Committee member (including the chair) receives $25,000 per year, each Finance Committee member receives $20,000 per year and each Nominating and Corporate Governance Committee member (including the chair) receives $20,000 per year. Mr. Rutledge, Charter’s Chairman and CEO, was the only current director who was also an employee during 2021.

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The following table sets forth information regarding the compensation paid or issued to those non-employee members of the board of directors listed below for services rendered for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
W. Lance Conn	190,000	179,941	369,941
Kim C. Goodman	30,000	299,683	329,683
Craig Jacobson	20,000	299,683	319,683
Gregory B. Maffei	45,000	299,683	344,683
John D. Markley, Jr.	190,000	179,941	369,941
David Merritt	200,000	179,941	379,941
James E. Meyer	140,000	179,941	319,941
Steven A. Miron	25,000	299,683	324,683
Balan Nair	—	299,683	299,683
Michael A. Newhouse	160,000	179,941	339,941
Mauricio Ramos	145,000	179,941	324,941
Eric Zinterhofer	65,000	449,524	514,524

(1)

Cash compensation to the directors is paid in advance on a quarterly basis. In addition to the annual retainer, Mr. Conn received payments for his service as the Compensation and Benefits Committee chair, as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. Ms. Goodman elected to receive her annual retainer in equity for 2021 and she received payments for her service as a member of the Audit Committee. Mr. Jacobson elected to receive his annual retainer in equity for 2021 and he received payments for his service as a member of the Nominating and Corporate Governance Committee. Mr. Maffei elected to receive his annual retainer in equity for 2021 and he received payments for his service as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. In addition to the annual retainer, Mr. Markley received payments for his service on the Audit Committee, and as chair and as a member of the Nominating and Corporate Governance Committee. In addition to the annual retainer, Mr. Merritt received payments for his service as chair and as a member of the Audit Committee and for his service on the Finance Committee. In addition to the annual retainer, Mr. Meyer received payments for his service as a member of the Nominating and Corporate Governance Committee. Mr. Miron elected to receive his annual retainer in equity for 2021 and he received payments for his service on the Compensation and Benefits Committee. Mr. Nair elected to receive his annual retainer in equity for 2021 and did not serve on any committees during 2021. In addition to the annual retainer, Mr. Newhouse received payments for his service as a member of the Nominating and Corporate Governance Committee and as a member of the Finance Committee. In addition to the annual retainer, Mr. Ramos received payments for his service on the Compensation and Benefits Committee. Mr. Zinterhofer elected to receive his annual retainer in equity for 2021 and he received payments for his service as a member of the Compensation and Benefits Committee, the Finance Committee and the Nominating and Corporate Governance Committee.

(2)

Represents the grant date fair value of restricted stock grants for directors, which were granted on April 27, 2021 and vest one year after the date of grant April 27, 2022. Amounts include the annual equity retainer granted to all directors with a grant date fair value of $179,941 (and $329,782 for Mr. Zinterhofer as the Lead Independent Director). For Ms. Goodman and Messrs. Jacobson, Maffei, Miron, Nair and Zinterhofer, amounts also include the annual retainer that they elected to receive in the form of equity and which had a grant date fair value of $119,742. The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions. For more information, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

Executive Officers

Our executive officers for purposes of Section 16 of the Exchange Act, and our other Executive Vice Presidents as of the date hereof, listed below, are elected by the board of directors annually, and each serves at the pleasure of the board of directors or until his or her successor is elected and qualified or until his or her earlier resignation or removal.

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Executive Officer Positions

Executive Officers	Position
Section 16 Executive Officers:
Thomas M. Rutledge	Chairman and Chief Executive Officer
John R. Bickham	Vice Chairman
Richard J. DiGeronimo	Chief Product and Technology Officer
Richard R. Dykhouse	Executive Vice President, General Counsel and Corporate Secretary
David G. Ellen	Senior Executive Vice President
Jessica M. Fischer	Chief Financial Officer
Jonathan Hargis	Executive Vice President, Chief Marketing Officer
Kevin Howard	Executive Vice President, Chief Accounting Officer and Controller
Christopher L. Winfrey	Chief Operating Officer
Executive Vice Presidents:
Thomas E. Adams	Executive Vice President, Field Operations
William M. Archer	Executive Vice President and President, Spectrum Enterprise
Michael D. Bair	Executive Vice President, Spectrum Networks
Cameron R. Blanchard	Executive Vice President, Communications
Catherine C. Bohigian	Executive Vice President, Government Affairs
Clifford L. Hagan	Executive Vice President, Customer Operations
David Kline	Executive Vice President and President, Spectrum Reach
Paul Marchand	Executive Vice President, Chief Human Resources Officer
Stephanie Mitchko-Beale	Executive Vice President, Chief Technology Officer
Thomas Monaghan	Executive Vice President, Field Operations
Thomas Montemagno	Executive Vice President, Programming Acquisition
James Nuzzo	Executive Vice President, Business Planning and FP&A
Jacob H. Perlman	Executive Vice President, Software Development & IT
Sharon Peters	Executive Vice President, Chief Marketing Officer
Adam Ray	Executive Vice President, Chief Commercial Officer
Jodi Robinson	Executive Vice President, Digital Platforms
Christian Ruiz	Executive Vice President, Sales
Magesh Srinivasan	Executive Vice President, Network Operations

Information regarding our executive officers and our other senior company leaders, other than Mr. Rutledge who also serves as a director, is set forth below.

John R. Bickham Vice Chairman Age: 72

Mr. Bickham was appointed Vice Chairman of Charter in October 2021. Mr. Bickham joined Charter as Executive Vice President and COO in 2012 and was named President in July 2016. Mr. Bickham joined Charter from Cablevision, where he served as President of Cable and Communications. Earlier in his career, Mr. Bickham was Executive Vice President for Time Warner Cable with corporate responsibility for several large markets. Mr. Bickham was a founding executive of KBLCOM in 1986, a cable company that partnered with American Television and Communications, a predecessor company of Time Warner Cable. Mr. Bickham was honored with the industry’s Vanguard Award for Cable Operations Management in 2007 and inducted into the Cable Hall of Fame in 2018. He received a B.S. in electrical engineering from Texas A&I, now known as Texas A&M-Kingsville.

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Richard J. DiGeronimo Chief Product and Technology Officer Age: 44

Mr. DiGeronimo is Chief Product and Technology Officer at Charter. Mr. DiGeronimo joined Charter in 2008 as Vice President of Product Management and has served in several leadership roles, including Senior Vice President of Product and Strategy, Executive Vice President of Product and Strategy, and Executive Vice President, Chief Product Officer. He was appointed to his current position in 2019 and leads Charter’s product, engineering, information technology, and business development organizations. In 2021, oversight of Network Operations and Spectrum Reach, Charter’s advertising sales business, were added to his responsibilities. Mr. DiGeronimo joined Charter from Level 3 Communications, where he served as Vice President and General Manager of the Cable Markets Group. He also held leadership roles in product management and corporate finance over his eight years at Level 3. Mr. DiGeronimo started his career at Bear Stearns where he focused on technology investment banking. Mr. DiGeronimo was named Women in Cable Telecommunications (WICT) Rocky Mountain Mentor of the Year in 2015 and serves on the board of Adaptive Spirit, the primary fundraiser for the United States Paralympics Ski and Snowboard Teams. He received a BBA from the Ross School of Business at the University of Michigan where he graduated with High Distinction.

Richard R. Dykhouse Executive Vice President, General Counsel and Corporate Secretary Age: 58

Mr. Dykhouse has served as Executive Vice President, General Counsel and Corporate Secretary since 2013 having previously been Senior Vice President, General Counsel since January 2011 and a Vice President of Charter from 2006 to 2011. Mr. Dykhouse received a bachelor’s degree in finance from Olivet Nazarene University, an M.B.A. from Indiana University and a J.D. degree from Indiana University Robert H. McKinney School of Law.

David G. Ellen Senior Executive Vice President Age: 57

Mr. Ellen joined Charter as Senior Executive Vice President in 2016. Mr. Ellen oversees several business and corporate functions including Programming, Spectrum Networks, Spectrum Originals, Human Resources, Communications, Diversity & Inclusion, Spectrum Community Impact programs, Physical Security and regulatory policy support and compliance. Mr. Ellen joined Charter from Cablevision, where he served as Executive Vice President and General Counsel. Before Cablevision, Mr. Ellen served as Deputy General Counsel at IAC, the multi-brand media and internet company. Earlier in his career, Mr. Ellen worked at the Federal Communications Commission and before that was a law clerk for now retired Justice Sandra Day O’Connor at the U.S. Supreme Court. He also clerked for Justices Stephen Breyer and Ruth Bader Ginsburg when they were each on the U.S. Court of Appeals. He received a B.A. from Harvard College, a law degree from Harvard Law School, where he was President of the Harvard Law Review, and a master’s degree from Cambridge University, where he was a Marshall Scholar.

Jessica M. Fischer Chief Financial Officer Age: 36

Ms. Fischer was named Chief Financial Officer of Charter in October 2021. Ms. Fischer oversees Accounting, Finance, Tax and Risk Management, Procurement, Investor Relations, Internal Audit, and Corporate Budgeting and Planning. Additionally, she manages Charter’s equity and capital markets strategy and execution, as well as M&A and investing activity. Ms. Fischer most recently served as Executive Vice President, Finance and joined Charter as Corporate Treasurer in 2017. Before joining Charter, she was a partner in the National Tax Department at EY where she advised clients on the tax structuring and implementation of partnership transactions primarily in the media and telecommunications space, including advising Charter on its transactions with Time Warner Cable and Bright House Networks in 2016. She is a graduate of Washington University in St. Louis, where she earned a B.S. in business administration in accounting and managerial economics, and a master of science in business administration with a concentration in accounting.

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Jonathan Hargis Executive Vice President, Chief Marketing Officer Age: 65

Mr. Hargis joined Charter as Executive Vice President and Chief Marketing Officer in 2012 responsible for overseeing the company’s sales and marketing strategy and decisions. Mr. Hargis will transition into an advisory role in April 2022, and will retire later this year. Mr. Hargis joined Charter from Cablevision, where he most recently served as Executive Vice President, Marketing. Earlier in his career, Mr. Hargis served in various leadership roles at AT&T. Mr. Hargis served on the board of the Cable & Telecommunications Association for Marketing Educational Foundation from April 2008 to March 2012 and chaired the board from September 2011 to March 2012. He received a B.A. from Otterbein College and an MBA from Wright State University.

Kevin Howard Executive Vice President, Chief Accounting Officer and Controller Age: 52

Mr. Howard was promoted to his current role as Executive Vice President, Chief Accounting Officer and Controller in July 2019. Prior to that he served as Senior Vice President — Finance, Controller and Chief Accounting Officer since December 2009. From August 1, 2010 through October 31, 2010, Mr. Howard served as Interim Chief Financial Officer. From April 2006 to December 2009, Mr. Howard served as Vice President, Controller and Chief Accounting Officer. Mr. Howard is responsible for Charter’s operational and technical accounting, taxes, financial reporting, payables, risk management and enterprise resource planning operations. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard joined Charter from Arthur Andersen LLP, where he served as an auditor in the audit division for nearly a decade. Mr. Howard received a bachelor’s degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant and certified managerial accountant.

Christopher L. Winfrey Chief Operating Officer Age: 46

Mr. Winfrey was named Chief Operating Officer of Charter in October of 2021. He oversees all Cable operations across Charter’s 41-state footprint, including marketing, sales, field operations and customer operations, as well as Spectrum Enterprise. Mr. Winfrey joined Charter as Chief Financial Officer in 2010, responsible for Charter’s accounting, financial planning and analysis, procurement, real estate, tax and treasury functions, as well as mergers and acquisitions, capital structure activities and investor relations. In addition, Charter added oversight of its fiber-based business services (Spectrum Enterprise) to his CFO responsibilities in 2019, and operational leadership of the residential and SMB Sales and Marketing organization, and Spectrum Community Solutions in February of 2021. Prior to joining Charter, Mr. Winfrey served as Chief Financial Officer of Unitymedia GmbH, Germany’s second-largest cable operator, and as Managing Director for Unitymedia’s cable operations, broadcasting and satellite entities. Earlier in his career, Mr. Winfrey served as Senior Vice President, Corporate Finance and Development at Cablecom, GmbH. He was previously a Director of Financial Planning and Analysis and Director of Operations Services of NTL Incorporated’s continental European operations, and a senior associate in the private equity group at Communications Equity Associates. Mr. Winfrey has spent more than 20 years in the cable industry, and in 2015 received The Internet & Television Association’s (“NCTA”) Vanguard Award for Young Leadership. He currently serves on the board of directors for the Greenwich Center for Hope and Renewal. He received a B.S. in accounting and an MBA from the University of Florida.

Thomas E. Adams Executive Vice President, Field Operations Age: 66

Mr. Adams joined Charter as Executive Vice President, Field Operations in 2012, responsible for national oversight of Field Operations for the company. Mr. Adams will transition into an advisory role in April 2022, and will retire later this year. Mr. Adams joined Charter from Time Warner Cable, where he spent 17 years and served as Regional Vice President of Operations for Wisconsin and Regional Vice President of Operations for Eastern Carolina. Earlier in his career, Mr. Adams worked for NewChannels Corporation in various leadership roles including Vice President of New Business. He received an associate degree in applied science, engineering from State University of New York at Delhi, and a B.S. in engineering from Florida International University.

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William M. Archer Executive Vice President, President of Spectrum Enterprise Age: 64

Mr. Archer joined Charter Communications in October 2019 as Executive Vice President and President of Spectrum Enterprise. Mr. Archer, an industry veteran with more than 36 years of experience in telecommunications, most recently served as Managing Director of Business at eir Group, the principle provider of fixed-line and mobile communications services in Ireland. Prior to joining eir in 2012, Mr. Archer spent more than 30 years at AT&T where he held a range of senior leadership positions across AT&T Business including President of Advanced Solutions, Executive Vice President of Strategy and Transformation, President of EMEA (Europe, Middle East, and Africa), Senior Vice President of Product Management, and Chief Marketing Officer. Mr. Archer received a B.S. in Business Administration from Providence College.

Michael D. Bair Executive Vice President, Spectrum Networks Age: 65

Mr. Bair joined Charter as Executive Vice President, Spectrum Networks in 2016. Mr. Bair oversees Spectrum Networks, a series of 24/7 local news, and regional sports networks owned and operated by Charter. Mr. Bair joined Charter from Bleachers Corp., where he served as Chief Executive Officer of the startup streaming media company. Earlier in his career, Mr. Bair served as President of Madison Square Garden’s Media Group where he led the strategic, operational and financial performance of MSG Networks, Fuse Music TV, MSG Interactive, MSG Radio and all sponsorship and ad sales for the parent company. Mr. Bair also previously served as President, Product Management and Marketing for the cable division at Cablevision, where he was responsible for product strategy, programming, marketing and advertising, as well as brand management for the company’s video, voice and internet services. Mr. Bair also oversaw Cablevision/Rainbow’s national and regional sports networks and held executive positions at HBO, Showtime Networks and Ogilvy and Mather Advertising. He received a B.A. in broadcast communications from Penn State University.

Cameron R. Blanchard Executive Vice President, Communications Age: 52

Ms. Blanchard is Executive Vice President, Communications at Charter. Ms. Blanchard serves as the Company’s chief spokesperson and communications strategist, overseeing both external and internal communications, and is responsible for the development and communication of Charter’s corporate narrative to advance the Company and its reputation as an industry leader. Ms. Blanchard joined Charter in 2019 as Senior Vice President, Communications. Prior to that she served as Chief Communications Officer at Condé Nast where she oversaw internal and external communications, and led the development and execution of the company’s communications plan to support the overall business strategy. She previously held a number of leadership positions at NBCUniversal during her 19-year tenure with the company. As SVP of Corporate Communications she led media relations and communications for all corporate functions and oversaw internal messaging to 30,000 NBCUniversal employees worldwide. She received a B.A. in journalism from the University of Oregon and currently serves as a member of the Journalism Advancement Council for the University of Oregon’s School of Journalism and Communication.

Catherine C. Bohigian Executive Vice President, Government Affairs Age: 49

Ms. Bohigian joined Charter as Executive Vice President, Government Affairs in 2013. Ms. Bohigian oversees all aspects of Charter’s federal, state and local government affairs activities including local and state franchising. She is responsible for developing the Company’s public policy positions and directing its legislative and regulatory strategies in Washington, D.C. and in the 41 states Charter serves. Ms. Bohigian joined Charter from Cablevision, where she opened its Washington office and served as Senior Vice President, Federal Affairs. Earlier in her career, Ms. Bohigian served as Chief of the Office of Strategic Planning and Senior Advisor to the Chairman at the Federal Communications Commission. Before joining the FCC, she represented telecommunications clients as an attorney at Wiley Rein in Washington. She received a B.A. from Duke University, and a Juris Doctor from Harvard Law School.

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Clifford L. Hagan Executive Vice President, Customer Operations Age: 61

Mr. Hagan is Executive Vice President, Customer Operations at Charter. Mr. Hagan joined Charter in 2015 as Vice President, Business Integration and has served in several leadership roles, including Group Vice President of Technical Operations Support, and Senior Vice President of Shared Services for Customer Operations. He was appointed to his current position in 2019 and leads Charter’s Customer Operations, including customer service, billing operations and credit and collections. Prior to joining Charter, Mr. Hagan served as Senior Vice President, Enterprise IT, for Cablevision. He also held multiple leadership positions at GE Aerospace and in the U.S. Navy. He received a B.S. in engineering from the United States Naval Academy.

David Kline Executive Vice President and President, Spectrum Reach Age: 64

Mr. Kline is Executive Vice President at Charter, and President of Spectrum Reach, the advertising sales division of Charter. Mr. Kline joined Charter in 2015 and provides strategic leadership to guide the company in both the traditional and advanced TV advertising space. Spectrum Reach is responsible for selling inventory on all Charter and affiliated cable systems as well as Spectrum news and sports networks. The company offers highly-targeted, integrated advertising solutions across a variety of media platforms including linear television, VOD, IP streaming, curated online display, video and social inventory. Mr. Kline joined Charter from Visible World (now FreeWheel), where he served as President and Chief Operating Officer, directing their household addressable sales and programmatic advertising efforts. Earlier in his career, Mr. Kline served as President and Chief Operating Officer of Cablevision Media Sales for more than 17 years. He oversaw the company’s advertising businesses and spearheaded many firsts for the cable industry including the launches of linear household addressability, successful interactive applications and data-infused media campaigns. Mr. Kline serves on the board of directors for the Video Advertising Bureau, NCC Media, Canoe and 605. He received a B.A. in a personalized study program focusing on marketing, finance, accounting and management from Ohio State University.

Paul Marchand Executive Vice President, Chief Human Resources Officer Age: 52

Mr. Marchand joined Charter as Executive Vice President, Chief Human Resources Officer in 2015. Mr. Marchand is responsible for all human resources strategies, policies and practices for all employees. He oversees all aspects of HR including recruitment, training and development, HR operations including payroll, HR shared services and HR systems, as well as compensation and benefits. Mr. Marchand joined Charter from PepsiCo, most recently serving as Senior Vice President of Human Resources for the North America Beverages division. Earlier in his career he served in human resources roles at Merrill Lynch, JP Morgan and the May Department Stores. He received a B.A. in advertising from Syracuse University and a master’s degree in organizational psychology from Columbia University.

Stephanie Mitchko-Beale Executive Vice President, Chief Technology Officer Age: 56

Ms. Mitchko-Beale joined Charter in 2019 as Executive Vice President, Chief Technology Officer. Ms. Mitchko-Beale oversees Charter’s Network, Mobile, Video and Software Engineering teams, as well as Network Architecture, Technology Policy, and Emerging Technology organizations. Ms. Mitchko-Beale joined Charter from Cadent, a provider of data-driven solutions for buying and selling TV advertising, where she served as joint Chief Technology Officer and Chief Operating Officer. Earlier in her career, she was Senior Vice President of Video Infrastructure Software at Cablevision where she was responsible for the software development of new consumer-facing technologies. She received a B.S. in electrical engineering from Polytechnic University in New York. She teaches as a guest lecturer at NYU Stern School of Business and is a member of the NYU Poly Enterprise Learning Board.

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Thomas Monaghan Executive Vice President, Field Operations Age: 53

Mr. Monaghan is Executive Vice President, Field Operations at Charter. He oversees the entire Field Operations organization including Charter’s 11 field regions operating across 41 states; engineering and construction, including Charter’s previously announced $5 billion Rural Digital Opportunity Fund expansion; supply chain management; business planning; standards and compliance; and human resources for field operations. Mr. Monaghan most recently served as Senior Vice President, Field Operations and has held multiple operations roles at Charter since joining the company in 2014. He joined Charter from Cablevision, where he served as Vice President of Field Operations in the Cable and Communications Division. Prior to Cablevision he served as Senior Vice President, Operations at Net2000, and VP, Network Services at Teligent, Inc. He started his career as a field technician at Verizon in 1987 before being promoted to area operations manager. He is a member of the Society of Cable Telecommunications Engineers (“SCTE”) and a graduate of Cable & Telecommunications Association for Marketing’s (“CTAM”) Cable Executive Management program at Harvard Business School. He received a B.S. in business management and economics from State University of New York (Empire State College).

Thomas Montemagno Executive Vice President, Programming Acquisition Age: 55

Mr. Montemagno joined Charter as Executive Vice President, Programming Acquisition in 2016. Mr. Montemagno leads Charter’s negotiations with a full range of content providers from major multichannel media companies and sports networks to local broadcasters. Those negotiations extend to all facets of programming offerings, including On Demand and streaming rights on multiple platforms. Mr. Montemagno joined Charter from Cablevision, where he most recently served as Executive Vice President of Programming. During his 27-year tenure at Cablevision, he held various leadership positions in the programming department including Senior Vice President of Programming Acquisition. He received a B.S. in marketing from St. John’s University.

James Nuzzo Executive Vice President, Business Planning and FP&A Age: 60

Mr. Nuzzo is Executive Vice President, Business Planning and FP&A at Charter. Mr. Nuzzo joined the Company in 2014 to oversee business planning for Cable Operations, working closely with Field Operations, Customer Service, Marketing, Network Operations, Technology and the Product teams. His areas of oversight expanded in 2019 to include Charter’s Corporate Financial Planning & Analysis and Business Planning, Business Intelligence, Revenue Assurance and Corporate Services Functions. Mr. Nuzzo joined Charter from Cablevision where he served as Senior Executive Vice President, Operations and Business Planning. He spent 27 years at Cablevision and Rainbow Media in several business planning positions at the executive level. He received a BBA with an emphasis on accounting from Hofstra University.

Jacob H. Perlman Executive Vice President, Software Development & IT Age: 45

Mr. Perlman is Executive Vice President, Software Development & IT at Charter. Mr. Perlman leads software development, security, and infrastructure for the IT and Shared Software Engineering functions. Mr. Perlman joined the Company as a Senior Vice President in 2016, initially overseeing Video and Shared Software Services; he added Video Engineering, Voice Engineering, Lab Infrastructure and Deployment Support to his team in 2019. Before joining Charter, Mr. Perlman served as Chief information Officer for Bright House Networks, where he oversaw all of Information Technology including Billing System Management, Software Development, Online Development, Internal IT, Information Security, and other functions. Prior to that, he held various IT roles at CenturyLink. He holds a B.A. from Brown University and an MBA from the University of Colorado – Boulder Leeds School of Business.

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Sharon Peters Executive Vice President, Chief Marketing Officer Age: 47

Ms. Peters is Executive Vice President and Chief Marketing Officer at Charter. She is responsible for the entire marketing function, including marketing communications, marketing and sales enablement, database marketing, media and sponsorships, direct marketing, digital marketing and creative services for the Company’s residential and Spectrum Business product and services. Ms. Peters most recently served as Senior Vice President, Marketing and joined Charter as Group Vice President, Marketing in 2016. She helped oversee the successful launch of the Spectrum brand when Charter’s transactions with Time Warner Cable and Bright House Networks were completed, and the launch of Spectrum Mobile. Ms. Peters joined Charter from Cablevision, where she held multiple marketing and programming roles spanning two decades. Most recently, she was Vice President, Media and Original Programming, where she was responsible for driving the marketing strategy and optimizing results across all online and offline media channels. She also served as the general manager for two original programming channels, MSG Varsity (now News 12 Varsity) and Optimum Channel. Ms. Peters is a member of the CTAM’s MSO Marketing Co-op Board and is a graduate of CTAM’s Cable Executive Management program at Harvard Business School. Ms. Peters has also received industry recognition for her marketing leadership efforts. In 2021 and 2020, she was named as one of Cablefax’s Most Powerful Women; in 2021, she was named as WICT’s Woman to Watch – Operator; she was also named to Multichannel News’ 40 Under 40 list in 2014. She received a B.A. from Villanova University in communications, and an executive management certificate from New York University.

Adam Ray Executive Vice President, Chief Commercial Officer Age: 46

Mr. Ray is Executive Vice President, Chief Commercial Officer at Charter. He oversees all marketing and sales activity for Charter including retention, analytics and Spectrum Community Solutions, which provides residential TV, Spectrum Internet and voice services to apartments, condos, and gated single-family community developments. Mr. Ray most recently served as Executive Vice President, Sales and Operations Planning, and prior to that was Executive Vice President, Spectrum Community Solutions. He also served as Regional Vice President of Field Operations for the Florida Region, Group Vice President of Residential Direct Sales, and earlier in his career at Charter served as Senior Director, Sales Operations in Los Angeles. He joined Charter in 2005 from Comcast, where he spent five years as a sales leader in Knoxville, Tennessee. He received a B.A. in biology from Maryville College, a master’s degree from Austin Peay State University, and an MBA from the University of Tennessee-Knoxville. In addition, he is a graduate of the Cable Executive Management program at Harvard Business School.

Jodi Robinson Executive Vice President, Digital Platforms Age: 43

Ms. Robinson is Executive Vice President, Digital Platforms at Charter. Ms. Robinson oversees the Digital Platforms organization, which leads video product management, customer self-service platforms, the internal design agency and the data platforms organization. Additionally, she leads employee-facing digital experiences that support customer service representatives and field technicians. Ms. Robinson joined Charter in 2014 as Senior Vice President. She has led the Digital Platforms organization since 2019 and the User Experience Design and Development organization since she joined Charter. Previously, Ms. Robinson worked for Starz Entertainment, where she was the Vice President of Internet & Interactive Technology, responsible for all online, digital and consumer facing technology and video solutions. Prior to Starz, she held a variety of software development and architecture roles at Level 3 Communications and Sun Microsystems. She holds a B.S. in computer science from Stanford University.

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Christian Ruiz Executive Vice President, Sales Age: 54

Mr. Ruiz is Executive Vice President, Sales at Charter. He is responsible for all residential and small- and medium-sized business sales and retention functions, including Direct Sales, Inbound Sales and Retention call centers, Spectrum Stores, Telemarketing, Digital Sales Center, Strategic Channels, and Retail Partners. With more than 20 years of experience in the telecommunications industry, Mr. Ruiz most recently served as Senior Vice President, Sales and Retention and joined Charter in 2014 as Regional Vice President, Commercial Sales. He joined Charter from Cablevision, where he was Senior Vice President of Customer Service. Prior to that, he led sales and service teams at AT&T and T-Mobile, USA. Mr. Ruiz’s efforts have resulted in numerous J.D. Power Awards and in 2019 and 2020 he was recognized as a CableFax most influential Multi-Ethnic executive. In 2021 he was a CableFax diversity list honoree. He received a bachelor’s degree in economics from University Inca Garcilaso de la Vega in Lima, Peru, and attended CTAM Executive Management Program at Harvard University.

Magesh Srinivasan Executive Vice President, Network Operations Age: 51

Mr. Srinivasan is Executive Vice President, Network Operations for Charter, and is responsible for network operations across Charter’s 41-state footprint. He joined Charter in 2016, and most recently served as Senior Vice President in Network Operations, first in Core and Backbone Operations and most recently in Video Operations. Prior to that, he served in several senior engineering roles at Time Warner Cable, including as Group Vice President of Commercial Engineering and Operations, Vice President of Commercial Engineering for Time Warner Cable’s West Region, and Director in the Texas Region. Mr. Srinivasan began his career at Sprint in a series of engineering roles with increased responsibility. He received a B.S. from Anna University, a master’s degree and doctorate in materials science from Kansas State University, and a master’s degree in business administration from the Graduate School of Business at the University of Kansas.

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Compensation Committee Interlocks

and Insider Participation

During 2021, no member of Charter’s Compensation and Benefits Committee was an officer or employee of Charter or any of its subsidiaries. During 2021, Mr. Zinterhofer served as Lead Independent Director and Mr. Rutledge served as Chairman and CEO.

During 2021: (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors or Compensation and Benefits Committee; and (2) none of Charter’s executive officers served as a director of another entity in circumstances where an executive officer of that entity served on the Compensation and Benefits Committee of Charter’s board of directors.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman

GREGORY B. MAFFEI

STEVEN A. MIRON

MAURICIO RAMOS

ERIC L. ZINTERHOFER

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes important elements of our executive compensation program and compensation decisions for our named executive officers (“NEOs”) in fiscal year 2021. The Compensation and Benefits Committee of our Board of Directors (the “Committee”), working with management and with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs. This CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

Fiscal Year 2021 Named Executive Officers

•	Thomas M. Rutledge, Chairman and Chief Executive Officer

•	John R. Bickham, Vice Chairman and Former President & Chief Operating Officer

•	Richard J. DiGeronimo, Chief Product & Technology Officer

•	David G. Ellen, Senior Executive Vice President

•	Jessica M. Fischer, Chief Financial Officer

•	Christopher L. Winfrey, Chief Operating Officer (previously served as Chief Financial Officer until October 19, 2021)

Executive Summary

Fiscal 2021 Operational and Financial Highlights

Charter’s operating and investment strategy delivered strong customer and financial growth in 2021 despite an economic environment that has not yet returned to normal due to the COVID-19 pandemic. Over the course of the year, Charter continued to improve the quality and efficiency of interactions with customers by expanding self-service and self-care capabilities and launched our new Spectrum Mobile multiline pricing and packaging. These efforts to enhance the customer experience and provide high quality, cost efficient products drove robust top and bottom-line growth — reducing the number of transactions with customers, lowering churn, extending average customer life, and reducing costs. For the fiscal year ended December 31, 2021:

•	Total customer relationships grew by 939,000, or 3.0%

•	Mobile lines grew by 1,189,000

•	Revenue grew by 7.5% to $51.7 billion

•	Adjusted EBITDA grew by 11.4% to $20.6 billion(1)

•	Free cash flow grew by $1.6 billion or 22.8%(1)

•

Charter also purchased approximately 25.3 million shares of Charter Class A common stock and Charter Holdings common units for approximately $17.3 billion in 2021 at an average price per share of $682.92.

(1)	See “Non-GAAP Financial Measures” within Appendix A.

The graph below tracks Charter’s 5-year total shareholder return (TSR) against the S&P 500 and Primary Peer Group companies. No changes were made to Charter’s primary peer group in 2021, but there were changes to Charter’s Secondary Peer Group, which is not included on the graph; Secondary Peer Group changes are discussed further in this Compensation Discussion & Analysis.

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COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Charter Communications, Inc., the S&P 500 Index,

and a Peer Group

Compensation Structure & Pay for Performance Alignment

Charter structures its NEO compensation packages to provide a total opportunity that is competitive against the median of Charter’s peer group, create a strong linkage between the actual compensation earned by our NEOs and Company performance, and reward both growth-oriented annual operating results as well as sustainable long-term shareholder returns.

The following table summarizes the performance-focused elements of Charter’s incentive designs in 2021 and the resulting alignment between compensation realized by our NEOs and results achieved by the Company.

2021 Performance-Oriented Incentive Design Features

Annual Incentive Plan

•

Formulaic plan design with financial metrics that are key indicators of Charter’s success and measures of long-term value creation in a subscription business — metrics reward top and bottom-line performance and the achievement of key strategic objectives for the business. With respect to our NEOs excluding the CEO, the metrics were total revenue (excluding mobile device related revenue) weighted at 20%, total Adjusted EBITDA (excluding RDOF related expenses and mobile related device sales) weighted at 60%, and Strategic Objectives weighted at 20%. With respect to the CEO, the metrics were revenue weighted at 10%, Adjusted EBITDA weighted at 30%, and Strategic Objectives weighted at 60%.

•	Growth-based performance objectives — threshold, target and maximum performance levels all correspond to positive year-over-year growth in revenue and Adjusted EBITDA.

•	Maximum bonus payout level set at 150% of target incentives — provides upside potential to incentivize long-term, sustainable performance through Charter’s growth-oriented strategy.

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Long-Term Incentive Plan

•

Award mix that emphasizes stock price appreciation — grants delivered in a mix of 90% stock options and 10% RSUs, generally. The Chairman and CEO and COO positions were granted 100% stock options in 2020 and 2021 to further emphasize the performance-based nature of those awards.

•	Multi-year time-based vesting period — awards 100% vest on the third anniversary of the grant date (3-year cliff vesting).

•

Long-term incentive program drives shareholder value — since the completion of the Transactions on May 18, 2016, Charter’s philosophy has been to deliver the largest portion of NEO compensation in the form of long-term incentives tied to stock price appreciation, i.e., stock options. Over this time, Charter’s stock price has grown 187% from $227.41 (the closing price of Charter’s Class A common stock on May 18, 2016) to $651.97 (the closing stock price as of December 31, 2021) and Charter’s corresponding market capitalization grew 78% from $70.2 billion to $125.2 billion. At the time of the Transactions, Charter issued equity awards to Messrs. Rutledge, Bickham, Ellen and Winfrey that only vested upon achievement of certain stock price targets. These price targets (based on the 60-day average closing stock price) were $289.76, $364.97, $455.66, $496.58, and $564.04, representing appreciation of approximately 30% to 155% from the grant price of the awards. Charter achieved the highest price target of $564.04 as of February 26, 2021, and the final tranches of stock options and RSUs granted under the program vested on June 17, 2021, upon the satisfaction of the last time-based vesting criteria of the awards.

Charter’s compensation structure for the NEOs results in an overall mix of pay that is highly performance-based, particularly with respect to the proportion of compensation tied to stock price appreciation via stock options and without taking into account the performance-based incentives derived from previously vested equity awards. The compensation mix delivered to the CEO and other NEOs in 2021, based on the values disclosed in the Summary Compensation Table, was as follows:

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2016 Performance Equity Program

In 2016 and in connection with the merger of the Company with Time Warner Cable and the Bright House acquisition, the Committee fashioned an equity program designed to drive and incentivize performance in integrating the operations of the three legacy companies and in the operational outcomes of the resulting company. The Committee awarded equity that only vested upon achievement of certain stock prices over a period of up to six years. The stock prices ranged from 30% to 155% over the grant date price. Messrs. Rutledge, Bickham, Ellen and Winfrey were participants in the 2016 Performance Equity Program. Because the Company’s stock price met the final performance criteria, the final available tranches of the 2016 performance equity awards vested in 2021. The Committee believes the 2016 Performance Equity Program has been successful in driving the important outcomes from the successful integration of the three legacy companies that now make up the Company. From the time of the Transactions to the end of 2021, the Company’s stock price increased from $227.41 per share to $651.97 per share, representing a 187% increase. Pro forma revenue for the Company for the year ended December 31, 2016 was $40.0 billion compared to $51.7 billion for the year ended December 31, 2021, representing a 29% increase. Pro forma Adjusted EBITDA for the year ended December 31, 2016 was $14.5 billion compared to $20.6 billion for the year ended December 31, 2021, representing a 43% increase. Meanwhile, customer relationships went from 26.2 million at December 31, 2016 to 32.1 million at December 31, 2021, representing a 23% increase. The market capitalization of the Company increased 78% from approximately $70.2 billion at the closing of the Transactions on May 18, 2016 to approximately $125.2 billion at December 31, 2021. The equity awards that remain outstanding from the 2016 Performance Equity Program continue to provide meaningful performance incentives for management as the value of those awards continue to increase as the Company’s share value increases. Given the conclusion of the 2016 Performance Equity Program, the Committee determined to return to an annual equity award process with a three-year cliff vesting schedule in order to continue to further incentivize long term value creation for the Company’s shareholders.

Talent Planning

During 2021, the Committee worked closely with the Chairman and Chief Executive Officer, management and the Committee’s consultants in crafting several promotions of executives within the Company including many of the NEOs. The work to promote these individuals included expansion of responsibilities, talent planning and development as well as crafting the proper compensation incentives for these individuals. Messrs. DiGeronimo and Winfrey and Ms. Fischer were included in this activity. In connection with the planned retirement of Mr. Bickham as Chief Operating Officer, the Committee and management focused on succession planning for the roles Mr. Bickham previously filled along with any resulting backfills such as promoting Ms. Fischer to fill the vacancy resulting from the promotion of Mr. Winfrey. The Committee also worked closely with the Chairman and CEO in connection with talent planning activities for non-NEO executive positions including with respect to the January 2022 announced retirement of the Company’s Executive Vice President, Chief Marketing Officer and Executive Vice President, Field Operations and the promotion of executives to succeed those positions. The Committee believes this process has been effective at progressing Charter’s highly experienced management team and maintaining the focus on delivering on Charter’s strategies for growth and value creation.

Compensation Actions in 2021

The Committee established 2021 compensation actions for the NEOs within the framework of the Committee’s compensation philosophy and in accordance with the section below regarding the process for determining executive compensation. Key elements of the Committee’s process include comparing compensation levels against industry and size-appropriate peer group companies, designing pay for performance incentive programs, linking a significant majority of pay to sustained stock price growth, and ensuring that outstanding incentive value appropriately motivates and retains NEOs. Through this approach, the Committee entered into or amended employment agreements, determined any appropriate changes to NEO compensation levels, and established annual and long-term incentive designs for the 2021 fiscal year. The actions undertaken by the Committee for 2021 were as follows, described in chronological order:

1.	Increased Mr. Bickham’s base salary to $1.875 million effective January 1, 2021.

Pursuant to his amended employment agreement dated December 23, 2020, Mr. Bickham’s annual base salary increased from $1.5 million to $1.875 million.

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2.	Granted equity awards to Messrs. Rutledge, DiGeronimo, Ellen, and Winfrey and Ms. Fischer on January 15, 2021.

All NEOs received grants under Charter’s annual equity program on January 15, 2021 based on their long-term incentive opportunity then in effect, except for Mr. Bickham who had received an award in December 2020. Mr. Rutledge’s long-term incentive opportunity was as set forth in his amended employment agreement dated October 27, 2020. The individual grant values and equity mixes were as follows:

Executive	LTI Grant Guideline	Equity Mix

Thomas M. Rutledge	$30.0 million	100% stock options

Richard J. DiGeronimo	$4.0 million	90% stock options / 10% RSUs

David G. Ellen	$5.0 million	90% stock options / 10% RSUs

Jessica M. Fischer	$637,000	75% stock options / 25% RSUs

Christopher L. Winfrey	$6.0 million	90% stock options / 10% RSUs

3.	Established the 2021 annual incentive plan.

Under Charter’s 2021 annual incentive plan design, all NEOs were eligible to earn a cash incentive ranging from 0% to 150% of their target annual incentive opportunity, which is set as a percentage of their annual base salary. Actual performance achievement against the plan’s financial metrics and strategic objectives determined the actual payouts received under the plan. The metrics, weightings and performance ranges were as follows:

Metric	Weighting (CEO)	Weighting (Other NEOs)	Threshold / Maximum Performance (% of Target)
Revenue	10.0%	20.0%	97.6% / 101.0%
Adjusted EBITDA	30.0%	60.0%	96.1% / 102.0%
Strategic Objectives	60.0%	20.0%	N/A

Strategic objectives related to Capital and Free Cash Flow Management and the execution of Charter’s Digital / Self-Service Initiatives for all NEOs, with additional strategic objectives for the CEO relating to Talent Planning and Diversity and Inclusion efforts.

4.	Entered into an employment agreement with Ms. Fischer in connection with her promotion to EVP, Finance.

Ms. Fischer’s promotion to EVP, Finance and her employment agreement were effective February 5, 2021, and her employment agreement has an initial term through February 5, 2023. As EVP, Finance, Ms. Fischer was responsible for the procurement, investor relations, internal audit, treasury, acquisition and capital market activities, and the tax and risk management functions. In connection with her promotion, the Committee approved the following changes to her compensation:

Pay Element	Prior	New
Base Salary	$408,447	$550,000
Annual Incentive	65% of base salary	85% of base salary
Long-Term Incentive	$637,000	$1.5 million

The Committee also approved an equity award of $863,000, representing the difference between her new and prior long-term incentive opportunities, delivered in a mix of 90% stock options and 10% RSUs and granted on the February 5, 2021 effective date of her employment agreement. In addition, Ms. Fischer’s employment agreement provided for relocation assistance to Stamford, Connecticut and a $250,000 lump sum payment in connection with her relocation.

5.	Entered into an amended employment agreement with Mr. Ellen effective July 1, 2021.

Mr. Ellen’s amended employment agreement is effective July 1, 2021 and extends his term through July 1, 2023. In connection with the renewal of Mr. Ellen’s agreement, the Committee approved an increase to his long-term incentive opportunity from $5.0 million to $5.5 million and an equity award of $250,000, representing 50% of the difference between his new and prior long-term incentive opportunities, delivered in a mix of 90% stock options and 10% RSUs and granted on July 15, 2021.

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6.	Increased Mr. Winfrey’s long-term incentive opportunity.

In April 2021, the Committee approved an increase to Mr. Winfrey’s long-term incentive opportunity from $6.0 million to $7.5 million and an equity award of $1.125 million, representing 75% of the difference between his new and prior long-term incentive opportunities, delivered in a mix of 90% stock options and 10% RSUs and granted on July 15, 2021.

7.	Entered into an amended employment agreement with Mr. Winfrey in connection with his promotion to Chief Operating Officer, replacing Mr. Bickham who transitioned into the role of Vice Chairman.

Mr. Winfrey’s promotion to Chief Operating Officer and his amended employment agreement were effective October 19, 2021, at which time Mr. Bickham transitioned into the role of Vice Chairman pursuant to the terms of his employment agreement. As Chief Operating Officer, Mr. Winfrey is now responsible for all of Charter’s cable operations across our 41-state footprint. His employment agreement has an initial term through October 19, 2024 and provides for the following changes to his compensation:

Pay Element	Prior	New
Base Salary	$1.0 million	$1.25 million
Annual Incentive	160% of base salary	160% of base salary (no change)
Long-Term Incentive	$7.5 million	$10.0 million

Mr. Winfrey’s agreement also provided for an equity award of $625,000, representing 25% of the difference between his new and prior long-term incentive opportunities delivered 100% in stock options and granted on the October 19, 2021 effective date of the agreement. Under the terms of the agreement, Mr. Winfrey’s future equity awards will also be entirely in stock options.

8.	Promoted Ms. Fischer to Chief Financial Officer, replacing Mr. Winfrey.

Ms. Fischer’s promotion to Chief Financial Officer was effective October 19, 2021 at the time of Mr. Winfrey’s promotion to Chief Operating Officer. As Chief Financial Officer, Ms. Fischer added oversight of accounting, reporting, and corporate budgeting to her responsibilities. In connection with her promotion, the Committee approved the following changes to her compensation:

Pay Element	Prior	New
Base Salary	$550,000	$700,000
Annual Incentive	85% of base salary	150% of base salary
Long-Term Incentive	$1.5 million	$3.5 million

The Committee also approved an equity award of $500,000, representing 25% of the difference between her new and prior long-term incentive opportunities, delivered in a mix of 90% stock options and 10% RSUs and granted on the October 19, 2021 effective date of her promotion.

9.	Increased Mr. DiGeronimo’s base salary and long-term incentive opportunity in connection with the expansion of his role.

Effective October 19, 2021, Mr. DiGeronimo’s role as Chief Product & Technology Officer expanded to include responsibility for Charter’s network operations, and the Committee approved the following changes to his compensation:

Pay Element	Prior	New
Base Salary	$1.0 million	$1.25 million
Annual Incentive	160% of base salary	160% of base salary (no change)
Long-Term Incentive	$4.0 million	$8.0 million

The Committee also approved an equity award of $1.0 million, representing 25% of the difference between his new and prior long-term incentive opportunities, delivered in a mix of 90% stock options and 10% RSUs and granted on the October 19, 2021 effective date of the compensation changes.

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Apart from the actions described above, there were otherwise no changes to the base salary, annual incentive and long-term incentive compensation for the NEOs. All of the 2021 equity awards granted to the NEOs fully vest on the third anniversary of the respective date of grant (i.e., 3-year cliff vesting) with a 10-year term to exercise stock options. The number of stock options granted equals the portion of the executive’s grant value allocated to stock options divided by the Black-Scholes value per stock option at grant. The number of RSUs granted equals the portion of the executive’s grant value allocated to RSUs divided by the grant price (the average of the high and low prices of Charter common stock on the date of grant).

See the “Employment Agreements” section below for additional information on the employment agreements for the NEOs.

Compensation Actions in 2022

In addition to the above, in December 2021 the Committee approved the Company’s annual equity program for 2022, with awards under this program granted on January 18, 2022 to all eligible employees and including all NEOs except for Mr. Bickham. Pursuant to the terms of their respective employment agreements, Mr. Rutledge received an award of $30.0 million in stock options and Mr. Winfrey received an award of $10.0 million in stock options. Messrs. DiGeronimo and Ellen and Ms. Fischer received awards of $8.0 million, $5.5 million, and $3.5 million, respectively. With the exception of Messrs. Rutledge and Winfrey, whose awards were comprised entirely of stock options, the NEOs received awards delivered in a mix of 90% stock options and 10% RSUs. All awards granted to the NEOs vest in full on the third anniversary of the date of grant with a 10-year term to exercise stock options. The number of stock options granted equals the portion of the executive’s grant value allocated to stock options divided by the Black-Scholes value per stock option at grant. The number of RSUs granted equals the portion of the executive’s grant value allocated to RSUs divided by the grant price (the average of the high and low prices of Charter common stock on the date of grant). The Committee has consistently authorized the annual equity awards to be effective in mid-January of each year. The Committee has not taken into account any fluctuations in Charter’s stock price with respect to the timing of the annual awards.

Process for Determining Executive Compensation

Role of the CEO and Compensation and Benefits Committee

The Compensation and Benefits Committee of our Board of Directors is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management.

The Committee determines the pay levels for our NEOs in consideration of a number of factors and within the framework of the Company’s compensation philosophy, as described below. Factors considered include each individual’s role and responsibilities within Charter, the individual’s experience and expertise, pay levels for comparable peer positions both within Charter and in the competitive marketplace, and performance of the individual and Charter as a whole. In setting pay levels for each element of compensation, the Committee considers all forms of compensation and benefits and the resulting impact on total value delivered to the executive.

Each year, the CEO reviews the performance of each of the other NEOs and recommends both compensation adjustments based on overall competitiveness and effectiveness of the compensation program as well as actual bonus payouts under the annual incentive plan in light of performance against the objectives approved by the Committee. The Committee regularly meets in executive session to consider these matters, and while the Committee considers the CEO’s recommendations along with analysis provided by the Committee’s compensation consultant, it retains full discretion to set all compensation for our NEOs other than the CEO. With respect to the CEO, the Committee recommends the CEO’s compensation to Charter’s full Board of Directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

Role of the Independent Compensation Consultant

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to serve as its independent compensation consultant and assist in fulfilling its responsibilities. Semler Brossy reports directly to the Committee, providing recommendations and advice related to all aspects of Charter’s executive compensation program. As necessary, Semler Brossy works with management to obtain information necessary to develop their recommendations.

During the year ended December 31, 2021, Semler Brossy provided no services to Charter other than those provided directly to or for the benefit of the Committee, including: attending meetings; providing information, research and analysis pertaining

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to executive compensation programs; conducting a comprehensive assessment of our annual executive compensation program relative to our peer groups and broader industry data; updating the Committee on market trends and changing practices; and advising on the design of the executive compensation program and the reasonableness of individual compensation targets and awards. The Committee has determined that there was no conflict of interest between its compensation consultant and the Committee during the year ended December 31, 2021.

Compensation Philosophy and Competitive Positioning

The Committee applies the following pay philosophy for purposes of setting NEO compensation and designing annual and long-term incentive programs that motivate the performance and retention of our NEOs:

1.	Base salary, target annual incentive, and long-term equity incentive generally positioned between the corresponding 50th and 75th percentile levels of the peer group

2.	Annual incentive design that rewards the achievement of meaningful year-over-year growth in revenue and Adjusted EBITDA and the execution of key strategic objectives for the business

3.	Long-term equity incentive design that emphasizes stock options to create a strong linkage between pay and sustained stock price performance

a.	In order for NEOs to realize their target long-term incentive opportunity under the 2021 equity program, Charter’s stock price must achieve meaningful price appreciation.

Compensation Peer Groups

The Committee maintains a Primary Peer Group and Secondary Peer Group and examines these peer groups on an annual basis. The Committee uses the following criteria to identify members of the Primary Peer Group:

•	North American publicly traded companies, in particular internet providers and organizations in the video programming distribution, wireless communication or advertising spaces

•	Size: Approximately $12 billion to $192 billion in annual revenue (0.25x to 4.0x Charter’s revenue)

•	Relevant Industries: Cable & Satellite, Integrated Telecommunication Services and Wireless Telecommunications, Movies & Entertainment and Broadcast

In 2021, the Committee reviewed the composition of the peer group and determined that no changes to the peer group were necessary.

Primary Peer Group
AT&T Inc.	DISH Network Corp.	Netflix, Inc.	ViacomCBS
Cisco Systems, Inc.	Fox Corp.	The Walt Disney Company
Comcast Corporation	Liberty Global Plc	T-Mobile US, Inc.
Discovery, Inc.	Lumen Technologies, Inc.	Verizon Communications Inc.

In addition to the Primary Peer Group, the Committee also examines the executive compensation practices of other larger publicly traded, consumer-oriented companies, which compose the Secondary Peer Group. Based upon its regular, annual review of the Secondary Peer Group, the Committee approved the removal of Kimberly-Clark, General Mills, Colgate-Palmolive, Omnicom, and Marriot – which fell in the bottom quartile of revenue and/or market capitalization – and added Caterpillar, 3M, and Qualcomm – which met the financial and other qualitative criteria considered for secondary peers.

Secondary Peer Group
3M	IBM	PepsiCo, Inc.	The Coca-Cola Co.
American Express Co.	Johnson & Johnson	Pfizer Inc.	The Kraft Heinz Co.
Bristol-Myers Squibb Co.	Merck & Co., Inc.	Philip Morris International, Inc.
Caterpillar	Mondelez International, Inc.	Procter & Gamble Co.
Gilead Sciences, Inc.	Nike, Inc.	Qualcomm
Honeywell International, Inc.	PepsiCo, Inc.	Raytheon Technologies

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Elements of Compensation

Base Salary

Charter sets base salaries with regard to the level of the individual’s position and the individual’s current and sustained performance results. The Committee annually reviews base salary levels for the NEOs and determines any necessary changes in those salary levels. Adjustments to base salary levels may be based on factors such as new roles and responsibilities assumed by the executive or the executive’s impact on our goals and business objectives. The Committee may also make salary adjustments in consideration of competitive market pay levels for comparable executive positions.

Charter does not apply specific weighting to any one factor in setting the level of salary, and the process ultimately relies on the Committee’s judgment. Although we generally target salaries at market median compared to an industry peer group and other compensation survey data for experienced executives, the Committee may also take into account historical compensation, potential as a key contributor, and special recruiting or retention situations when deciding to set salaries for individual executives relative to market median pay levels. Consistent with our pay philosophy and taking into consideration the factors set forth above, salary increases are neither automatic nor the same for each individual.

The Committee reviewed base salaries for our NEOs leading up to and over the course of 2021, providing base salary adjustments for Messrs. Bickham, DiGeronimo, and Winfrey and Ms. Fischer. Mr. Bickham’s base salary increased from $1.5 million to $1.875 million effective January 1, 2021 pursuant to the terms of his amended employment agreement dated December 23, 2020. Mr. DiGeronimo’s base salary increased from $1.0 million to $1.25 million effective October 19, in connection with the addition of Charter’s network operations to his responsibilities as Chief Product & Technology Officer. Ms. Fischer’s base salary increased from $408,447 to $550,000 effective February 5 in connection with her promotion to EVP, Finance and increased to $700,000 effective October 19 in connection with her promotion to Chief Financial Officer. Mr. Winfrey’s base salary increased from $1.0 million to $1.25 million effective October 19 in connection with his promotion to Chief Operating Officer. In determining the base salary adjustments for Messrs. Bickham, DiGeronimo, and Winfrey and Ms. Fischer, the Committee considered a number of factors, including their excellent performance and contributions to the Company, the substantial increase to their responsibilities in their new or expanded roles, and the market compensation levels observed for comparable positions among peer organizations. For our other NEOs, the Committee determined that no base salary adjustments were necessary at this time.

Executive Officer	Base Salary as of December 31, 2021	Change from Prior Year

Thomas M. Rutledge	$2,500,000	None

John R. Bickham	$1,875,000	25.0% increase from $1,500,000 effective January 1, 2021

Richard J. DiGeronimo	$1,250,000	25.0% increase from $1,000,000 effective October 19, 2021

David G. Ellen	$1,250,000	None

Jessica M. Fischer	$700,000	34.7% increase from $408,447 to $550,000 effective February 5, 2021 and 27.3% increase from $550,000 to $700,000 effective October 19, 2021

Christopher L. Winfrey	$1,250,000	25.0% increase from $1,000,000 effective October 19, 2021

Annual Incentive Plan

Charter established the Annual Incentive Plan for the NEOs to provide a cash-based incentive that rewards the achievement of strong annual operational and financial results and drives annual progress for key strategic objectives. Each year, the actual amount of compensation earned by participants under the plan is dependent upon performance against pre-established objectives set and approved by the Committee. In determining the particular performance metrics under the plan, the Committee selects what it believes to be the best annual financial and operational metrics that support long-term success with the strongest linkage to shareholder value creation. When establishing the particular threshold, target and maximum performance objectives for each plan metric, the Committee seeks to set goals that represent challenging but attainable year-over-year improvement in Company performance.

For fiscal year 2021, the Annual Incentive Plan for our NEOs utilized both financial measures of top and bottom-line performance as well as strategic objectives that represented operating priorities important to the success of Charter’s

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business. The financial metrics under the plan were total revenue (weighted 10% for Mr. Rutledge and 20% for the other NEOs) and total Adjusted EBITDA (weighted 30% for Mr. Rutledge and 60% for the other NEOs). The strategic objectives that applied to all NEOs under the plan were Capital and Free Cash Flow Management (weighted 5% for Mr. Rutledge and 10% for the other NEOs) and the execution of Charter’s Digital / Self-Service Initiatives (weighted 5% for Mr. Rutledge and 10% for the other NEOs). The strategic objectives that applied only to Mr. Rutledge’s incentive award related to Talent Planning (weighted 40%) and Charter’s Diversity and Inclusion efforts (weighted 10%). The Committee weighted a substantial proportion of Mr. Rutledge’s annual incentive to these additional strategic objectives given the critical importance of building a strong and diverse talent pipeline and his overall leadership in driving such initiatives.

Payouts under the Annual Incentive Plan were set to range from 60% to 150% of each NEO’s target annual incentive opportunity based on the actual performance achieved against the Committee-approved goals for each metric. The Committee also has the discretion to increase or decrease payouts under the Annual Incentive Plan based on organizational considerations, such as acquisitions or significant transactions and performance considerations, such as changes in products or markets and other unusual, unforeseen or exogenous situations.

Charter’s 2021 revenue and Adjusted EBITDA results represented strong year-over-year growth. Revenue achievement fell between target and maximum performance levels, resulting in a payout of 124.31% of target, and Adjusted EBITDA achievement exceeded the maximum performance level, resulting in a payout of 150% of target.

In determining payout levels for the strategic objectives, the Committee evaluated the Company’s 2021 performance achievement for these objectives, considering the following:

•

The launch of a unified digital self-support experience program, increasing the effectiveness of new customers self-activating with no support required, and achieving a material reduction in service calls through digital billing enhancements and customer engagement initiatives.

•	Effectively managing capital expenditure while continuing our retail store buildout plan and upgrading our network to offer advanced products and services to underserved households.

•	Achieving free cash flow that was favorable to budget and represented a $1.6 billion increase from 2020, driven in part by strong Adjusted EBITDA performance.

•	For Mr. Rutledge, the management of Charter’s talent planning and development efforts and achievements relating to advancing Charter’s diversity and inclusion goals.

With respect to the strategic objectives that applied for all NEOs, the Committee approved payouts of 100% for the Capital and Free Cash Flow Management objective and 125% for the Digital / Self-Service Initiatives strategic objective and resulting in an overall payout of 112.50% for NEOs except Mr. Rutledge. With respect to the additional strategic objectives that applied for Mr. Rutledge only, the Committee approved a combined payout of 100% for the Talent Planning and Diversity and Inclusion objectives, resulting in an overall strategic objectives payout of 102.08% when combined with payouts for the strategic objectives that applied for all NEOs. The resulting overall annual incentive payouts were 118.68% of Mr. Rutledge’s target annual incentive and 137.36% of the target annual incentive for the other NEOs. The tables below detail the annual incentive calculations for Mr. Rutledge and the other NEOs.

2021 Annual Incentive Payout – CEO

Metric	Target ($ million)	Performance ($ million)	Payout %	Weighting	Weighted Payout %
Revenue	$50,454	$50,699	124.31%	10.0%	12.43%
Adjusted EBITDA	$19,623	$20,643	150.00%	30.0%	45.00%
Strategic Objectives	Discretionary Assessment		102.08%	60.0%	61.25%
Total				100.0%	118.68%

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2021 Annual Incentive Payout – All Other NEOs

Metric	Target ($ million)	Performance ($ million)	Payout %	Weighting	Weighted Payout %
Revenue	$50,454	$50,699	124.31%	20.0%	24.86%
Adjusted EBITDA	$19,623	$20,643	150.00%	60.0%	90.00%
Strategic Objectives	Discretionary Assessment		112.50%	20.0%	22.50%
Total				100.0%	137.36%

Note: Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to non-controlling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. For purpose of calculating bonus attainment, revenue does not include revenue from mobile related devices, and Adjusted EBITDA does not include such revenue and RDOF related expenses. Capital Management is an after-the-fact, objective evaluation of our capital spend by the Committee.

Each NEO has a target annual incentive opportunity set as a percentage of the NEO’s base salary. In setting opportunities each year, the Committee reviews current opportunities relative to those among peer group companies and evaluates criteria with respect to each NEO’s particular role, including changes in scope and complexity, impact on Company strategy, and degree of enterprise-wide influence. For 2021, the Committee increased Ms. Fischer’s target annual incentive from 65% of base salary to 85% of base salary effective February 5 upon her promotion to EVP, Finance and increased her target annual incentive to 150% of base salary effective October 19 upon her promotion to Chief Financial Officer. The Committee otherwise determined that no annual incentive adjustments were necessary for our other NEOs as current opportunities continued to be competitive and appropriate for their roles. The table below summarizes the 2021 target annual incentive opportunities and actual incentive payouts for each of our NEOs.

		Target Annual Incentive			Annual Incentive
Executive Officer	Base Salary	% of Base Salary	$ Value		% of Target	$ Value
Thomas M. Rutledge	$2,500,000	300%	$7,500,000		118.68%	$8,901,000
John R. Bickham	$1,875,000	200%	$3,750,000		137.36%	$5,151,000
Richard J. DiGeronimo	$1,250,000	160%	$2,000,000		137.36%	$2,747,200
David G. Ellen	$1,250,000	160%	$2,000,000		137.36%	$2,747,200
Jessica M. Fischer	$700,000	150%	$566,225	(1)	137.36%	$777,767
Christopher L. Winfrey	$1,250,000	160%	$2,000,000		137.36%	$2,747,200

(1)

Represents Ms. Fischer’s target annual incentive amount prorated based on her base salary of $408,447 and target annual incentive of 65% of base salary in effect from January 1, 2021 through February 4, 2021, her base salary of $550,000 and target annual incentive of 85% of base salary in effect from February 5, 2021 through October 18, 2021, and her base salary of $770,000 and target annual incentive of 150% of base salary in effect as of October 19, 2021.

The Committee also authorized the CEO to make discretionary bonus awards of up to 5% of the total projected Annual Incentive Plan payout based on actual achievement against the approved performance objectives. Management recommends discretionary bonus awards based upon management’s judgment of a participant’s performance and contribution to the Company, and such awards are in addition to payments made under the Annual Incentive Plan. For 2021, none of the NEOs received any portion of this 5% discretionary bonus allocation.

Long-Term Incentives

Charter’s long-term incentive program aligns the interests of the NEOs with those of our stockholders by linking a significant portion of NEO compensation to sustained growth in the Company’s stock price over multi-year periods. The Committee establishes long-term incentive designs and opportunities in consideration of each NEO’s level within the organization, the nature of their particular role and job responsibilities, the desired mix of short and long-term incentive compensation, retention and succession planning considerations, the executive’s line-of-sight to our stock price performance, and

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competitive pay levels observed among peer and general industry organizations. Prior to 2021, the Committee administered two long-term incentive program designs for our NEOs: the 2016 Performance Equity Program (in which Messrs. Rutledge, Bickham, Ellen and Winfrey participated) and the ongoing annual equity program (in which the other NEOs participated). The 2016 Performance Equity Program provided awards in a mix of 90% stock options and 10% RSUs, with vesting subject to the achievement of pre-established stock price hurdles with additional time-based vesting applying over a 3 to 5-year period after grant. The annual equity program provides awards in a mix of stock options and RSUs, with the particular mix determined by the participant’s level, and awards vest in full on the third anniversary of the grant date.

The last tranches of the 2016 Performance Equity Program vested in June 2021, and all NEOs except for Mr. Bickham received grants under the annual equity program for 2021. Mr. Bickham’s amended employment agreement provided for a stock option grant on the December 23, 2020 effective date of the agreement, with no additional equity awards contemplated through the December 31, 2022 expiration date of the agreement, at which time Mr. Bickham will retire from the Company. For each other NEO, the Committee determines their long-term incentive opportunity each year and approves equity grants based on that opportunity. For any changes to long-term incentive opportunities occurring during the year, the Committee generally also approves additional equity awards based on the difference between the NEO’s new and prior opportunities and prorates the award value delivered based on the timing of the change. Prorated awards range from 100% of the value difference for changes occurring in the first quarter to 25% for changes occurring in October or November.

Mr. Rutledge received a grant of $30.0 million in stock options, granted on January 15, 2021 at the time all equity eligible employees received awards under the annual equity program (the “annual grant date”). Mr. Rutledge’s employment agreement dated October 27, 2020 generally provides for annual equity grants of $30 million in stock options through 2024, assuming his continued employment as CEO through that date. The details of Mr. Rutledge’s 2021 grant are as follows:

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 15, 2021	$30,000,000	100% Stock Options	$625.55	176,770	—

Mr. DiGeronimo first received a grant of $4.0 million, delivered in 90% stock options and 10% RSUs and granted on the January 15, 2021 annual grant date. Effective October 19, the Committee increased Mr. DiGeronimo’s long-term incentive opportunity to $8.0 million in connection with the expansion of his role to include oversight of Charter’s network operations. As part of this increase, the Committee also approved a grant of $1,000,000, delivered in 90% stock options and 10% RSUs and granted on the effective date of the increase. The value granted equaled 25% of the difference between his new and prior long-term incentive opportunities (prorated based on the effective date of the increase). The details of Mr. DiGeronimo’s 2021 grants are as follows:

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 15, 2021	$4,000,000	90% Stock Options / 10% RSUs	$625.55	21,212	639
October 19, 2021	$1,000,000	90% Stock Options / 10% RSUs	$714.99	4,462	140
Total	$5,000,000			25,674	779

Mr. Ellen first received a grant of $5.0 million, delivered in 90% stock options and 10% RSUs and granted on the January 15, 2021 annual grant date. Effective July 1, in connection with Mr. Ellen entering into an amended employment agreement with Charter, the Committee increased his long-term incentive opportunity to $5.5 million. As part of this increase, the Committee also approved a grant of $250,000, delivered in 90% stock options and 10% RSUs and granted on July 15, 2021. The value granted equaled 50% of the difference between his new and prior long-term incentive opportunities (prorated based on the effective date of the increase). The details of Mr. Ellen’s grants are as follows:

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 15, 2021	$5,000,000	90% Stock Options / 10% RSUs	$625.55	26,516	799
July 15, 2021	$250,000	90% Stock Options / 10% RSUs	$704.21	1,150	36
Total	$5,250,000			27,666	835

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Ms. Fischer first received a grant of $637,000, delivered in 75% stock options and 25% RSUs and granted on the January 15, 2021 annual grant date. At the time of the annual grant date, Ms. Fischer served as SVP, Finance & Corporate Treasurer and her grant represented the standard long-term incentive opportunity and equity mix provided to comparable executives at this level. Over the course of 2021, Ms. Fischer received two increases to her long-term incentive opportunity along with a corresponding equity grant:

•

Effective February 5, in connection with her promotion to EVP, Finance and entry into an employment agreement with Charter, the Committee increased Ms. Fischer’s long-term incentive opportunity to $1.5 million. As part of this increase, the Committee also approved a grant of $863,000, delivered in 90% stock options and 10% RSUs and granted on the effective date of her promotion. The value granted equaled 100% of the difference between her new and prior long-term incentive opportunities.

•

Effective October 19, in connection with her promotion to Chief Financial Officer, the Committee increased Ms. Fischer’s long-term incentive opportunity to $3.5 million. As part of this increase, the Committee also approved a grant of $500,000, delivered in 90% stock options and 10% RSUs granted on the effective date of her promotion. The value granted equaled 25% of the difference between her new and prior long-term incentive opportunities (prorated based on the effective date of the increase).

The details of Ms. Fischer’s grants are as follows:

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 15, 2021	$637,000	75% Stock Options / 25% RSUs	$625.55	2,815	255
February 5, 2021	$863,000	90% Stock Options / 10% RSUs	$621.71	4,610	139
October 19, 2021	$500,000	90% Stock Options / 10% RSUs	$714.99	2,231	70
Total	$2,000,000			9,656	464

Mr. Winfrey first received a grant of $6.0 million, delivered in 90% stock options and 10% RSUs and granted on the January 15, 2021 annual grant date. Over the course of 2021, Mr. Winfrey also received two increases to his long-term incentive opportunity, each with a corresponding equity grant:

•

The Committee increased Mr. Winfrey’s long-term incentive opportunity to $7.5 million, effective as of May 18, 2021, the end of the initial term of Mr. Winfrey’s then current employment agreement. As part of this increase, the Committee also approved a grant of $1.125 million, delivered in 90% stock options and 10% RSUs and granted on July 15, 2021. The value granted equaled 75% of the difference between her new and prior long-term incentive opportunities (prorated based on the effective date of the increase).

•

Effective October 19, the Committee approved the promotion of Mr. Winfrey to Chief Operating Officer and he entered into an amended employment agreement with Charter. Mr. Winfrey’s amended employment agreement provides for an annual long-term incentive award of at least $10.0 million delivered 100% in stock options and a grant of $625,000 in stock options granted on the effective date of the agreement. The value granted equaled 25% of the difference between her new and prior long-term incentive opportunities (prorated based on the effective date of the increase).

The details of Mr. Winfrey’s grants are as follows:

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 15, 2021	$6,000,000	90% Stock Options / 10% RSUs	$625.55	31,819	959
July 15, 2021	$1,125,000	90% Stock Options / 10% RSUs	$704.21	5,176	160
October 19, 2021	$625,000	100% Stock Options	$714.99	3,099	—
Total	$7,750,000			40,094	1,119

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All 2021 equity grants made to the NEOs vest in full on the third anniversary of the grant date (i.e., 3-year cliff vesting) and stock options have a 10-year term to exercise.

2009 Stock Incentive Plan and 2019 Stock Incentive Plan

Charter granted long-term incentive awards made prior to April 23, 2019 under the 2009 Stock Incentive Plan (the “2009 Plan”), and granted awards made after this date under the 2019 Stock Incentive Plan (the “2019 Plan” and, collectively, the “Stock Incentive Plans”). Each of the Stock Incentive Plans is an omnibus plan, administered at the discretion of the Committee, that provides for a range of compensation programs including the potential grant of non-qualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, performance units and performance share awards, phantom stock, restricted stock units and restricted stock (each term as defined in the Stock Incentive Plans). The Board of Directors approved the 2019 Plan in January 2019 and shareholders approved the 2019 Plan at the annual meeting on April 23, 2019. The terms of the 2019 Plan, after its approval, do not permit additional awards under the 2009 Plan, which terminated on November 30, 2019. Unless terminated sooner, the 2019 Plan terminates on January 29, 2029, with no further options or awards permitted thereafter under that plan.

As of December 31, 2021, 12.3 million shares remained available for future grants under the 2019 Plan. As of December 31, 2021, there were 3,769 participants in the 2019 Plan and there remained 2,722 participants with awards outstanding under the 2009 Plan.

The 2009 Plan authorized the repricing of options. No repricing occurred under the 2009 Plan through its termination. While the 2019 Plan also initially authorized the repricing of options, on January 28, 2020 the Board approved an amendment to the 2019 Plan prohibiting the repricing of stock options without shareholder approval.

Other Elements of Compensation

The NEOs are eligible to participate in all other benefit programs offered to all employees generally.

Employment Agreements

Over the course of 2021, Charter entered into amended employment agreements with Messrs. Ellen and Winfrey and entered into a new employment agreement with Ms. Fischer. Mr. Ellen’s amended employment agreement was effective July 1, 2021 and extended his term through July 1, 2023. Ms. Fischer’s agreement was effective February 5, 2021 with a term through February 5, 2023. Mr. Winfrey’s amended employment agreement was effective October 19, 2021 and extended his term through October 19, 2024. The current employment agreements with Messrs. Rutledge, Bickham and DiGeronimo, entered into effective October 27, 2020, December 23, 2020, and July 1, 2019, respectively, continue to remain in effect. A more detailed description of employment arrangements with our NEOs is set forth below under the section titled “Employment Agreements.”

Tax and Accounting

Prior to the Tax Cuts and Jobs Act, Section 162(m) of the Internal Revenue Code placed a $1 million limit on the amount of non-performance-based compensation the Company can deduct in any year for certain NEOs. The Committee had designed the compensation programs with the intention to qualify a majority of compensation as performance-based compensation under Section 162(m). Effective January 1, 2018, performance-based compensation potentially no longer qualifies for exemption from the Section 162(m) limitation. Certain awards under the existing plans may be deductible, but future awards would be analyzed under the new laws and may not create a tax deduction. Once an individual has become an NEO, these individuals will remain subject to the limitation under Section 162(m) for all current and future compensation. These tax effects are only one factor considered by the Committee when entering into compensation arrangements, and the Committee maintains flexibility in compensating executive officers in a manner designed to promote varying corporate goals, which may not be deductible under Section 162(m).

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We account for stock-based compensation in accordance with United States generally accepted accounting principles (“GAAP”). Restricted stock, restricted stock units, stock options as well as equity awards with market conditions are measured at the grant date fair value and amortized to stock compensation expense over the requisite service period. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model and the fair value of equity awards with market conditions is estimated on the date of grant using Monte Carlo simulations.

Additional Compensation Governance Policies

Stock Ownership Guidelines

The stock ownership guidelines require the achievement of a certain specified multiple of the applicable officer’s base salary or outside director’s cash retainer. The guidelines do not apply to officers, directors or affiliates of any stockholder of the Company beneficially holding 10% or greater of the outstanding shares of the Company’s stock.

Executive Officer	Ownership Multiple of Salary (for employees) or Cash Retainer (for directors)
CEO	5x
Vice Chairman; COO	3x
Executive Vice President	2x
Other Covered Individuals	1x
Outside Director	3x

In determining whether a covered individual has met the applicable stock ownership level, management evaluates annually stock beneficially owned outright and 25% of the value of time-based restricted stock and restricted stock units that are only subject to time-based vesting (the performance-based restricted stock unit awards do not count toward the ownership guidelines). There is no time requirement to meet the guidelines. However, until the officer or outside director achieves the minimum ownership level, a covered individual is required to retain a minimum of 25% of the shares received when options to purchase stock are exercised or restricted stock vests (unless an exemption is granted). As of December 31, 2021 all covered directors and the NEOs met the applicable stock ownership guidelines (except for recently hired or promoted individuals who have had limited or no vesting events).

Compensation Recovery Policy

The Compensation Recovery Policy provides that all executive officers, including the NEOs, may be required under certain circumstances to repay or forfeit annual incentive or other performance-based compensation, including payments under our Executive Bonus Plan, received in the event of a restatement of Charter’s financial statements filed with the SEC. Under this policy, there is a three-year look back period for compensation recovery and it applies regardless of whether or not the individual was at fault in the circumstances leading to the restatement. However, the Committee has been granted greater authority to recover any outstanding equity based awards, vested and unvested, if it determines that a covered executive was engaged in any fraud or intentional misconduct with regard to the circumstances leading to the restatement.

Hedging

The Company prohibits Restricted Employees from hedging transactions or similar arrangements with respect to Company securities without the prior approval of the Company’s Legal department. Specific transactions prohibited are sales of Company securities of the same class for at least six months after the purchase, short sales of Company securities, buying or selling puts or calls or other derivative securities on the Company’s securities, and entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

Restricted Employees include any employee with the title of Vice President or equivalent and above; all persons employed in the Finance, Investor Relations, Legal and Stock Administration departments; members of corporate executive staff; members of the Board of Directors; and any other designated employee identified by senior management as a “Restricted Employee” (e.g., key consultants, executive staff support, compensation personnel, senior Marketing staff).

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Stockholder Vote on Say on Pay

At the Company’s 2017 annual stockholders’ meeting, the stockholders considered an advisory proposal on the frequency of holding a vote on executive compensation and, as the Board of Directors recommended, voted to hold an advisory vote on executive compensation every three (3) years with approximately 57% of the votes cast in favor of the frequency proposal. The most recent advisory vote on executive compensation occurred at the 2020 annual stockholders’ meeting. As the Board of Directors recommended, the stockholders approved the 2020 executive compensation program with approximately 91% of the votes cast voting in favor of the proposal. At the annual stockholder’s meeting in 2023, stockholders will consider two advisory votes relative to executive compensation. One will address the frequency of advisory votes on the Company’s executive compensation and the other will address executive compensation as described in the Compensation Discussion and Analysis.

Charter designs its executive compensation program to ensure management’s interests align with those of our investors’ to support long-term value creation, while also maintaining the consistency over time that is imperative for motivating and retaining employees. After considering the stockholders’ advisory votes, including the level of support received for each proposal, the Committee continues to believe that the Company’s executive compensation structure best achieves the desired alignment. In addition, the Committee views a three-year period between advisory votes on executive compensation as the most effective approach, providing investors sufficient time to evaluate the effectiveness of both short and long-term compensation strategies and corresponding business outcomes of the Company. Although the Committee will continue to monitor the frequency of the vote, the Committee considers a triennial vote on executive pay to be the appropriate frequency to provide time to thoughtfully consider and implement appropriate changes to our executive compensation program.

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Summary Compensation Table

The following table sets forth compensation information for our named executive officers (“NEOs”) that were identified as such as of December 31, 2021.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in pension value and nonqualified deferred compensation earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Thomas M. Rutledge Chairman and Chief Executive Officer	2021	2,500,000	—	—	30,004,409	8,901,000	59,302	395,552	41,860,263
	2020	2,073,077	—	—	30,005,695	6,299,963	176,085	291,885	38,846,705
	2019	2,000,000	—	—	—	6,082,080	205,079	456,442	8,743,601
John R. Bickham Vice Chairman	2021	1,875,000	—	—	—	5,151,000	55,679	389,274	7,470,953
	2020	1,500,000	—	—	31,495,475	3,025,800	134,620	300,052	36,455,947
	2019	1,500,000	—	—	—	3,041,040	182,720	313,645	5,037,405
Richard J. DiGeronimo Chief Product & Technology Officer	2021	1,041,346	—	499,824	4,500,594	2,747,200	—	77,878	8,866,842
	2020	1,000,000	—	399,917	3,600,060	1,613,760	—	20,598	6,634,335
David G. Ellen Senior Executive Vice President	2021	1,250,000	—	525,165	4,725,735	2,747,200	—	108,188	9,356,288
	2020	1,250,000	—	750,165	6,750,203	2,017,200	—	20,000	10,787,568
	2019	1,250,000	—	—	—	2,027,360	—	22,349	3,299,709
Jessica M. Fischer Chief Financial Officer	2021	555,752	250,000	295,982	1,704,509	777,767	—	19,476	3,603,486
Christopher L. Winfrey Chief Operating Officer	2021	1,041,346	—	712,575	7,038,681	2,747,200	—	145,914	11,685,716
	2020	1,000,000	—	900,198	8,100,243	1,613,760	—	123,209	11,737,410
	2019	928,454	—	—	—	1,458,519	—	85,790	2,472,763

(1)

Messrs. DiGeronimo and Winfrey’s salary calculations are prorated based on the adjustment to their base salaries effective October 19, 2021, and Ms. Fischer’s salary calculation is prorated based on the adjustments to her base salary effective February 5, 2021 and October 19, 2021.

(2)	Ms. Fischer received a $250,000 lump sum payment made in connection with her relocation.

(3)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock unit grants, if any, to each NEO during the applicable fiscal years set forth above. Amounts reported represent the aggregate grant date fair value based on the average of the high and low stock prices on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(4)

Amounts reported in this column were calculated in accordance with GAAP and reflect the aggregate grant date fair value of options granted to each NEO during the applicable fiscal years set forth above. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion & Analysis.

(5)

The amounts reported under this column for 2021 are executive bonus plan payments made in 2022 for each NEO under the 2021 Executive Bonus Plan. Ms. Fischer’s target annual incentive amount is prorated with her prior base salary of $408,447 and target annual incentive of 65% of base salary in effect from January 1, 2021 through February 4, 2021, her prior base salary of $550,000 and target annual incentive of 85% of base salary from February 5, 2021 through October 18, 2021 and her new base salary of $700,000 and target annual incentive of 150% of base salary as of October 19, 2021.

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(6)

Although the plan was frozen in 2016 and no benefits accrued after that date, these amounts represent the aggregate change in the actuarial present value of Mr. Rutledge’s and Mr. Bickham’s accumulated pension benefits under the Time Warner Cable Pension Plan, and the Time Warner Cable Excess Benefit Pension Plan. See the Pension Benefits Table and “Legacy TWC Pension Benefits” for additional information regarding these benefits.

(7)

The amounts reported in the “All Other Compensation” column for 2021 include the perquisites and personal benefits received by each NEO that exceeded $10,000 in the aggregate, 401(k) matching contributions, group term life and executive long-term disability premiums and certain tax gross-ups for the year ended December 31, 2021, as detailed in the table below:

Name	Personal Use of Corporate Airplane ($)(a)	401(k) Matching Contributions ($)	Group Term Life Premiums ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Other ($)(b)
Thomas M. Rutledge	363,230	—	29,718	906	1,698	—
John R. Bickham	375,546	—	11,124	906	1,698	—
Richard J. DiGeronimo	57,334	17,400	540	906	1,698	—
David G. Ellen	85,765	17,400	2,322	906	1,698	—
Jessica M. Fischer	—	16,364	486	906	1,698	22
Christopher L. Winfrey	125,100	17,400	810	906	1,698	—

(a)

As set forth in more detail below under the section titled “Employment Agreements”, Messrs. Rutledge, Bickham, DiGeronimo, Ellen and Winfrey are allowed to use the Company’s aircraft for a certain amount of hours of discretionary personal use every year in accordance with their respective employment agreements. Mr. Rutledge also has the authority to allow other executives to use the Company’s aircraft for personal use. Amounts reported above for Messrs. Rutledge, Bickham, DiGeronimo, Ellen and Winfrey are calculated as the aggregate incremental cost to the Company using a method that takes into account variable costs such as aircraft fuel and oil expenses per hour of flight; crew travel expenses; landing and parking fees; and trip-related inspections, repairs and maintenance. The aggregate incremental costs reported above also take into account costs associated with private aircraft for hire services. Because the Company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew or purchase or lease costs of aircraft. For purposes of determining an executive’s taxable income, personal use of our aircraft is valued using a method based on Standard Industry Fare Level (“SIFL”) rates, as published by the Internal Revenue Service. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method.

(b)	Amounts reported for 2021 represent gross-ups for 2021 service awards.

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2021 Grants of Plan Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold – 0% ($)	Target – 100% ($)(3)	Maximum – 150% ($)(3)
Thomas M. Rutledge	—	—	7,500,000	11,250,000	—	—	—	—
	1/15/2021	—	—	—	—	176,770	625.55	30,004,409
John R. Bickham	—	—	3,750,000	5,625,000	—	—	—	—
	—	—	—	—	—	—	—	—
Richard J. DiGeronimo	—	—	2,000,000	3,000,000	—	—	—	—
	1/15/2021	—	—	—	639	—	—	399,726
	1/15/2021	—	—	—	—	21,212	625.55	3,600,461
	10/19/2021	—	—	—	140	—	—	100,098
	10/19/2021	—	—	—	—	4,462	714.985	900,133
David G. Ellen	—	—	2,000,000	3,000,000	—	—	—	—
	1/15/2021	—	—	—	799	—	—	499,814
	1/15/2021	—	—	—	—	26,516	625.55	4,500,746
	7/15/2021	—	—	—	36	—	—	25,351
	7/15/2021	—	—	—	—	1,150	704.205	224,989
Jessica M. Fischer	—	—	566,225	849,338	—	—	—	—
	1/15/2021	—	—	—	255	—	—	159,515
	1/15/2021	—	—	—	—	2,815	625.55	477,810
	2/5/2021	—	—	—	139	—	—	86,418
	2/5/2021	—	—	—	—	4,610	621.71	776,633
	10/19/2021	—	—	—	70	—	—	50,049
	10/19/2021	—	—	—	—	2,231	714.985	450,066
Christopher L. Winfrey	—	—	2,000,000	3,000,000	—	—	—	—
	1/15/2021	—	—	—	959	—	—	599,902
	1/15/2021	—	—	—	—	31,819	625.55	5,400,862
	7/15/2021	—	—	—	160	—	—	112,673
	7/15/2021	—	—	—	—	5,176	704.205	1,012,648
	10/19/2021	—	—	—	—	3,099	714.985	625,171

(1)

As described in the section titled “Compensation Actions in 2021” in the Compensation Discussion & Analysis, Messrs. Rutledge, DiGeronimo, Ellen and Winfrey and Ms. Fischer received grants on January 15, 2021 under Charter’s annual equity program. Ms. Fischer received a grant on February 5, 2021 in connection with the execution of her new employment agreement. Mr. Ellen received a grant on July 15, 2021 in connection with the renewal of his employment agreement. Mr. Winfrey received a grant on July 15, 2021 in connection with the Compensation and Benefits Committee approving an increase to Mr. Winfrey’s long-term incentive opportunity. Mr. Winfrey received a grant on October 19, 2021 in connection with the renewal of his employment agreement and promotion to Chief Operating Officer. Ms. Fischer received a grant on October 19, 2021 in connection with her promotion to Chief Financial Officer. Mr. DiGeronimo received a grant on October 19, 2021 in connection with the expansion of his responsibilities.

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(2)

These columns show the range of payouts under the 2021 Executive Bonus Plan based on the applicable 2021 performance criteria. Related payments were made in 2022 for 2021 performance based on the metrics described in the section titled “2021 Executive Bonus Plan” in the Compensation Discussion & Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)

Ms. Fischer’s target annual incentive amount prorated based on her base salary of $408,447 and target annual incentive of 65% of base salary in effect from January 1, 2021 through February 4, 2021, her base salary of $550,000 and target annual incentive of 85% of base salary in effect from February 5, 2021 through October 18, 2021, and her base salary of $770,000 and target annual incentive of 150% of base salary in effect as of October 19, 2021.

(4)	Awards under this column were granted as restricted stock units under the 2019 Stock Incentive Plan and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	These option awards were granted as options under the 2019 Stock Incentive Plan and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(6)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(7)

Amounts were calculated in accordance with accounting guidance related to share-based payment transactions and represent the aggregate grant date fair value. For more information, see “Impact of Tax and Accounting” under Compensation Discussion & Analysis.

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Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units for each of our NEOs that remained outstanding as of December 31, 2021. In connection with the closing of the Transactions the merger exchange ratio of .9042 was applied to the exercise price and performance targets (divided by .9042) and the number of restricted stock units and stock options (multiplied by .9042) for all equity awards outstanding on May 18, 2016.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas M. Rutledge	147,905	(2)	—		—	150.88	1/15/2024	—		—	—	—
	136,188	(3)	—		—	175.76	1/15/2025	—		—	—	—
	904,200	(4)	—		—	222.92	4/25/2026	—		—	—	—
	723,360	(4)	—		—	232.34	4/26/2026	—		—	—	—
	—		195,022	(5)	—	597.16	11/3/2030	—		—	—	—
	—		176,770	(6)	—	625.55	1/15/2031	—		—	—	—
John R. Bickham	251,074	(4)	—		—	221.25	6/17/2026	—		—	—	—
	63,294	(4)	—		—	242.30	7/25/2026	—		—	—	—
	—		188,909	(7)	—	646.31	12/23/2030	—		—	—	—
Richard J. DiGeronimo	23,620	(8)	—		—	353.20	1/16/2028	—		—	—	—
	—		27,151	(9)	—	292.31	1/15/2029	—		—	—	—
	—		6,760	(10)	—	378.67	8/15/2029	—		—	—	—
	—		24,781	(11)	—	512.06	1/15/2030	—		—	—	—
	—		21,212	(6)	—	625.55	1/15/2031	—		—	—	—
	—		4,462	(12)	—	714.99	10/19/2031	—		—	—	—
	—		—		—	—	—	2,613	(13)	$1,703,598	—	—
David G. Ellen	200,000	(4)	—		—	221.25	6/17/2026	—		—	—	—
	—		46,465	(11)	—	512.06	1/15/2030	—		—	—	—
	—		26,516	(6)	—	625.55	1/15/2031	—		—	—	—
	—		1,150	(14)	—	704.21	7/15/2031	—		—	—	—
	—		—		—	—	—	2,300	(15)	$1,499,531	—	—
Jessica M. Fischer	—		5,765	(9)	—	292.31	1/15/2029	—		—	—	—
	—		3,289	(11)	—	512.06	1/15/2030	—		—	—	—
	—		2,815	(6)	—	625.55	1/15/2031	—		—	—	—
	—		4,610	(16)	—	621.71	2/5/2031	—		—	—	—
	—		2,231	(12)	—	714.99	10/19/2031	—		—	—	—
	—		—		—	—	—	1,320	(17)	$860,600	—	—
Christopher L. Winfrey	36,976	(2)	—		—	150.88	1/15/2024	—		—	—	—
	34,046	(3)	—		—	175.76	1/15/2025	—		—	—	—
	24,064	(18)	—		—	183.87	1/15/2026	—		—	—	—
	497,309	(4)	—		—	221.25	6/17/2026	—		—	—	—
	—		55,758	(11)	—	512.06	1/15/2030	—		—	—	—
	—		31,819	(6)	—	625.55	1/15/2031	—		—	—	—
	—		5,176	(14)	—	704.21	7/15/2031	—		—	—	—
	—		3,099	(12)	—	714.99	10/19/2031	—		—	—	—
	—		—		—	—	—	2,877	(15)	$1,875,718	—	—

(1)	Based on the closing stock price at December 31, 2021 of $651.97 per share.

(2)	Amounts shown reflect time-vesting stock options granted on January 15, 2014 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(3)	Amounts shown reflect time-vesting stock options granted on January 15, 2015 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

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(4)

Amounts shown reflect grants of performance-vesting stock options that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. For Mr. Rutledge, represents the awards that were granted on April 25, 2016 and April 26, 2016, respectively. For Mr. Bickham, represents the awards that were granted on June 17, 2016 and July 25, 2016, respectively. For Messrs. Ellen and Winfrey, represents the awards of stock options that were granted on June 17, 2016.

(5)	Amounts shown reflect time-vesting stock options granted on November 3, 2020 that fully vest and become exercisable on the third anniversary of the grant date.

(6)	Amounts shown reflect time-vesting stock options granted on January 15, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(7)	Amounts shown reflect time-vesting stock options granted on December 23, 2020 under the 2019 Stock Incentive Plan that fully vest and become exercisable on December 31, 2022.

(8)	Amounts shown reflect time-vesting stock options granted on January 16, 2018 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(9)	Amounts shown reflect time-vesting stock options granted on January 15, 2019 under the 2009 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(10)	Amounts shown reflect time-vesting stock options granted on August 15, 2019 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(11)	Amounts shown reflect time-vesting stock options granted on January 15, 2020 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(12)	Amounts shown reflect time-vesting stock options granted on October 19, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(13)

Amounts shown reflect time-vesting RSUs granted on January 15, 2019, under the 2009 Stock Incentive Plan and on August 15, 2019, January 15, 2020, January 15, 2021 and October 19, 2021 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(14)	Amounts shown reflect time-vesting stock options granted on July 15, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(15)	Amounts shown reflect time-vesting RSUs granted on January 15, 2020, January 15, 2021 and July 15, 2021 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(16)	Amounts shown reflect time-vesting stock options granted on February 5, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(17)

Amounts shown reflect time-vesting RSUs granted on January 15, 2019, under the 2009 Stock Incentive Plan and on January 15, 2020, January 15, 2021, February 5, 2021 and October 19, 2021 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(18)	Amounts shown reflect time-vesting stock options granted on January 15, 2016 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

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2021 Options Exercised and Stock Vested

The following table provides information on option awards exercised and restricted stock and stock unit awards that vested during 2021 for each of the Company’s NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(1)
Thomas M. Rutledge(2)	—	—	60,282	$39,476,873
John R. Bickham(3)	23,200	$14,010,767	26,793	$18,537,273
Richard J. DiGeronimo(4)	—	—	708	$442,889
David G. Ellen(5)	100,000	$42,877,270	15,072	$10,427,865
Jessica M. Fischer (6)	5,015	$1,594,287	451	$282,123
Christopher L. Winfrey(7)	—	—	18,420	$12,744,245

(1)	Amount attributed to the average high and low market values of the stock on the day of vesting.

(2)

Mr. Rutledge had 60,282 performance-vesting RSUs vest on April 26, 2021 and 27,935 shares were withheld to cover taxes at a market value of $654.87 (the average of the high and low trading prices on that day).

(3)

Mr. Bickham exercised, surrendered underlying shares for the exercise price and tax withholding and sold 23,000 stock options at an exercise price of $221.25 per option, on September 2, 2021 at a market value of $825.15. The Bickham Family 2016 Irrevocable Trust exercised and sold 200 stock options at an exercise price of $221.25 per option, on September 2, 2021 at a market value of $825.15. Mr. Bickham had 26,793 performance-vesting RSUs vest on June 17, 2021 and 12,417 shares were withheld to cover taxes at a market value of $691.87 (the average of the high and low trading prices on that day).

(4)	Mr. DiGeronimo had 708 time vesting RSUs vest on January 15, 2021 and 337 shares were withheld to cover taxes at a market value of $625.55 (the average of the high and low trading prices on that day).

(5)

Mr. Ellen exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from 33,333 stock options at an exercise price of $221.25 per option, on March 8, 2021 at a market value of $630.06. Mr. Ellen exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from 33,333 stock options at an exercise price of $221.25 per option, on March 23, 2021 at a market value of $650.00. Mr. Ellen exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from 33,334 stock options at an exercise price of $221.25 per option, on April 29, 2021 at a market value of $670.00. Mr. Ellen had 15,072 performance-vesting RSUs vest on June 17, 2021 and 8,022 shares were withheld to cover taxes at a market value of $691.87 (the average of the high and low trading prices on that day).

(6)

Ms. Fischer exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from 1,000 stock options at an exercise price of $353.20 per option, on January 21, 2021 at a market value of $640.11. Ms. Fischer also exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from 1,000 stock options at an exercise price of $353.20 per option, on January 26, 2021 at a market value of $651.63. Ms. Fischer exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from 3,015 stock options at an exercise price of $353.20 per option, on May 13, 2021 at a market value of $687.85. Ms. Fischer had 451 time vesting RSUs vest on January 15, 2021 and 145 shares were withheld to cover taxes at a market value of $625.55 (the average of the high and low trading prices on that day).

(7)

Mr. Winfrey had 18,420 performance-vesting RSUs vest on June 17, 2021 and 9,021 shares were withheld to cover taxes at a market value of $691.87 (the average of the high and low trading prices on that day).

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our NEOs, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

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Legacy TWC Pension Benefits

In connection with Mr. Rutledge’s and Mr. Bickham’s employment by a predecessor and/or affiliate of Legacy TWC, Mr. Rutledge and Mr. Bickham participated in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan (the “Cable Plan”), and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a nonqualified defined benefit pension plan (collectively, the “Pension Plans”) offered by those employers and accrued a benefit as a result. No other NEO is entitled to benefits under the Pension Plans. As of the closing of the Transactions, Charter is the sponsor of the Pension Plans. As of December 31, 2021, the present value of Mr. Rutledge’s and Mr. Bickham’s accrued benefit under the Pension Plans was $1,683,629, and $1,537,116, respectively, reflecting the assumptions that (a) the benefits will be payable at the earliest retirement age at which unreduced benefits are assumed to be payable (which is age 65) under the plans, valued as if paid as a life annuity, (b) 28.58 and 8.75 years, respectively, of benefit service to Legacy TWC during their tenure there, and (c) are consistent with the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 23 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Federal tax law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits that may be paid to participants under a tax-qualified plan, such as the Cable Plan. However, as permitted under Federal tax law, Legacy TWC designed the Excess Benefit Plan to provide for supplemental payments by Legacy TWC of an amount that eligible employees would have received under the Cable Plan if eligible compensation were subject to a higher limit and there were no payment restrictions. The amount of the payment under the Excess Benefit Plan is calculated based on the differences between (a) the annual benefit that would have been payable under the Cable Plan if the annual eligible compensation limit imposed by the tax laws was $350,000 (the maximum compensation limit imposed under the Excess Benefit Plan) and (b) the actual benefit payable under the Cable Plan.

Benefit payments under the Pension Plans are calculated using the highest consecutive five-year average annual compensation (subject to federal law limits and the $350,000 limit referred to above), which is referred to as “average compensation.” Compensation covered by the Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. The annual pension payment under the terms of the TWC Pension Plans, if the retired employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•

1.25% of the portion of average compensation that does not exceed the average of the Social Security taxable wage base ending in the year the employee reaches the Social Security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation that exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

Reduced benefits are available in the case of retirement before age 65 and in other optional forms of benefits payouts, as described below.

The benefits under the Pension Plan are payable as (i) a single life annuity, (ii) a 50%, 75% or 100% joint and survivor annuity, (iii) a life annuity that is guaranteed for 10 years, or (iv) as of January 1, 2015, a lump sum. Spousal consent is required in certain cases. The participant may elect the form of benefit payment at the time of retirement or termination of employment (in which case, benefits are payable as (i) a single life annuity, (ii) a 50% or 75% joint and survivor annuity or (iii) a lump sum). In the case of a single life annuity, the amount of the annuity is based on the applicable formulas described above. In the case of a joint and survivor annuity, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the ages of the participant and beneficiary at the time the annuity payments begin and the percentage elected by the participant. In the case of a life annuity that is guaranteed for a period of time, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the guaranteed period. Benefits under the Excess Benefit Plan are payable only as a lump sum, unless the participant elected to receive monthly installments over 10 years by the applicable deadline.

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Pension Benefits Table

Set forth in the table below are the years of credited service and the present value of Mr. Rutledge’s and Mr. Bickham’s accumulated benefit under the Pension Plans computed as of December 31, 2021, the pension plan measurement date used for financial statement reporting purposes in the Company’s audited consolidated financial statements for the year ended December 31, 2021.

Pension Benefits for 2021

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)
Thomas M. Rutledge	Time Warner Cable Pension Plan	28.583	$1,683,629
	Excess Benefit Plan		—

	Total		$1,683,629
John R. Bickham	Time Warner Cable Pension Plan	8.75	$894,700
	Excess Benefit Plan		$642,416

	Total		$1,537,116

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2021 for the purpose of determining benefit service under the Pension Plans.

(2)

The present values of accumulated benefits for the Pension Plans as of December 31, 2021 were calculated using a discount rate of 3.01% for the Cable Plan and 2.82% for the Excess Plan. The mortality assumption is based on the Pri-2012 Sex-Distinct Annuitant Mortality projected forward using generational Scale MP-2020. Lump sums are based on 2021 417(e) mortality and September 2020 interest rates. The calculations are based on the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 23 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 except that retirement is assumed to be at the earliest unreduced age and no pre-retirement mortality.

Employment Agreements

Thomas M. Rutledge

On October 27, 2020, Charter entered into an amended and restated employment agreement with Thomas Rutledge (the “Rutledge Agreement”). The Rutledge Agreement has a term ending December 31, 2024 and provides that Mr. Rutledge will serve as the Chairman of the Charter board of directors and Chief Executive Officer of Charter and will have duties commensurate with such positions. Under the Rutledge Agreement, Mr. Rutledge is to receive a current base salary of $2,500,000 during the term commencing October 27, 2020, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. Rutledge is eligible to participate in the Executive Bonus Plan with a target bonus equal to 300% of base salary. Mr. Rutledge is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Rutledge for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Rutledge is entitled to use Company aircraft for such travel and for commuting and up to 125 hours of discretionary personal use per calendar year (without carryover). The Rutledge Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.

John R. Bickham

Effective as of January 1, 2021, Charter entered into an amended and restated employment agreement with John R. Bickham (the “Bickham Agreement”). Pursuant to the terms of the Bickham Agreement, Mr. Bickham transitioned into the role of Vice Chairman as of October 19, 2021. Prior to that time he served as the President and Chief Operating Officer of Charter. The Bickham Agreement further provides that he will devote substantially all of his business time and efforts to the business and affairs of the Company through December 31, 2021 and during the period from January 1, 2022 through December 31, 2022 (the “Transition Period”), Mr. Bickham will devote fifty percent of his business time and efforts to the business and affairs of the Company. Under the Bickham Agreement, Mr. Bickham’s annual base salary was $1,875,000 through December 31, 2021, and is $937,500 during the Transition Period. Mr. Bickham is eligible to participate in the Executive Bonus Plan with a target

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bonus equal to 200% of base salary. Mr. Bickham is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Bickham for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Bickham is entitled to use Company aircraft for such travel and for up to 40 hours during the Transition Period of discretionary personal use per calendar year (without carryover). The Bickham Agreement contains a two-year non-compete provision and a two-year non-solicitation clause. Mr. Bickham plans to retire following the end of the term of the Bickham Agreement.

Richard J. DiGeronimo

Effective as of July 1, 2019, Charter and Mr. DiGeronimo entered into an amended and restated employment agreement (the “DiGeronimo Agreement”). The DiGeronimo Agreement provides that Mr. DiGeronimo shall be employed in an executive capacity as Chief Product and Technology Officer with such responsibilities, duties and authority as are customary for such role, at a base salary of $1,000,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. DiGeronimo’s base salary increased to $1,250,000 effective October 19, 2021 in connection with the addition of Charter’s network operations to his responsibilities as Chief Product & Technology Officer. The DiGeronimo Agreement provides that he is eligible to participate in the Executive Bonus Plan with a target bonus of 160% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. DiGeronimo for all reasonable and necessary expenses incurred in connection with the performance of his duties and Mr. DiGeronimo is entitled to use Company aircraft for such travel and for up to 30 hours of discretionary personal use per calendar year (without carryover). The DiGeronimo Agreement has an initial term from the effective date through July 1, 2022 provided that the term can be extended by the Company for unlimited one-year periods. The DiGeronimo Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

David G. Ellen

Effective as of July 1, 2021, Charter entered into an amended and restated employment agreement with David G. Ellen (the “Ellen Agreement”). The Ellen Agreement provides that Mr. Ellen shall be employed in an executive capacity as Senior Executive Vice President with the authorities, duties and responsibilities for overseeing: (i) the following business and corporate functions: Programming, Policy (in partnership with Government Affairs), Spectrum Networks (including RSNs and the local news and sports networks), Human Resources (including Diversity and Labor Relations), Communications and Security; and (ii) the legal group (x) supporting the Programming, Policy, Spectrum Networks, Product and Labor Relations functions as well as (y) handling regulatory compliance for a term expiring on July 1, 2023. The Ellen Agreement provides that Mr. Ellen will receive a base salary of $1,250,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. Ellen is also eligible to participate in the Executive Bonus Plan with a target bonus of not less than 160% of his annual base salary. Mr. Ellen is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Ellen for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Ellen is entitled to use Company aircraft for such travel and for up to 30 hours of discretionary personal use per calendar year (without carryover). The Ellen Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Jessica M. Fischer

Effective as of February 5, 2021, Charter and Ms. Fischer entered into an employment agreement (the “Fischer Agreement”). The Fischer Agreement provides a base salary of $550,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Ms. Fischer’s base salary increased to $700,000 effective October 19, 2021 in connection with her promotion to Chief Financial Officer. The Fischer Agreement provides that she is eligible to participate in the Executive Bonus Plan with a target bonus of 85% of her annual base salary. Ms. Fischer’s target bonus increased to 150% effective October 19, 2021 in connection with her promotion to Chief Financial Officer. She is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Ms. Fischer for all reasonable and necessary expenses incurred in connection with the performance of her duties. The Fischer Agreement has an initial term from the effective date through February 5, 2023 provided that the term can be extended by the Company for unlimited one-year periods. The Fischer Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

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Christopher L. Winfrey

Effective as of October 19, 2021, Charter and Mr. Winfrey entered into an amended and restated employment agreement (the “Winfrey Agreement”). The Winfrey Agreement provides that Mr. Winfrey shall be employed in an executive capacity as Chief Operating Officer with such responsibilities, duties and authority as are customary for such role, at a base salary of at least $1,000,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. Winfrey’s base salary increased to $1,250,000 effective October 19, 2021 in connection with his promotion to Chief Operating Officer. Under the Winfrey Agreement, he is also eligible to participate in the Executive Bonus Plan with a target bonus of not less than 160% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Winfrey for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Winfrey is entitled to use Company aircraft for such travel and for up to 40 hours of discretionary personal use per calendar year (without carryover). The Winfrey Agreement has an initial term from the effective date through October 19, 2024, provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement contains a two-year non-compete provision and a one year non-solicitation clause.

Separation and Related Arrangements

Named Executive Officers

Unless otherwise noted, the stock price used in the separation tables that follow is based on $651.97 per share, the closing price of Charter’s Class A common stock on the NASDAQ Global Select Market on December 31, 2021. The paragraphs that follow describe the payments that each NEO would have received assuming the applicable termination event occurred on December 31, 2021. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees include:

•	Salary earned through date of termination;

•	Lump sum payment for COBRA coverage for the period of severance, if applicable; and

•	Lump sum payment of accrued and unused vacation.

As used in the following sections:

•

“Severance”: NEOs may be eligible for certain payments following the occurrence of certain termination events specified in their employment agreements. If eligible for severance: (1) Mr. Rutledge will receive severance equal to two and one-half times his applicable annual base salary and target bonus; (2) Mr. Bickham will receive severance equal to two and one-half times his applicable annual base salary and target bonus; and (3) Ms. Fischer and Messrs. Ellen, Winfrey and DiGeronimo will each receive severance equal to two times their applicable annual base salary and target bonus.

•

“Bonus”: As used in the tables below, “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement, payable in accordance with the 2021 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables. If eligible for a bonus payment on a specific termination event: Mr. Rutledge will receive a target bonus of 300% of his annual base salary; Mr. Bickham will receive a target bonus of 200% of his annual base salary; Mr. Ellen will receive a target bonus of 160% of his annual base salary; Mr. Winfrey will receive a target bonus of 160% of his annual base salary; Mr. DiGeronimo will receive a target bonus of 160% of his annual base salary; and Ms. Fischer will receive a target bonus of 150% of her annual base salary in effect as of October 19, 2021. See the “Base Salary and Annual Bonus” section in the Compensation Discussion and Analysis for further details of the plan. See the “Summary Compensation Table” for actual 2021 Executive Bonus Plan payouts.

•

“Stock Options,” “Restricted Stock” and “Restricted Stock Units”: includes grants made under the Stock Incentive Plans. See “Long-Term Incentives” under the Compensation Discussion & Analysis section for further details on equity incentives offered by the Company.

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Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason

Under the current employment agreements and Company policies applicable to our NEOs, we do not provide any severance in the event of a termination by the Company for cause or a voluntary termination by a NEO without good reason and all bonus awards and unvested equity, except for grants made in or after 2020 to Mr. Rutledge, will be forfeited and cancelled effective as of the date of termination. Under Mr. Rutledge’s amended employment agreement, stock option awards granted in or after 2020 pursuant to the employment agreement and outstanding at least one year at the time of termination will pro rata vest upon a voluntary resignation without good reason and continue to vest should such resignation occur after a transition negotiation period as defined in the employment agreement; in each case, such vested stock options will remain exercisable for the original 10-year term. As of December 31, 2021, only Mr. Rutledge’s stock options granted on November 3, 2020 were eligible for pro rata vesting upon a voluntary resignation without good reason, and the value of such pro rata vested stock options was $4,129,236 based on the December 31, 2021 closing stock price of $651.97. As of December 31, 2021, none of Mr. Rutledge’s awards were eligible for continued vesting upon a voluntary resignation without good reason. Under the long-term incentive award agreements with our NEOs, vested stock options generally may be exercised for a period of time not to exceed six months from the effective date of a for cause/voluntary termination or the option expiration date, if sooner. The performance-vesting options granted to Mr. Bickham in 2016 provide that he may exercise the options for up to three years following a voluntary termination without good reason.

“For cause” is generally defined under our NEOs’ employment agreements and applicable Company policies to include: willful breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material Company policies (which, in the case of Messrs. Rutledge, Bickham and Winfrey, causes or should reasonably be expected to cause substantial injury to the business or reputation of the Company); acts of fraud or willful and material misrepresentations or concealments from the Company or board of directors; misappropriation of a material amount of Company property; criminal convictions, guilty or no contest pleas with respect to felonies or any crime expected to materially adversely affect the Company; or admission or finding of liability for a knowing and deliberate breach of any securities laws (which, in the case of Messrs. Rutledge, Bickham and Winfrey, materially adversely affects or could reasonably be expected to materially adversely affect the Company). Under our employment agreements with Ms. Fischer and Messrs. DiGeronimo and Ellen, “for cause” also includes criminal convictions, guilty or no contest pleas with respect to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; illegal possession or use of a controlled substance or excessive alcohol use, in each case in connection with executive’s duties, on the Company’s premises or at a Company function; or willful or grossly negligent commission of an act or willful failure to act in connection with executive’s duties which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company.

For a definition of “good reason”, see the section below, titled “Termination by the Company without Cause or by the Executive for Good Reason (other than for a Change in Control)”.

Termination due to Death or Disability

Under the employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make certain payments to, or allow full equity vesting for, these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability.”

An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which a NEO is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments.

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	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	7,500,000	15,359,419	—	22,859,419
John R. Bickham	—	3,750,000	1,070,169	—	4,820,169
Richard J. DiGeronimo	—	2,000,000	15,640,229	1,703,598	19,343,827
David G. Ellen	—	2,000,000	7,201,587	1,499,531	10,701,118
Jessica M. Fischer	—	566,225	2,747,483	860,600	4,174,308
Christopher L. Winfrey	—	2,000,000	8,641,899	1,875,718	12,517,617

(1)	No severance is payable in the event of a termination based on death or disability of any NEO.

(2)

Each NEO or his or her estate or beneficiaries will be entitled to receive a pro rata bonus for the performance period ending prior to the date of a death or disability termination event. “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement or the 2021 Executive Bonus Plan as of December 31, 2021 payable in accordance with the 2021 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)	All time-vesting option grants made to our NEOs are subject to full vesting of all unvested equity in the event of a termination due to death or disability.

(4)	All time-vesting restricted stock unit grants made to our NEOs are subject to full vesting of all unvested equity in the event of a termination due to death or disability.

Termination due to Retirement by the Executive

In the event that an NEO terminates his or her employment with Charter due to retirement (i) no severance or bonus amounts are payable, (ii) for grants made prior to 2021, time-vesting stock option and restricted stock unit grants are subject to pro rata vesting after the first anniversary of the respective award’s grant date, and (iii) for grants made in or after 2021, time-vesting stock option and restricted stock unit grants are subject to continued vesting through the original vesting date if retirement occurs at or above age 60 and are otherwise subject to pro rata vesting after the first anniversary of the respective award’s grant date.

Charter generally defines “retirement” eligibility in its long-term incentive plan documents as the employee’s age (at least 55) plus years of service equal to 70 (with a minimum of 5 years of service required for grants made in or after 2021). Of the NEOs, only Messrs. Rutledge and Bickham meet the “rule of 70” retirement qualification. However, Messrs. Rutledge and Bickham’s respective employment agreements specify the treatment of their unvested stock options upon termination and in each case do not provide for any vesting treatment specific to retirement. Instead, were Mr. Rutledge to retire as of December 31, 2021, his stock options granted on November 3, 2020 would pro rata vest, as such options are eligible for pro rata vesting upon a resignation without good reason as described in the corresponding section above. Were Mr. Bickham to retire as of December 31, 2021, he would forfeit his unvested stock options. None of the other NEOs were eligible for retirement at December 31, 2021.

Termination by Charter Without Cause or by the Executive for Good Reason (other than for a Change in Control)

In the event that Charter terminates a NEO’s employment without cause or the executive terminates his or her employment with Charter for good reason other than in connection with a change in control, Charter may be required to make certain payments to the executive and the executive may be entitled to pro rata or continued vesting of unvested equity awards granted to the executive.

For a definition of a “for cause,” see the prior section titled “Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason.”

A NEO may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances, advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination. As the term is used in the employment

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agreements of our NEOs, “good reason” includes: a reduction in base salary or bonus; a material adverse change or diminution in title, authority, duties, or responsibilities of the executive; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due; changing the location of the executive’s primary workplace by more than 50 miles (for Ms. Fischer and Messrs. DiGeronimo, Ellen and Winfrey); any change in reporting structure such that the executive no longer reports directly to the CEO or, in the case of Mr. Rutledge, the Board (for Messrs. Rutledge, Bickham, Ellen and Winfrey); any failure by a successor company to assume the executive’s employment agreement following a change in control; or, for Mr. Rutledge, a change in control.

For a definition of “change in control”, see the section immediately following titled “Termination within 30 days before or 12 months after Change in Control without Cause or for Good Reason.”

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	25,000,000	7,500,000	15,359,419	—	47,859,419
John R. Bickham	14,062,500	3,750,000	1,070,169	—	18,882,669
Richard J. DiGeronimo	6,500,000	2,000,000	13,540,520	1,124,046	23,164,566
David G. Ellen	6,500,000	2,000,000	4,470,947	794,100	13,765,047
Jessica M. Fischer	3,500,000	566,225	2,411,371	566,331	7,043,927
Christopher L. Winfrey	8,125,000	2,000,000	5,365,135	964,704	16,454,839

(1)	All NEOs are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable.

(2)

All NEOs will be entitled to a pro rata bonus previously earned for the performance period ending prior to the date of termination. “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement as of December 31, 2021 and payable in accordance with the 2021 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

Except for Messrs. Rutledge and Bickham, all time-vesting stock option grants made to our NEOs are subject to pro rata vesting of all unvested equity in the event of a without cause/good reason termination. Time-vesting stock options granted to Messrs. Rutledge and Bickham are subject to continued vesting in the event of a without cause/good reason termination.

(4)	All time-vesting restricted stock and restricted stock unit grants made to our NEOs are subject to pro rata vesting of all unvested equity in the event of a without cause / good reason termination.

Termination within 30 days before or 12 months after Change in Control without Cause or for Good Reason

Under the employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make payments to, or allow pro rata or full vesting of unvested equity awards for, these executives in the event that, within 30 days before, or 12 months following, the occurrence of a change in control, Charter or any of its subsidiaries, terminate the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason.

A “change in control” is defined to include: any person or entity acquires beneficial ownership of 35% or more of our outstanding common stock or combined voting power over our outstanding voting securities; the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the board of directors; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

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	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	25,000,000	7,500,000	15,359,419	—	47,859,419
John R. Bickham	14,062,500	3,750,000	1,070,169	—	18,882,669
Richard J. DiGeronimo	6,500,000	2,000,000	15,640,229	1,703,598	25,843,827
David G. Ellen	6,500,000	2,000,000	7,201,587	1,499,531	17,201,118
Jessica M. Fischer	3,500,000	566,225	2,747,483	860,600	7,674,308
Christopher L. Winfrey	8,125,000	2,000,000	8,641,899	1,875,718	20,642,617

(1)	All NEOs are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable.

(2)

All NEOs will be entitled to a pro rata bonus previously earned for the performance period ending prior to the date of termination. “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement as of December 31, 2021 payable in accordance with the 2021 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

All time-vesting stock option grants made to our NEOs are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. For the purposes of calculating the amounts set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $651.97, the closing price of the Company’s Class A common stock on December 31, 2021.

(4)

All time-vesting restricted stock unit grants made to our NEOs are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. For the purposes of calculating the amount set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $651.97, the closing price of the Company’s Class A common stock on December 31, 2021.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1)	any breach of the director’s duty of loyalty to the corporation and its stockholders;

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

We have also entered into indemnification agreements that require us to indemnify each of our directors and executive officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

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Certain Beneficial Owners of Charter Class A Common Stock

The following table sets forth information as of February 25, 2022 regarding the beneficial ownership of Charter Class A common stock by:

•	each holder of more than 5% of outstanding shares Charter Class A common stock;

•	each Charter director and named executive officer; and

•	all Charter directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2) 12300 Liberty Boulevard Englewood, CO 80112	52,853,020	27.60%
Advance/Newhouse Partnership(3) One World Trade Center, 44th Floor New York, NY 10007	24,023,719	12.55%
TCI Fund Management Limited(4) 7 Clifford Street London W1S 2FT United Kingdom	9,800,605	5.12%
Directors and Executive Officers:
W. Lance Conn(5)	5,183	*
Kim C. Goodman(6)	3,771	*
Craig A. Jacobson(7)	10,736	*
Gregory B. Maffei(8)	4,762	*
John D. Markley, Jr.(9)	14,618	*
David C. Merritt(10)	8,907	*
James E. Meyer(11)	1,608	*
Steven A. Miron(12)	6,027	*
Balan Nair(13)	5,406	*
Michael A. Newhouse(14)	2,824	*
Mauricio Ramos(15)	4,606	*
Thomas M. Rutledge(16)	2,076,798	1.08%
Eric L. Zinterhofer(17)	18,750	*
John R. Bickham(18)	345,498	*
Richard J. DiGeronimo(19)	55,738	*
Richard R. Dykhouse(20)	148,152	*
David G. Ellen(21)	212,427	*
Jessica M. Fischer(22)	6,521	*
Jonathan Hargis	7,904	*
Kevin Howard(23)	32,733	*
Christopher L. Winfrey(24)	780,697	*
All executive officers and directors as a group (21 persons) (25)	3,753,666	1.96%

*	less than 1%

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(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Common stock subject to options that are currently exercisable or exercisable within 60 days of February 25, 2022 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 191,492,681 shares of Class A common stock outstanding as of February 25, 2022, including Charter Communications Holdings, LLC (“Charter Holdings”) common units on an as-if-exchanged basis. Each holder of Class A common stock is entitled to one vote per share. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Washington Blvd., Stamford, CT 06902. Each share of Class A common stock is entitled to one vote.

(2)

Based on a Schedule 13D/A, dated February 23, 2021 and filed February 24, 2021 and Form 4s filed by Liberty Broadband on March 16, 2021, April 15, 2021, May 17, 2021, June 15, 2021, July 16, 2021, August 16, 2021, September 16, 2021, October 18, 2021, November 16, 2021, December 15, 2021 and January 18, 2022. For information on Liberty Broadband’s designees to Charter’s board of directors and the Stockholders Agreement, see “Governance Impacts of TWC and Bright House Transactions” above and “Certain Relationships and Related Transactions” below. Of the shares reported in the Schedule 13D/A, Liberty Broadband reported that it had sole voting and dispositive power over 59,465,776 shares. The Form 4s filed by Liberty Broadband on (i) March 16, 2021 reported that Liberty Broadband sold 834,576 shares of Class A Common Stock to Charter on March 15, 2021; (ii) April 15, 2021 reported that Liberty Broadband sold 735,209 shares of Class A Common Stock to Charter on April 15, 2021; (iii) May 17, 2021 reported that Liberty Broadband sold 569,514 shares of Class A Common Stock to Charter on May 17, 2021; (iv) June 15, 2021 reported that Liberty Broadband sold 622,309 shares of Class A Common Stock to Charter on June 15, 2021; (v) July 16, 2021 reported that Liberty Broadband sold 404,158 shares of Class A Common Stock to Charter on July 16, 2021; (vi) August 16, 2021 reported that Liberty Broadband sold 344,239 shares of Class A Common Stock to Charter on August 16, 2021; (vii) September 16, 2021 reported that Liberty Broadband sold 452,150 shares of Class A Common Stock to Charter on September 16, 2021; (viii) October 18, 2021 reported that Liberty Broadband sold 724,555 shares of Class A Common Stock to Charter on October 18, 2021; (ix) November 16, 2021 reported that Liberty Broadband sold 621,437 shares of Class A Common Stock to Charter on November 16, 2021; (x) December 15, 2021 reported that Liberty Broadband sold 769,517 shares of Class A Common Stock to Charter on December 15, 2021; and (xi) January 18, 2022 reported that Liberty Broadband sold 535,092 shares of Class A Common Stock to Charter on January 18, 2022. John C. Malone, Chairman of the Board of Directors of Liberty Broadband and a director emeritus of Charter, may be deemed to have voting and dispositive control, pursuant to Rule 13d-3(a), over the shares of Charter owned by Liberty Broadband as a result of the positions he holds with Liberty Broadband as well as his control of approximately 45.8% of the voting power of Liberty Broadband, among other factors. Mr. Malone, however, disclaims beneficial ownership of any Charter shares owned by Liberty Broadband on the basis that he is not, individually, a party to any agreement, arrangement or understanding relating to the voting or disposition of any such shares. Decisions with respect to the voting or disposition of any Charter shares owned by Liberty Broadband are made by Liberty Broadband’s board of directors.

(3)

Based on a Schedule 13D/A, Amendment No. 12, dated March 1, 2022 and filed on March 3, 2022 by A/N, Newhouse Broadcasting Corporation (“NB”), Advance Publications, Inc. (“AP”), Newhouse Family Holdings, L.P. (“NF”) and Advance Long-Term Management Trust (“ALM”). For information on A/N’s designees to Charter’s board of directors and the Stockholders Agreement, see “Governance Impacts of TWC and Bright House Transactions” above and “Certain Relationships and Related Transactions” below. The 13D/A, Amendment No. 12, reports as follows: A/N, NB, AP, NF and ALM reported sole voting and dispositive power over all 24,023,719 of the reported shares. The 13D/A, Amendment No. 12, reported that the shares reported as beneficially owned represented 24,023,719 shares of Class A Common Stock (including Class B Common Units on an as-exchanged basis).

(4)	Based on a Schedule 13G/A filed by TCI Fund Management Limited on February 14, 2022.

(5)	Includes 275 shares of restricted stock that are not yet vested but eligible to be voted.

(6)	Includes 458 shares of restricted stock that are not yet vested but eligible to be voted.

(7)	Includes 458 shares of restricted stock that are not yet vested but eligible to be voted.

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(8)

Mr. Maffei is the President and Chief Executive Officer of Liberty Broadband. Liberty Broadband beneficially owns 27.60% of the outstanding shares of Charter Class A common stock. Mr. Maffei expressly disclaims beneficial ownership of any shares owned by Liberty Broadband. Includes 458 shares of restricted stock for Mr. Maffei that are not yet vested but eligible to be voted.

(9)

Includes 13,467 shares held jointly with his spouse, 1,151 shares held by the John Markley Family Trust and 275 shares of restricted stock that are not yet vested but eligible to be voted. Mr. Markley’s shares are pledged as collateral security for a line of credit.

(10)	Includes 923 shares held by the Merritt Family Trust, 7,709 shares held in the David C. Merritt IRA and 275 shares of restricted stock that are not yet vested but eligible to be voted.

(11)	Includes 275 shares of restricted stock that are not yet vested but eligible to be voted.

(12)	Includes 5,569 shares held jointly with his spouse and 458 shares of restricted stock that are not yet vested but eligible to be voted.

(13)	Includes 458 shares of restricted stock that are not yet vested but eligible to be voted.

(14)	Includes 275 shares of restricted stock that are not yet vested but eligible to be voted.

(15)	Includes 275 shares of restricted stock that are not yet vested but eligible to be voted.

(16)	Includes 81,945.833 shares held in 2020 GRAT and 1,911,653 options that are vested and exercisable.

(17)	Includes 687 shares of restricted stock that are not yet vested but eligible to be voted.

(18)	Includes 31,130 shares held jointly with his spouse and 314,368 options that are vested and exercisable.

(19)	Includes 50,771 options that are vested and exercisable.

(20)	Includes 6,383 shares held in the Richard Dykhouse 2021 GST Trust and 138,714 options that are vested and exercisable.

(21)	Includes 200,000 options that are vested and exercisable.

(22)	Includes 5,765 options that are vested and exercisable.

(23)	Includes 2,438 shares held in the Howard Living Trust, 2,180 shares held in the Kevin D. Howard Irrevocable Trust, and 28,115 options that are vested and exercisable.

(24)

Includes (i) 20,674 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust (the “Winfrey Revocable Trust”); (ii) 49,256 shares held in the Winfrey Revocable Trust; (iii) 82,518 shares held in the Winfrey Dynasty Trust; (iv) 34,909 shares held in the Yeniley Lorenzo Winfrey Irrevocable Trust; and (v) 945 shares held in the Yeniley Lorenzo Winfrey Revocable Trust. Also includes 592,395 options that are vested and exercisable. The 49,256 shares held by the Winfrey Revocable Trust are pledged as security for a margin loan which was undrawn as of the date of the mailing of this Proxy Statement.

(25)

Includes options and restricted stock units that are exercisable or eligible to become vested within sixty (60) days of February 25, 2022, and the shares of Charter Class A common stock beneficially owned described in footnotes (5) through (24).

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Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of related party transactions. Management has various procedures in place, e.g., our Code of Conduct, which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transaction Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any person: (a) who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) who is a greater than 5 percent beneficial owner of the Company’s common stock; or (c) who is an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transaction Policy.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter have or may have a material interest. The indentures of our subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp., require delivery of fairness opinions for transactions with affiliates involving more than $100 million. Such fairness opinions have been obtained whenever required. Charter has determined that all of our transactions entered into with affiliates are in Charter’s best interest. Related Party Transactions are approved by the Audit Committee or another independent body of Charter’s board of directors.

On May 23, 2015, Charter entered into the Stockholders Agreement. Under the terms of the Stockholders Agreement, the number of Charter’s directors is fixed at 13, and includes its chief executive officer. Two designees selected by A/N are members of the board of directors of Charter and three designees selected by Liberty Broadband are members of the board of directors of Charter. The remaining eight directors are not affiliated with either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to nominate at least one director to each of the committees of Charter’s board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee each have at least a majority of directors independent from A/N, Liberty Broadband and Charter (referred to as the “unaffiliated directors”). Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three unaffiliated directors and one designee of each of A/N and Liberty Broadband. A/N and Liberty Broadband also have certain other committee designation and governance rights. Mr. Rutledge is the Chairman of the board of Charter.

In connection with the closing of the Transactions, a number of agreements were entered into with Liberty Broadband and/or A/N, including the Charter Holdings operating agreement (the “LLC Agreement”), an exchange agreement, a registration rights agreement, a tax receivables agreement, an amendment agreement (that amended the Stockholders Agreement and the Liberty Broadband investment agreement) and a transition services agreement. These agreements were approved by the board of directors. On June 18, 2021, Charter Holdings, pursuant to the provisions of the LLC Agreement, caused the conversion of all 25 million Convertible Preferred Units of Charter Holdings owned by A/N (the “Preferred Units”) into Class B Common Units of Charter Holdings (“Common Units”). The Preferred Units had an aggregate face amount of $2.5 billion that paid a 6% annual preferred dividend. Each Preferred Unit was converted into 0.37334 Common Units, representing a conversion price of $267.85 per unit, based on a conversion feature in the LLC Agreement, resulting in the issuance of a total of 9.3 million Common Units to A/N, which were issued in uncertificated book-entry form. In 2021, Charter Holdings paid the preferred dividend of $70 million to A/N. Charter also paid approximately $4.0 million to A/N as tax distributions under the LLC Agreement and $0.6 million to A/N under the tax receivables agreement.

In December 2017, Charter and A/N entered into an amendment to the letter agreement dated December 23, 2016 that requires A/N to sell to Charter or to Charter Holdings, on a monthly basis, a number of shares of Charter Class A common stock or Charter Holdings common units that represents a pro rata participation by A/N and its affiliates in any repurchases of shares of Charter Class A common stock from persons other than A/N effected by Charter during the immediately preceding calendar

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month, at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding calendar month. A/N and Charter both have the right to terminate or suspend the pro rata repurchase arrangement on a prospective basis. Pursuant to the tax receivables agreement between Charter and A/N, Charter must pay to A/N 50% of the tax benefit when realized by Charter from the step-up in tax basis resulting from any future exchange or sale of the preferred and common units.

In February 2021, Charter and Liberty Broadband entered into a letter agreement that requires Liberty Broadband to sell to Charter, on a monthly basis, a number of shares of Class A common stock representing an amount sufficient for Liberty Broadband’s ownership of Class A common stock to be reduced such that it does not exceed the ownership cap then applicable to Liberty Broadband under the Stockholders Agreement (the “LBB Cap”), at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding calendar month. The letter agreement with Liberty Broadband terminates upon the earliest of (i) mutual written agreement of the parties, (ii) the termination of the Stockholders Agreement, or (iii) 12:01 a.m. following the first end date of a repurchase period occurring at least ten days after either party, in its sole discretion, delivers a written termination notice to the other party (provided, that, in the case of clause (iii), the rights and obligations of the parties under the letter agreement with Liberty Broadband survive with respect to a repurchase period ending prior to such termination). Upon the termination of the letter agreement with Liberty Broadband, the requirement of Liberty Broadband to sell shares of Class A Common Stock to Charter to the extent necessary so that Liberty Broadband’s ownership of Charter does not exceed the LBB Cap would revert to the terms of the Stockholders Agreement.

Dr. John Malone, a director emeritus of Charter and Chairman of the board of directors of Liberty Broadband and holder of 45.8% of voting interest in Liberty Broadband, also serves on the board of directors of Qurate Retail, Inc. (“Qurate”). As reported in Qurate’s SEC filings, Dr. Malone owns approximately 1.2 million shares of the Series A common stock and approximately 27.7 million shares of the Series B common stock of Qurate and has a 41.2% voting interest in Qurate for the election of directors. Qurate wholly owns HSN, Inc. (“HSN”) and QVC, Inc. (“QVC”). The Company has programming relationships with HSN and QVC. For the year ended December 31, 2021, the Company recorded revenue in aggregate of approximately $47.6 million from HSN and QVC as part of channel carriage fees and revenue sharing arrangements for home shopping sales made to customers in the Company’s footprint.

Dr. Malone and Mr. Steven Miron, a member of Charter’s board of directors, also serve on the board of directors of Discovery, Inc. (“Discovery”). As reported in Discovery’s SEC filings, Dr. Malone owns less than 1% of the series A common stock, 95% of the series B common stock and 3.7% of the series C common stock of Discovery and has a 26.5% voting interest in Discovery for the election of directors. As reported in Discovery’s SEC filings, Advance/Newhouse Programming Partnership (“A/N PP”), an affiliate of A/N and of which Mr. Miron is the CEO, owns 100% of the Series A-1 preferred stock of Discovery and 100% of the Series C-1 preferred stock of Discovery and has a 23.2% voting interest for matters other than the election of directors. A/N PP also has the right to appoint three directors out of a total of twelve directors to Discovery’s board. The Company purchases programming from Discovery. Based on publicly available information, the Company does not believe that Discovery would currently be considered a related party. The amount paid in the aggregate to Discovery represents less than 2% of total operating costs and expenses for the year ended December 31, 2021.

Liberty Broadband and A/N each have a number of subsidiary or affiliated companies with which Charter has customer or vendor relationships, some of which involved amounts in excess of $120,000 for 2021 or may involve amounts in excess of $120,000 for 2022. The following summarizes each of these relationships with Liberty Broadband and A/N subsidiaries and affiliates:

•	Advance Digital Inc., an A/N company, provides search engine marketing services to Charter. Charter paid approximately $13.8 million for these services in 2021.

•	Charter purchases advertising services from American City Business Journals, an A/N company. Charter paid approximately $0.3 million for these services in 2021.

•

Live Nation Entertainment, Inc. (Mr. Maffei is the Chairman of the Board; and Dr. Malone has a 48.3% voting interest in Liberty Media, which owns 31.85% of the Live Nation equity) is a customer of Spectrum Enterprise and Spectrum Reach and purchased approximately $1.1 million of services during 2021.

Charter Communications        |    64    |        2022 Proxy Statement

Proposal No. 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the board of directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2022. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

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Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s independent registered public accounting firm since 2002, and, subject to ratification by stockholders at the annual meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2022.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2021 and 2020, we incurred fees and related expenses for professional services rendered by KPMG for the audits of Charter and its subsidiaries’ financial statements, for the review of Charter and its subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $8 million and $9 million, respectively.

Audit-Related Fees

No audit-related fees to KPMG were incurred during the years ended December 31, 2021 and 2020.

Tax Fees

Charter incurred tax fees to KPMG of approximately $1 million during each of the years ended December 31, 2021 and 2020.

All Other Fees

None.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Exchange Act, with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2021 and 2020. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG’s independence. Each year, including 2021, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the “Investor Relations” section of our website at ir.charter.com.

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Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2021 Ms. Goodman and Messrs. Merritt and Markley served on the Audit Committee for the entire year. All members were determined by the board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of our website at ir.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board of directors determine. The Audit Committee held four meetings in 2021.

The Audit Committee has reviewed and discussed with management and the internal auditors the Company’s audited financial statements and effectiveness of internal controls for the year ended December 31, 2021. The Audit Committee has discussed the matters required to be discussed by Auditing Standard No. 1301, as amended (Communication with Audit Committees), with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2021.

The Audit Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

The Audit Committee evaluated KPMG’s independence, performance, qualifications, tenure, partnership rotation and relationship management and based on that evaluation approved the appointment of KPMG as the Company’s independent registered public accounting firm for 2022.

DAVID C. MERRITT

KIM C. GOODMAN

JOHN D. MARKLEY, JR.

Charter Communications        |    67    |        2022 Proxy Statement

Proposal No. 3: Stockholder Proposal Regarding

Lobbying Activities

(Item 3 on Proxy Card)

This proposal was submitted by the Service Employees International Union Pension Plans Master Trust (“SEIU”), the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal from SEIU reads as follows:

“Whereas, we believe in full disclosure of Charter’s lobbying activities and expenditures to assess whether Charter’s lobbying is consistent with its expressed goals and in stockholders’ best interests.

Resolved, stockholders request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Charter used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Charter’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision-making process and the Board’s oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Charter is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Charter’s website.

Supporting Statement

Charter spent $69,995,000 from 2010 – 2020 on federal lobbying. Charter also lobbies extensively at the state level where disclosure is uneven or absent, with at least 267 lobbyists in 29 states in 2020 (followthemoney.org).

Charter fails to disclose its memberships in, or payments to, trade associations and social welfare organizations, or the amounts used for lobbying, including grassroots. Companies can give unlimited amounts to third party groups that spend millions on lobbying and often undisclosed grassroots activity, and these groups may be spending “at least double what’s publicly reported.”1

Charter serves on the board of NCTA – The Internet & Television Association, which spent $175,710,000 on lobbying from 2010 – 2020, and is a member of Broadband for America, a social welfare organization which spent $4.2 million to submit 8.5 million fake comments using real people’s names to the FCC opposing net neutrality.2 And Charter does not disclose its contributions to groups which write and endorse model legislation, like the American Legislative Exchange Council (ALEC).

We believe Charter’s lack of disclosure presents reputational risks when its lobbying contradicts company public positions. For example, Charter states that it is committed to an open internet, yet NCTA and Broadband for America lobbied against net neutrality. As Charter lobbied on expanding internet access in infrastructure,3 it has attracted scrutiny for avoiding federal taxes while spending $64 million on lobbying and campaign contributions.4 And while Charter is committed to diversity and inclusion, groups have asked Charter to cut ties with ALEC because of its voter restriction efforts.5”

[1]	https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly-reported/.
[2]	https://www.wired.com/story/isps-funded-85-million-fake-comments-opposing-net-neutrality/.
[3]	https://www.opensecrets.org/news/2021/08/telecom-and-telephone-utility-companies-spend-big-infrastructure-deal-clears-hurdle/.
[4]	https://truthout.org/articles/corporations-that-paid-zero-federal-income-tax-spent-400-million-in-lobbying/.
[5]	https://www.thenation.com/article/politics/alec-corporations-democracy/.

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Statement Against Stockholder Proposal Regarding Lobbying Activities

Our Board believes that our Company’s participation in the political, legislative and regulatory processes at all levels of government enhances stockholder value. Our Company is committed to participating constructively in the political process to increase shareholder value and in full compliance with applicable rules and regulations. Our Company makes significant disclosures regarding lobbying and political contributions, and our Board believes that these current disclosures are appropriate and consistent with the objectives of transparency and accountability reflected in the proposal. Indeed, the proponent includes contribution data from our disclosures, demonstrating that significant information concerning our activities is already publicly available.

Our Company has extensive policies and procedures in place to ensure that all lobbying activities and political contributions conducted by the Company and our employees comply with all applicable laws, including robust internal controls and oversight. Applicable laws and regulations include the prohibition under federal law barring corporations from making direct or indirect contributions to candidates or political parties at the federal level. Similarly, we make political contributions only in states where such contributions are permitted. Contributions are intended to support political issues and candidates consistent with our policy objectives. We disclose our policy objectives on our website at https://policy.charter.com. Charter publicly discloses all U.S. federal lobbying costs and the issues to which our lobbying efforts relate on a quarterly basis. Charter also makes such disclosures at the state or local level consistent with applicable lobbying laws.

Our Board believes that the information currently made available strikes the appropriate balance between transparency and excessive burden and cost, and that additional disclosures with respect to lobbying activities would not provide useful information to stockholders. The implementation of the proposal’s additional requirements would result in the unproductive consumption of valuable time and corporate resources without materially enhancing existing disclosures.

Additional detailed disclosures regarding our participation or contribution to any tax-exempt industry organization or trade associations may further encourage issue activists, some motivated by special or short-term interests, to pressure us to alter our political participation in a manner that could adversely affect stockholder interests, or require us to disclose proprietary information, putting us at a competitive disadvantage. Our Company maintains membership in trade associations and other tax-exempt entities primarily for strategic, rather than advocacy-related purposes. For these reasons, additional disclosures regarding contributions to such organizations and associations would not provide useful information to stockholders.

Our Board also opposes the proposal because many aspects of it are vague or unworkable and may create confusion. The definition of lobbying, and the expenditures that would be considered lobbying-related, vary across jurisdictions and could include employee salaries, office rent and employee travel expenses. As a result, the disclosures regarding lobbying-related expenditures required by the proposal may be inconsistent and confusing, as a particular expenditure may be considered lobbying-related in one jurisdiction but not in another.

In light of our existing policies and disclosures with respect to lobbying activities, our Board believes that producing a report beyond what has been published on our website and required in our public filings would impose a significant burden on the Company, but provide minimal additional information of value to Charter’s stockholders. As a result, our Board believes that adopting the proposal is unnecessary and is not in the best interests of our Company or our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications        |    69    |        2022 Proxy Statement

Proposal No. 4: Stockholder Proposal Regarding

Chairman of the Board and CEO Roles

(Item 4 on Proxy Card)

This proposal was submitted by the New York State Common Retirement Fund, the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal reads as follows:

“Resolved: Shareholders of Charter Communications, Inc. (Charter) urge the Board of Directors (Board) to take the steps necessary to adopt a policy to require that the Chairman of the Board shall be an independent member of the Board. This policy would be phased in for the next CEO transition.

If the Board determines that a Chair who was independent when selected is no longer independent, the Board ‘shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This policy should be implemented so as not to violate any contractual obligations, with amendments to Charter’s governing documents as needed.

Supporting Statement

Charter’s Board Chairman has served as Chairman and CEO since 2016. Previously, he served as Charter’s President from February 2012 to July 2016, and as a director since February 2012.

A board, led by its chair, is responsible for protecting shareholders’ interests by providing oversight of management in directing the corporation’s affairs. This oversight function can be diminished when the chair is not an independent director, weakening a company’s governance structure. While Charter has appointed a lead independent director, the lead director’s duties are not robust and do not include duties like approval of Board meeting schedules and agendas, or approval of information sent to the Board.

Shareholders have serious concerns regarding the Board’s persistent issues such as:

•

Several directors serve on an excessive number of boards. When combined with other executive duties, this may preclude certain directors from dedicating the time necessary to fulfill the responsibilities;

•	The designation of directors via related-party transactions and the subsequent limited voting rights could hinder the interests of outside shareholders;

•	Over recent years, several directors have received lower-than-usual shareholder support, indicating dissatisfaction with director performance;

•	Women directors represent only 8% of the board’s directors (1 out of 13);

•	Shareholders do not have the right to call special meetings and the board has failed to adopt proxy access;

•	While Charter published its first ESG Report in 2020, it has failed to comprehensively demonstrate that it manages ESG-related risks and performance, including metrics to measure performance;

•	Concerns with labor management practices, including an unresolved four-year strike with a bargaining unit, can affect the company’s image among its employees, customers, and regulators; and

•	Recent public disputes with federal, state, and local regulators may lead to increased regulatory, financial, and reputational risks.

In our view, the chair should be an independent director who has not previously served as an executive of Charter. By separating the roles of chair and CEO, Charter would join a majority of S&P 500 companies that have definitively split the two roles, enhancing oversight and accountability of management to shareholders, and provide independent leadership in addressing governance weaknesses.”

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Statement Against Stockholder Proposal Regarding Chairman of the Board and CEO Roles

Our Board of Directors values the flexibility of selecting the structure of leadership best suited to meet the needs of the Company and its stockholders. The Board, which consists of directors with diverse experience, backgrounds, perspectives and extensive knowledge about the Company and our industry is best positioned to evaluate its optimal leadership structure. Given the dynamic and competitive environment in which we operate, the Board believes that the right leadership structure may vary as circumstances warrant. The Board recommends a vote against this proposal because it believes it is in the best interests of our stockholders for the Board to have the flexibility to determine the best person to serve as the Chairman of the Board, whether that person is a non-management director or the CEO.

Since the Chairman and CEO roles were combined in 2016, the Company has experienced strong long-term financial growth and stockholder return. If the proposal was implemented, it would prevent future Boards from having the flexibility to determine the best leadership structure for the Company, regardless of what the Board believes to be in the best interests of the Company and its stockholders, to their potential detriment.

Every year, the Nominating and Corporate Governance Committee reviews and makes a recommendation on the appropriate governance framework for Board leadership. The Committee takes into consideration governance best practices and the facts and circumstances of our Board. For example, in 2021 following review of the Company’s Corporate Governance Guidelines, the Committee recommended and the Board adopted a change to the Corporate Governance Guidelines to make clear that the Lead Independent Director could call a meeting of the independent members of the Board.

Upon the closing of the Transactions in 2016, the Company determined that Board leadership is best provided through the combination of a unified Chairman and CEO, a clearly defined and significant lead independent director role, active and strong committee chairs, and independent-minded, skilled, engaged, diverse and committed directors. The Board believes that its current structure and governance allows it to provide effective challenge and oversight of management.

We have a Lead Independent Director with significant responsibilities that are described in detail in this proxy statement. Mr. Zinterhofer’s skills, experience, commitment and the time he devotes to serve his role all make him well qualified to serve as our Lead Independent Director. The Chairman and CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Lead Independent Director consults with the Chairman and CEO and presides over meetings of the Board when the Chairman and CEO is not present as well as providing leadership for the non-A/N and non-Liberty Broadband directors.

Furthermore, our non-management directors meet regularly in executive sessions that are chaired by our Lead Independent Director with no member of management present. Non-management directors use these executive sessions to discuss various matters regarding the Company and the Board, as well as evaluations of the CEO and senior management, management and Board successions, matters to be included on Board agendas, and additional information the Board would like management to provide to them.

The Board exercises a strong, independent oversight function, which is further enhanced by the fact that our chairs and all members of the Board committees are independent directors. These chairs shape the agenda and information presented to their committees. Oversight of critical issues within these committees is owned by the independent directors. All directors have full access to all members of management and all employees on a confidential basis.

We believe that our current Board structure is in the best interest of our stockholders and that the Board should maintain the flexibility to select the optimal structure of leadership best suited to meet the needs of Charter and its stockholders at any given time, including after our current Chairman and CEO no longer serves as CEO. In addition, given Charter’s robust governance practices, including our strong Lead Independent Director, the Board believes that adoption of an Independent Chair Policy is unnecessarily rigid and not in the best interest of the Company or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications        |    71    |        2022 Proxy Statement

Proposal No. 5: Stockholder Proposal Regarding

Political and Electioneering Expenditure Congruency Report

(Item 5 on Proxy Card)

This proposal was submitted by Handlery Hotels, Inc., the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal reads as follows:

“Whereas: Public data collected by OpenSecrets.org show that Charter Communications (“Charter”) and its employee PAC rank in the top 1% of political donors.

Charter has stated: “We approach diversity and inclusion holistically through a framework that recognizes the importance of diversity and inclusion in enabling our commercial strategy and continued business success. Our leaders understand that a workforce that is reflective of the customers and communities that we serve helps drive strong business performance. We are proud that our workforce reflects the full range of diversity and abilities, and we actively promote diversity at every level of our organization through a strong focus on the recruitment, retention, and development of our employees.”

Charter’s political expenditures appear to undermine this organizational priority.

Voter suppression legislation disenfranchises communities of color. From 2018 to 2020, Charter contributed at least $1 million to 527 organizations underwriting efforts to pass voter suppress legislation. In the 2020 election cycle, Charter contributed directly to a Florida state legislator who championed voter suppression legislation and contributed to an organization that supported a Texas state legislator who did the same.

Based on public records, the proponents estimate that in the 2020 election cycle, Charter and its employee PAC have donated at least $3.78 million to politicians and political organizations working to weaken women’s access to abortion. This includes $218,500 to the sponsors of Texas SB 8 and over $130,000 to the sponsors of restrictive abortion bills in 9 other states. These contributions have been criticized in television ads and generated articles in mainstream media outlets.

Charter has a stated goal of becoming carbon neutral with respect to its operational greenhouse gas emissions while reducing Scope 3 emissions. Yet a Bloomberg analysis found that between the 2018 midterms and October 2020, for every dollar Charter contributed to climate-friendly members of Congress, it donated over two dollars to members characterized as “ardent obstructionists” of proactive climate policy.

Resolved: Shareholders request that Charter publish an annual report, at reasonable expense, analyzing the congruence of political, lobbying, and electioneering expenditures during the preceding year against publicly stated organizational priorities, listing and explaining any instances of incongruent expenditures, and stating whether the identified incongruencies have led to a change in future expenditures or contributions.

Supporting Statement

Proponents recommend that such report also contain management’s analysis of risks to our company’s brand, reputation, or shareholder value of expenditures in conflict with organizational priorities. “Expenditures for electioneering communications” means spending, from the corporate treasury and from the PACs, directly or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate. This proposal aligns with the standards and procedures set forth in the Center for Political Accountability’s Model Code of Conduct.”

Charter Communications        |    72    |        2022 Proxy Statement

Statement Against Stockholder Proposal Regarding Diversity and Inclusion Efforts

Our Board believes that our Company’s participation in the political, legislative and regulatory processes at all levels of government enhances stockholder value. Our Company is committed to participating constructively in the political process to increase shareholder value and in full compliance with applicable rules and regulations. We are subject to extensive regulation at the federal and state levels and are involved in a number of legislative initiatives across a broad spectrum of policy areas that can have an immediate and dramatic effect on our business and operations. We ethically and constructively promote legislative and regulatory actions that further the business objectives of our Company and attempt to protect our Company from unreasonable, unnecessary, or burdensome legislative or regulatory actions at all levels of government.

We actively participate in the political process and maintain memberships with a variety of trade associations with the ultimate goal of promoting and protecting the economic future of our Company and our stockholders and employees. An important part of participating effectively in the political process is making prudent political contributions and focused lobbying expenditures — but only where permitted by applicable law. Our Company’s political contributions and expenditures are made to further the best interests of the company and our stockholders and employees, and are made without regard to the personal political preferences of individual board members, officers, or employees.

Participation in the political process and as a member of various trade associations comes with the understanding that we may not always agree with all of the positions of the recipients, organizations, or organizations’ other members. We believe, however, that these recipients take many positions and address many issues of importance to our Company in a meaningful manner, and the associations take positions and address issues in a collective industry manner and often advance positions consistent with company interests, that will help us provide strong financial returns, enhance long-term stockholder value, and advance the best interests of our employees consistent with our corporate values.

Our Board believes that the information currently made available strikes the appropriate balance between transparency and excessive burden and cost, and that additional disclosures with respect to lobbying and political expenditures would not provide useful information to stockholders. The implementation of the proposal’s additional requirements would result in the unproductive consumption of valuable time and corporate resources without materially enhancing existing disclosures.

Additional detailed disclosures regarding our participation or contribution to any tax-exempt industry organization or trade associations may further encourage issue activists, some motivated by special or short-term interests, to pressure us to alter our political participation in a manner that could adversely affect stockholder interests, or require us to disclose proprietary information, putting us at a competitive disadvantage. For these reasons, additional disclosures regarding contributions to such organizations and associations would not provide useful information to stockholders.

Because parties with interests adverse to our Company also participate in the political process to their business advantage, any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of our Company and our stockholders. The Board believes any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than our Company alone (as the proponent requests).

In short, we believe our current policies and procedures governing political contributions adequately protect our corporate brand, values and reputation, while allowing our Company to actively and effectively participate in the political process with the ultimate goal of promoting and protecting the best interests of the company and our stockholders and employees. If adopted, the proposal would apply only to our Company and to no other company and would cause our Company to incur undue cost and administrative burden, as well as competitive harm given the level of detail it seeks and the complexity of the political advocacy process, without commensurate benefit to our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications        |    73    |        2022 Proxy Statement

Proposal No. 6: Stockholder Proposal Regarding

Disclosure of Greenhouse Gas Emissions

(Item 6 on Proxy Card)

This proposal was submitted by The Children’s Investment Master Fund (“TCI”), the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal reads as follows:

“RESOLVED, that shareholders of Charter Communications, Inc. (the “Company”) request the Board of Directors of the Company disclose as soon as reasonably practicable but no later than 150 days after each annual meeting of shareholders of the Company (beginning with the 2022 annual meeting of shareholders), a climate-related financial risk report (the “Climate Action Plan”) consistent with the recommendations of the Task Force on Climate-related Financial Disclosures. The Climate Action Plan should disclose the Company’s greenhouse gas emissions and its plan to reduce them and whether, how and to what extent such plans align with or vary from the ten Disclosure Indicators set forth in the Climate Action 100+ Net-Zero Company Benchmark (as outlined in the supporting statement below).

Supporting Statement

As governments take steps to limit greenhouse gas emissions and mandate reporting in line with the Task Force on Climate-related Financial Disclosure; disclosing reduction targets, detailing strategies for embedding climate change throughout their business models and services and providing progress therein to shareholders, is an important means of assuring shareholders that management is taking seriously the physical and transition risks associated with climate change.

The Climate Action 100+, an investor-led initiative focused on reducing corporate greenhouse gas emissions, has established a benchmark — the Climate Action 100+ Net-Zero Company Benchmark (the “Benchmark”) — to asses a company’s performance in the areas of emissions reduction, governance, and disclosure.

TCI is asking the Company to disclose to shareholders whether, how and to what extent the Company’s plans to reduce its greenhouse gas emissions are aligned with the following ten Disclosure Indicators:

(1)	Net-zero GHG Emissions by 2050 (or sooner) ambition;
(2)	Long-term (2036-2050) GHG reduction target(s);
(3)	Medium-term (2026-2035) GHG reduction target(s);
(4)	Short-term (up to 2025) GHG reduction target(s);
(5)	Decarbonisation strategy;
(6)	Capital allocation alignment;
(7)	Climate policy engagement;
(8)	Climate Governance;
(9)	Just transition: The company considers the impacts from transitioning to a lower-carbon business model on its workers and communities; and
(10)	TCFD Disclosure.

A detailed breakdown of the assessments sought by the foregoing Benchmark indicators can be found at https://www.climateaction100.org/wp-content/uploads/2021/03/Climate-Action-100-Benchmark-Indicators-FINAL-3.12.pdf.”

Charter Communications        |    74    |        2022 Proxy Statement

Statement Against Stockholder Proposal Regarding Disclosure of Greenhouse Gas Emissions

The Company strives to operate its business in an efficient manner and reduce its greenhouse gas emissions. The Company takes seriously its role in helping maintain a healthy environment throughout its footprint. We are committed to environmental sustainability, and we strive to reduce our impact on the environment by reducing carbon emissions in our business over time. We do not believe that adoption of the proponent’s proposal is an effective use of time and resources regarding reducing greenhouse gas emissions.

The Company’s efforts to support environmental sustainability include the following:

•

ESG Reporting and Greenhouse Gas Emissions Goal. In response to discussions with stockholders regarding the importance of environmental, social and governance (“ESG”) oversight and reporting to stockholders, in April 2021 the Company issued an ESG report describing the Company’s policies, performance and improvement targets related to ESG. As part of this process, the Company adopted a performance target related to greenhouse gas emissions. In preparing the report, we systematically reviewed the information needs of our stakeholders and multiple existing ESG standards and frameworks, and mobilized key elements of our workforce to collect and synthesize the data presented in the report. The report contains SASB- and TCFD-aligned information which the Company identified as the most meaningful and relevant to the Company’s approach to ESG matters. The Company expects to update the report before the date of the 2022 annual stockholders’ meeting. The Company also responded to the CDP (formerly the Carbon Disclosure Project) questionnaire for a private score in 2021, and expects to respond to the CDP questionnaire again in 2022.

•

Facilities-based Sustainability Efforts. The Company has built a new headquarters in Stamford, Connecticut. The two-building, approximately 800,000-square-foot campus will satisfy the requirements for LEED Silver certification and the site itself will achieve LEED ND Gold status. The Company continues to operate many LEED Certified Buildings, to emphasize energy efficiency of its facilities and the use of efficient energy sources.

•

Fleet Management-based Sustainability Efforts. With over 30,000 vehicles operated to serve customers and maintain our network, we are focusing on increasing the efficiency of our fleet, while increasing the ease and frequency of servicing our customers at the same time as reducing the need to dispatch vehicles. Although the use of fossil fuels in our vehicles is not material to the Company, we view our efforts to reduce the use of vehicles as having a benefit to the environment and helping create efficiency within our business.

•

Set-Top Box & Small Network Equipment Voluntary Agreements. The Company is a signee of the Set-Top Box and the Small Network Equipment Voluntary Agreements signed by the cable industry and equipment manufacturers, which include specific commitments and performance obligations for reducing energy consumption, reducing energy costs and CO2 emissions of set top boxes, modems, and routers. In August 2019, The Internet & Television Association announced that consumers had saved $5 billion, and more than 28.6 million metric tons of carbon dioxide (CO2) emissions had been avoided as a result of the voluntary set-top box energy conservation commitments of Pay-TV providers and manufacturers, according to a report issued by independent auditor D+R International.

•

Product Life Management. We actively manage the process of determining the proper next steps for equipment, including customer premise equipment, IT, batteries, network operations, critical infrastructure, and mobile equipment. The decision is typically made to reuse this equipment within the organization, resell marketable equipment, or to responsibly recycle non-marketable equipment.

The Company and the Board understand both the importance of operating in an environmentally responsible manner, and its positive impact on the Company’s operations, employees and the communities we serve. The Board does not believe that adopting this proposal is an effective use of time and resources. The Board believes that the interests of stockholders are better served through the ESG reporting the Company has undertaken and the Company’s current environmental initiatives and approach, with objectives tailored for the Company’s multiple businesses and locations and the Company’s ESG report. As a result, our Board believes that adopting the proposal is unnecessary and is not in the best interests of our Company or our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications        |    75    |        2022 Proxy Statement

Proposal No. 7: Stockholder Proposal Regarding

EEO-1 Reports

(Item 7 on Proxy Card)

This proposal was submitted by Calvert Research and Management, the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal reads as follows:

“WHEREAS:

As intangible assets increasingly drive corporate value creation, investors seek a better understanding of human capital management strategy and performance.

A lack of consistent disclosure of human capital practices and data makes it difficult for investors to evaluate corporate performance.

Disclosure of detailed workforce diversity data is one critical component of transparency regarding human capital management. Diverse and inclusive teams are associated with greater employee engagement, increased attraction and retention of talent, and a sense of purpose in the workforce.

Information about the effectiveness a company’s diversity investments must be complete, comparable and consistent. Investors need annual disclosure of granular demographic data in order to know whether investments in diversity have paid off through changes in the numbers of people by race and gender at different levels of the company.

Charter Communications is required to furnish EEO-1 data — a comprehensive breakdown of its workforce by race, ethnicity and gender — to the United States government and is therefore in a position to provide a more complete picture of its workforce without additional burdens on the company to collect data. Such disclosure would provide a platform for the company to describe the connection between human capital management and corporate strategy and facilitate informed engagement with investors.

Annual EEO-1 disclosure enables an evaluation of the company’s strengths and opportunities for improvement and performance trend, and facilitates comparison across firms. As of October 2021, at least 80 large cap companies have committed to publishing this document, including several peer companies with whom Charter Communications competes for talent.

Yet, Charter Communications does not provide this fundamental information to shareholders. The company provides limited diversity disclosure that is considerably less detailed than the EEO-1 report and does not allow for an informed analysis of equal opportunity at the company.

RESOLVED: Shareholders request that the Board of Directors adopt a policy requiring Charter Communications to disclose annually on its website the Consolidated EEO-1 Report that it is required to submit to the U.S Equal Employment Opportunity Commission (EEOC).

Supporting Statement

Rising expectations of employees and other stakeholders that companies will make a meaningful commitment to racial equity in the workplace have strengthened the longstanding case for prioritizing diversity in the workplace. In particular, companies that signal their commitment to racial diversity through workforce transparency may be better positioned to attract and retain talent.

Underscoring the link between diversity and inclusion and human capital management, research from The Conference Boards’ DNA of Engagement initiative argues that the synergy between employee engagement and inclusion is a key component of overall employee productivity and Deloitte highlights diversity as an important element in building and sustaining a strong sense of corporate purpose.1,2

A May 2020 report from McKinsey Diversity Wins: How Inclusion Matters found “that companies in the top quartile for gender diversity on executive teams were 25 percent more likely to have above-average profitability than companies in the fourth quartile.”

[1]	https://conference-board.org/research/dna-of-engagement/executive-summary-how-organizations-can-align-engagement-inclusion
[2]	https://corpgov.law.harvard.edu/2020/09/16/the-workforce-takes-center-stage-the-boards-evolving-role/

Charter Communications        |    76    |        2022 Proxy Statement

Statement Against Stockholder Proposal Regarding EEO-1 Reports

The Company is committed to diversity and inclusion in every aspect of our business. Given our focus on diversity and inclusion, the adoption of the proposal to disclose our EEO-1 reports would not provide meaningful additional information of value to our stockholders, and so we oppose the proposal.

EEO-1 data is limited by a government form that categorizes our U.S. workforce into certain generic and EEOC-mandated job categories that fail to account for company or industry-specific roles. It is a backward-looking snapshot of limited categories, has little bearing on our business or the customers that we serve, and is not an accurate measure of progress toward our goal of developing an inclusive environment. The data is captured confidentially and voluntarily, based on each individual’s interpretation of the form’s limited categories. It omits many elements of diversity that are valuable to us and our workplace, including disability, age, sexual orientation, and military status, among others. As a result, the EEO-1 data is not reflective of the Company’s diversity and could be misconstrued in ways that could encumber our efforts to achieve greater diversity and inclusion.

Charter’s Diversity & Inclusion strategy supports the company’s goal to provide high-quality products and services that exceed our customers’ expectations, by recognizing the value of the unique perspectives and experiences of our employees, partners, customers, and the communities we serve. The Company’s commitment to diversity and inclusion and our efforts to support this commitment are described in our 2020 ESG report and on our website at corporate.charter.com/diversity-inclusion. With this information, we believe that we have substantially addressed the concerns put forward by the proponent.

Our diversity and inclusion efforts are guided by our Executive Steering Committee for Diversity and Inclusion, External Diversity & Inclusion Council (EDIC) and Diversity & Inclusion team, with strong support from the executive leadership of the Company. Our Chairman and CEO leads our Executive Steering Committee, comprising all of the Company’s most senior leaders. The group regularly reviews progress against our diversity and inclusion strategy to ensure that both diversity and inclusion remain integral across our business. Our EDIC comprises national civic and business leaders who help us understand the critical needs of the diverse communities we serve and how to implement our programs in the most impactful way. Led by Charter’s Chief Diversity Officer, the Diversity & Inclusion team works across the organization to incorporate diversity and inclusion into everything that we do. Our Chairman and CEO also regularly meets with our EDIC, and Charter’s Board of Directors reviews D&I progress annually.

Our workforce reflects the full range of diversity and abilities in the markets we serve, and are actively working to promote diversity at every level of our organization. We foster an inclusive environment where employees feel respected, engaged, and able to reach their full potential. We partner with a number of industry organizations to recruit and develop diverse talent. For example, the Company sponsors employee memberships in Women in Cable Telecommunications (WICT) and National Association for Multi-Ethnicity in Communications (NAMIC) — both provide a range of skill-building and networking opportunities that facilitate career advancement. We also invest in the Emma Bowen Foundation, which facilitates internships for talented students of color at leading media companies like ours, as well as T. Howard Foundation, whose mission is to increase diversity in the media industry. In 2020, the Company also launched a new initiative, Spectrum Scholars, a two-year educational and mentorship program for underrepresented students with financial need. Each student receives a $20,000 scholarship, a Charter professional mentor and the opportunity to explore an internship with the company.

Our commitment to diversity means building and maintaining an inclusive environment where everyone feels valued. Our employees represent a wide range of perspectives and experiences, and we offer several programs designed to foster inclusion and belonging within the organization. In 2019, we launched five Business Resource Groups (BRGs) focused on disability, LGBTQ, multicultural, veterans and women. These voluntary groups connect employees with shared characteristics, life experiences, and interests, and enable them to engage in activities that advance our culture of inclusion and contribute to business success. BRGs empower our team members to grow and succeed by providing networking, mentorship and skill-building opportunities. We also launched Charter Inclusion Talks, an internal speaker series built around cultural heritage and identity dates. The Talks, which are held across our footprint, raise awareness of the many identities and heritages that contribute to the Company’s success.

Charter Communications        |    77    |        2022 Proxy Statement

The Company’s commitment and efforts to diversity and inclusion is evidence that diversity and inclusion is vital to our continued success, our unique culture and our purpose of serving every client with passion and integrity. In light of our existing policies and disclosures with respect to diversity and inclusion, our Board does not believe that disclosing our EEO-1 reports would provide meaningful additional information of value to our stockholders. The Nominating and Corporate Governance Committee reviewed the results of the shareholder vote on this same proposal in 2021. Although the Committee understands that some shareholders continue to desire the EEO-1 information and following a review of the issue with management, the Committee determined that the Company should continue to monitor disclosure practices as well as any expected proposed rules of the Securities and Exchange Commission before publishing the Company’s EEO-1 data. As a result of the foregoing, our Board believes that adopting the proposal is unnecessary and is not in the best interests of our Company or our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications        |    78    |        2022 Proxy Statement

CEO Pay Ratio

Charter’s CEO to Median Employee pay ratio for 2021 was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. In 2020, a new Median Employee was identified for purposes of calculating our CEO Pay Ratio, as the prior analysis from which the Median Employee had been selected was conducted in 2017, and the regulations require that a Median Employee be identified once every three years. The Median Employee for 2020 was identified using the same methodology as in prior years and based on an analysis of the median 2020 W-2 Box 1 income among the 96,100 full and part-time U.S. employees, other than the CEO, who were actively employed by Charter as of December 31, 2020 (Charter has no employees outside of the U.S.). No adjustments were applied to W-2 Box 1 income for purposes of determining the Median Employee, such as for employees who were employed for only part of the year or on unpaid leave of absence at some point during the year. As of December 31, 2021, Charter had 93,700 full and part-time employees.

In 2021, the Median Employee identified in 2020 for purposes of calculating our CEO Pay Ratio had no material change to their role or compensation since the original analysis, and this individual therefore continued to be used as the Median Employee for purposes of calculating this year’s pay ratio. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

For 2021, the Median Employee had total annual compensation of $60,007, calculated using the same methodology as applied for the CEO in the Summary Compensation Table. Full-time Charter employees in the U.S., including the Median Employee, are also eligible to participate in Company-sponsored retirement and health and welfare benefits programs and receive complimentary cable services, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.

The ratio of the CEO’s total annual compensation to that of the Median Employee was as follows:

CEO Total Annual Compensation	$41,860,263
Median Employee Total Annual Compensation	$60,007
Ratio of CEO to Median Employee Total Annual Compensation	697.6

Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on the “Investor Relations” section of our website at ir.charter.com.

Delinquent Section 16(a) Reports

To the Company’s knowledge, with respect to the fiscal year ended December 31, 2021, all applicable filings were timely made, except that Mr. Ellen filed a Form 4 one day late with respect to three transactions. The Company undertakes to file such reports on behalf of its officers. The lateness was due to an administrative error.

Charter Communications        |    79    |        2022 Proxy Statement

Stockholder Proposals for 2023 Annual Meeting

To be included in the proxy statement for the 2023 annual meeting, a stockholder proposal must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 17, 2022. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the board of directors, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2023 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than January 6, 2023 and no later than January 31, 2023. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this annual meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Current Report on Form 8-K filed on May 19, 2016, together with the amendment filed as an exhibit to the Company’s Current Report on Form 8-K filed on July 30, 2018, and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Our Annual Report on Form 10-K for the year ended December 31, 2021 is available without charge by accessing the “Investor Relations” section of our website at ir.charter.com. You also may obtain a copy of the Form 10-K, without exhibits, at no charge by writing to the Company at 400 Washington Blvd., Stamford, CT 06902, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2021 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2021 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The Householding Election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program, following which you will promptly receive an individual copy of our Annual Report and this Proxy Statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet or telephone, there is no need to mail the proxy card.

All trademarks used in this report remain the property of their respective owners.

Charter Communications        |    80    |        2022 Proxy Statement

Appendix A: Non-GAAP Financial Measures

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, below.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses as well as other non-cash or special items, and is unaffected by the Company’s capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter’s board of directors use Adjusted EBITDA and free cash flow to assess Charter’s performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company’s debt covenants refer to these expenses as management fees, which were $1.3 billion for each of the years ended December 31, 2021 and 2020.

Following are the reconciliations of our most comparable Non-GAAP measures to GAAP measures presented:

	Year Ended December 31,
	2021	2020
Net income attributable to Charter shareholders	$4,654	$3,222
Plus: Net income attributable to noncontrolling interest	666	454
Interest expense, net	4,037	3,848
Income tax expense	1,068	626
Depreciation and amortization	9,345	9,704
Stock compensation expense	430	351
Other expenses, net	430	313

Adjusted EBITDA	$20,630	$18,518

Net cash flows from operating activities	$16,239	$14,562
Less: Purchases of property, plant and equipment	(7,635)	(7,415)
Change in accrued expenses related to capital expenditures	80	(77)

Free cash flow	$8,684	$7,070

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Charter Communications        |    81    |        2022 Proxy Statement

CHARTER COMMUNICATIONS, INC. 400 WASHINGTON BLVD. STAMFORD, CT 06902

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 25, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 25, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D69699-P67362-Z81887	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —  — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHARTER COMMUNICATIONS, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. W. Lance Conn	☐	☐	☐	The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain
	1b. Kim C. Goodman 1c. Craig A. Jacobson	☐ ☐	☐ ☐	☐ ☐	2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2022.	☐	☐	☐
	1d. Gregory B. Maffei	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposals 3, 4, 5, 6 and 7:
	1e. John D. Markley, Jr.	☐	☐	☐	3.	Stockholder proposal regarding lobbying activities.	☐	☐	☐
	1f. David C. Merritt	☐	☐	☐	4.	Stockholder proposal regarding Chairman of the Board and CEO roles.	☐	☐	☐
	1g. James E. Meyer	☐	☐	☐	5.	Stockholder proposal regarding political and electioneering expenditure congruency report.	☐	☐	☐
	1h. Steven A. Miron	☐	☐	☐	6.	Stockholder proposal regarding disclosure of greenhouse gas emissions.	☐	☐	☐
	1i. Balan Nair	☐	☐	☐	7.	Stockholder proposal regarding EEO-1 reports.	☐	☐	☐
	1j. Michael A. Newhouse	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter’s bylaws.
	1k. Mauricio Ramos	☐	☐	☐
	1l. Thomas M. Rutledge	☐	☐	☐
	1m. Eric L. Zinterhofer	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D69700-P67362-Z81887

CHARTER COMMUNICATIONS, INC.

Annual Meeting of Stockholders

April 26, 2022 8:30 AM Mountain Daylight Time

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Mountain Daylight Time on April 26, 2022, at 6350 S. Fiddler’s Green Circle, 2nd Floor (Conference Room C), Greenwood Village, CO 80111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

CHARTER COMMUNICATIONS, INC. 400 WASHINGTON BLVD. STAMFORD, CT 06902

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 25, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 25, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D69701-P67362-Z81887	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHARTER COMMUNICATIONS, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. W. Lance Conn	☐	☐	☐	The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain
	1b. Kim C. Goodman 1c. Craig A. Jacobson	☐ ☐	☐ ☐	☐ ☐	2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2022.	☐	☐	☐
	1d. Gregory B. Maffei	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposals 3, 4, 5, 6 and 7:
	1e. John D. Markley, Jr.	☐	☐	☐	3.	Stockholder proposal regarding lobbying activities.	☐	☐	☐
	1f. David C. Merritt	☐	☐	☐	4.	Stockholder proposal regarding Chairman of the Board and CEO roles.	☐	☐	☐
	1g. James E. Meyer	☐	☐	☐	5.	Stockholder proposal regarding political and electioneering expenditure congruency report.	☐	☐	☐
	1h. Steven A. Miron	☐	☐	☐	6.	Stockholder proposal regarding disclosure of greenhouse gas emissions.	☐	☐	☐
	1i. Balan Nair	☐	☐	☐	7.	Stockholder proposal regarding EEO-1 reports.	☐	☐	☐
	1j. Michael A. Newhouse	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter’s bylaws.
	1k. Mauricio Ramos	☐	☐	☐
	1l. Thomas M. Rutledge	☐	☐	☐
	1m. Eric L. Zinterhofer	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —  — — — — — — —

D69702-P67362-Z81887

CHARTER COMMUNICATIONS, INC.

Annual Meeting of Stockholders

April 26, 2022 8:30 AM Mountain Daylight Time

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Mountain Daylight Time on April 26, 2022, at 6350 S. Fiddler’s Green Circle, 2nd Floor (Conference Room C), Greenwood Village, CO 80111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side